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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                ---------------

                                    FORM 10

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                                ---------------

                                  Varian, Inc.
             (Exact Name of Registrant as specified in Its Charter)

               Delaware                                 77-0501995
                                                     (I.R.S. Employer
    (State or Other Jurisdiction of                Identification No.)
    Incorporation or Organization)


            3050 Hansen Way

         Palo Alto, California                          94304-1000
(Address of Principal Executive Offices)                (Zip Code)


                                ---------------

              Registrant's telephone number, including area code:

                                 (650) 493-4000

       Securities to be registered pursuant to Section 12(b) of the Act:

                                      None

       Securities to be registered pursuant to Section 12(g) of the Act:

                     Common Stock, par value $.01 per share
                                (Title of Class)

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

Item 1. Business.

The information required by this item is contained under the sections "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Risk Factors, and in the Combined Financial Statements of Instruments Business of Varian Associates, Inc.

Item 2. Financial Information.

The information required by this item is contained under the sections
"Summary - Summary Financial Data," "Risk Factors," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Market Risk" and "Pro Forma Condensed Combined Financial Statements."

Item 3. Properties.

The information required by this item is contained under the section "Business - Properties."

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section "Ownership of IB Common Stock."

Item 5. Directors and Executive Officers.

The information required by this item is contained under the sections "Management - Board of Directors" and " - Executive Officers."

Item 6. Executive Compensation.

The information required by this item is contained under the section "Management - Compensation of Directors," " - Executive Officer Compensation," " - Stock Options," and " - Change in Control Agreements."

Item 7. Certain Relationships and Related Transactions.

The information required by this item is contained under the sections "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution" and "Management - Change in Control Agreements."

Item 8. Legal Proceedings.

The information required by this item is contained under the section "Business - Legal Proceedings."

Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder
    Matters.

The information required by this item is contained under the sections "Risk Factors - No Dividends Anticipated," "The Distribution - Listing and Trading of IB Common Stock," " - Employee Benefits Allocation Agreement" and "Description of the Capital Stock."

Item 10. Recent Sales of Unregistered Securities.

On January 7, 1999, as part of its original incorporation, the Registrant issued one share of its common stock, for a total consideration of $1,000, to Varian Associates, Inc., which is and will be the Registrant's sole stockholder until the date of the distribution. This transaction was exempt from registration under Section 4(2) of the Securities Act of 1933, as amended, in that such transaction did not involve a public offering.

Item 11. Description of Registrant's Securities to be Registered.
The information required by this item is contained under the section "Description of the Capital Stock - General" and " - Common Stock."

Item 12. Indemnification of Directors and Officers.

The information required by this item is contained under the section "Limitation of Liability and Indemnification Matters."

Item 13. Financial Statements and Supplementary Data.

The information required by this item is identified in the sections "Index to Financial Statements - Instruments Business of Varian Associates, Inc." and "Pro Forma Condensed Combined Financial Statements."

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Matters.

None.

Item 15. Financial Statements and Exhibits.

(a) Financial Statements

  (1) Combined Financial Statements: The information required by this item is contained in the "Index to Financial Statements and Financial Statement Schedule."

  (2) Combined Financial Statement Schedule: The following financial statement schedule of the Registrant for fiscal years 1998, 1997, and 1996, and the related Report of Independent Accountants are filed as a part of this Registration Statement and should be read in conjunction with the Combined Financial Statements of the Registrant.

Schedule

  - Report of Independent Accountants on Finacial Statement Schedule

  - Valuation and Qualifying Accounts

  All other required schedules are omitted because of the absence of conditions under which they are required or because the required information is given in the financial statements or the notes thereto.

(b)Exhibits

The following documents are filed as exhibits hereto:

 Exhibit
 No.    Description
 ------------------
 2.1     Distribution Agreement among Varian Associates, Inc., Varian Semiconductor
         Equipment Associates, Inc. and Varian, Inc. dated as of January 14, 1999.
 3.1     Form of Restated Certificate of Incorporation of Varian, Inc. to be in
         effect upon the effectiveness of the Distribution.
 3.2     Form of By-Laws of Varian, Inc. to be in effect upon the effectiveness of the Distribution.
 4.1     Specimen Common Stock Certificate.*
 4.2     Form of Rights Agreement.*
 10.1    Form of Employee Benefits Allocation Agreement among Varian Associates,
         Inc., Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.2    Form of Intellectual Property Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.3    Form of Tax Sharing Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.4    Form of Transition Services Agreement among Varian Associates, Inc.,
         Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.5    Form of Change in Control Agreement for CEO and Senior Executives.*

 Exhibit
 No.    Description
 ------------------
 10.6    Form of Indemnity Agreement with Directors and Executive Officers.*
 10.7    Varian, Inc. Omnibus Stock Plan.
 10.8    Varian, Inc. Management Incentive Plan.
 21      Subsidiaries of the Registrant.
 27      Financial Data Schedule.

-------
* To be filed by amendment.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+Registration Statement on Form 10 relating to these securities has been filed + +with the Securities and Exchange Commission. This Information Statement shall + +not constitute an offer to sell or the solicitation of an offer to buy these +
+securities.                                                                   +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED FEBRUARY 12, 1999

Information Statement

                                  Varian, Inc.

                                  Common Stock
                          (par value $0.01 per share)

This Information Statement is being furnished in connection with the distribution (the "Distribution") by Varian Associates, Inc., a Delaware corporation ("Varian"), to holders of record of the common stock of Varian, par value $1 per share ("Varian Common Stock"), at the close of business on March
  , 1999 (the "Distribution Record Date") of one share of common stock, par value $0.01 per share (the "IB Common Stock"), of Varian, Inc., a Delaware corporation ("IB"), for each share of Varian Common Stock owned on the Distribution Record Date. At the same time Varian will distribute to such holders one share of common stock, par value $0.01 per share ("VSEA Common Stock"), of Varian Semiconductor Equipment Associates, Inc., a Delaware corporation ("VSEA"), for each share of Varian Common Stock owned on the Distribution Record Date. See "The Distribution - Manner of Effecting the Distribution."

IB and VSEA are wholly-owned subsidiaries of Varian. On or prior to the Distribution, Varian will effectuate certain transactions (the "Internal Transfers") intended to allocate assets and liabilities relating to (i) the manufacture and sale of health care systems, including linear accelerators, simulators, brachytherapy systems and related data management systems and x-ray components (the "Health Care Systems Business") to Varian; (ii) the manufacture and sale of analytical and research instruments and vacuum products (the "Instruments Business") to IB and (iii) the manufacture and sale of ion implantation processing systems used in the manufacture of integrated circuits (the "Semiconductor Equipment Business") to VSEA. As of the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

The Distribution will be effective on or about April    , 1999 (the
"Distribution Date"), subject to satisfaction of certain conditions. Stock distribution statements reflecting ownership of IB Common Stock and VSEA Common Stock will be mailed as soon as practicable after the Distribution. No consideration will be paid by Varian's stockholders for shares of IB Common Stock and VSEA Common Stock received by them in the Distribution, nor will they be requested to surrender or exchange Varian Common Stock in order to receive IB Common Stock and VSEA Common Stock.

There is currently no public market for the IB Common Stock, although it is expected that a "when issued" trading market will develop after the Distribution Record Date. Application has been made to quote the IB Common Stock on the Nasdaq National Market under the symbol "VARI." Each share of IB Common Stock will be accompanied by one right (a "Right") to purchase participating preferred stock of IB.

Stockholders of Varian are being asked to approve the Distribution at the Combined Annual and Special Meeting of Stockholders of Varian on February 18, 1999. No proxies are being solicited in connection with this Information Statement.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this information. Any representation to the contrary is a criminal offense.

See "Risk Factors" beginning on page 10 for a discussion of certain factors that should be considered by recipients of IB Common Stock.

This Information Statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

Stockholders of Varian with inquiries related to the Distribution should contact First Chicago Trust Company of New York, the Distribution Agent for the Distribution, at 1-800-519-3111 or the Secretary of Varian at 650-493-4000.

The date of this Information Statement is March     , 1999.

Cautionary Statement for Purposes of "Safe Harbor" Provisions of The Private Securities Litigation Reform Act of 1995.

This Information Statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, IB's prospects, developments and business strategies for its operations, all of which are subject to risks and uncertainties. These forward-looking statements are identified by their use of such terms and phrases as "intends," "intend," "intended," "goal," "estimate," "estimates," "expects," "expect," "expected," "project," "projects," "projected," "projections," "plans," "anticipates," "anticipate," "anticipated," "should," "designed to," "foreseeable future," "believe," "believes" and "scheduled" and in many cases are followed by a cross reference to "Risk Factors."

When a forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, the management of IB cautions that, while it believes such assumptions or bases to be reasonable and makes them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, IB or its management expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished.

The actual results of IB may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include (i) the factors discussed under "Risk Factors" and particularly, in cases where the forward-looking statement is followed by a cross reference to "Risk Factors," the factors discussed in the section or sections under "Risk Factors" that are referred to in the cross reference, (ii) the factors discussed under "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Forecasted Capitalization," and "Business," and
(iii) the following factors: product demand and market acceptance risks; the effect of general economic conditions and foreign currency fluctuations; the impact of competitive products and pricing; new product development and commercialization; the continued improvement of the various instruments markets; the ability to increase operating margins on higher sales; the impact of economic conditions in Korea and other Asian markets on sales in those areas; successful implementation by IB and certain third parties of corrective actions to address the impact of the Year 2000; completion of the Distribution on the current schedule within current budgets; the ability to sell certain surplus assets in connection with the Distribution; the ability of IB to realize anticipated cost savings resulting from the Distribution; and other risks detailed from time to time in the filings of IB with the Securities and Exchange Commission (the "Commission"). IB undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................    4
Introduction.............................................................    9
Risk Factors.............................................................   10
The Distribution.........................................................   20
Selected Financial Data..................................................   30
Management's Discussion And Analysis Of Financial Condition And Results
 Of Operations...........................................................   31
Market Risk..............................................................   38
Forecasted Capitalization................................................   40
Pro Forma Condensed Combined Financial Statements........................   41
Business.................................................................   44

                                                                            Page
                                                                            ----
Management.................................................................   50
The IB Omnibus Stock Plan..................................................   57
The IB Management Incentive Plan...........................................   62
Ownership of IB Common Stock...............................................   65
Financing..................................................................   67
Description of the Capital Stock...........................................   68
Limitation of Liability and Indemnification Matters........................   70
Delaware Law and Certain Charter and By-Law Provisions.....................   70
Available Information......................................................   75
Index to Financial Statements..............................................  F-1

                                    SUMMARY

The following is a summary of certain information contained elsewhere in this Information Statement. Reference is made to, and this summary is qualified by, the more detailed information set forth in this Information Statement, which should be read in its entirety. Unless the context otherwise requires, (i) references in this Information Statement to "IB" refer to IB and its subsidiaries after giving effect to the Internal Transfers and the Distribution and (ii) references in this Information Statement to the "Instruments Business" refer to the historical business and operations of the Instruments Business conducted by Varian prior to the Distribution.

                                       IB

IB, a newly-formed, wholly-owned subsidiary of Varian, will own and operate the Instruments Business after the Distribution. IB develops, manufactures, sells and services a variety of scientific instruments and equipment. IB is a major supplier of analytical and research instruments and related equipment for studying the chemical composition of a myriad of substances, including metals, inorganic materials, organic compounds, polymers, natural substances and biochemicals. IB also develops, manufactures, sells and services nuclear magnetic resonance spectrometers for probing the structural properties of molecules and for producing non-invasive three-dimensional images of biomedical materials. IB also develops, manufactures, sells and services high vacuum products that serve a wide range of industrial and scientific applications, such as high-energy physics, surface analysis, scientific and industrial coating processes, analytical instrumentation and semiconductor manufacturing. IB is also a state-of-the-art contract manufacturer of advanced electronic assemblies and subsystems such as printed circuit boards. IB operates in 70 countries and at October 2, 1998 had approximately 3,000 employees.

The principal executive offices of IB will be located at 3120 Hansen Way, Palo Alto, California 94304-1030. Its telephone number at that address is (650)
[    ]

                                THE DISTRIBUTION

Distributing Company...... Varian Associates, Inc., a Delaware corporation.
                           Concurrently with the Distribution, Varian will change its name to "Varian Medical Systems, Inc." (Varian after the Distribution being referred to herein as "VMS").

Distributed Companies..... Varian, Inc. and Varian Semiconductor Equipment
                           Associates, Inc., each a Delaware corporation and currently a wholly-owned subsidiary of Varian.

Distribution Ratio........ Each stockholder of record of Varian as of the close of business on the Distribution Record Date will receive one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date and will retain the shares of Varian Common Stock held by such stockholder immediately prior to the Distribution (Varian Common Stock after the Distribution being referred to herein as "VMS Common Stock"). No consideration will be paid by Varian stockholders for shares of IB Common Stock and VSEA Common Stock to be received in the Distribution. See "The Distribution - Manner of Effecting the Distribution."

Shares to be               Approximately 29.9 million shares of IB Common
Distributed............... Stock and VSEA Common Stock (based on 29,909,061 shares of Varian Common Stock outstanding on December 21, 1998). The shares to be distributed will constitute 100% of the outstanding shares of IB Common Stock and VSEA Common Stock.

Distribution Record        Close of business on March  , 1999
Date......................

Distribution Date......... April   , 1999. On or prior to the Distribution
                           Date, the shares of IB Common Stock and VSEA Common Stock to be distributed in the Distribution will be delivered to First Chicago Trust Company of New York, as Distribution Agent (the "Distribution Agent"). The Distribution Agent will mail stock distribution statements reflecting ownership of shares of IB Common Stock and VSEA Common Stock as soon as practicable after the Distribution. See "The Distribution - Manner of Effecting the Distribution."

Conditions to the          Under the terms of the Distribution Agreement dated
Distribution.............. as of January 14, 1999 among Varian, IB and VSEA
                           (the "Distribution Agreement"), the Distribution is conditioned upon, among other things, (i) the Internal Revenue Service having issued a ruling
                           (the "Tax Ruling") in response to Varian's request in form and substance satisfactory to the Board of Directors of Varian (see " - Tax Consequences" below), (ii) stockholder approval of the Distribution at the Combined Annual and Special
                           Meeting of Stockholders of Varian (the "Meeting") to be held on February 18, 1999 and (iii) the Registration Statement on Form 10, of which this Information Statement is a part (the "Registration
                           Statement") having been declared effective by the Commission. Even if all conditions are satisfied, Varian has reserved the right to abandon, defer or modify the Distribution at any time prior to the Distribution Date. The Varian Board will not waive the requirement of receipt of a favorable Tax
                           Ruling unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution under the Internal
                           Revenue Code of 1986, as amended (the "Code"). In addition, the Varian Board will not waive any other condition to the Distribution or make any changes in the terms of the Distribution after the Distribution is approved by Varian's stockholders unless the Varian Board determines that such waivers or changes would not be materially adverse to Varian's stockholders. In determining whether any such waivers or changes would be materially adverse to Varian's stockholders, the Varian Board will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such waivers or changes on Varian and Varian's stockholders. See "The Distribution -
                            Conditions; Termination."

Reasons for the            The Distribution is designed to separate three
Distribution.............. types of businesses that have different dynamics and business cycles, serve different markets and customers, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. The
                           Distribution will allow the management of IB to focus on its own business, organize its capital structure, evaluate its growth opportunities, achieve market recognition, rationalize its organizational structure and design equity-based compensation programs targeted to its own performance.

Internal Transfers........ On or prior to the Distribution Date, Varian intends to consummate certain internal mergers and stock and asset transfers intended to allocate assets and liabilities relating to (i) the Health Care Systems Business to VMS, (ii) the Semiconductor Equipment Business to VSEA and (iii) the Instruments

                           Business to IB (the "Internal Transfers"). See "The Distribution - Internal Mergers and Transfers" and "Pro Forma Condensed Combined Financial Statements."

Relationship Among VMS,
IB and VSEA After the
Distribution..............
                           For purposes of governing certain ongoing relationships among VMS, VSEA and IB after the Distribution and to provide mechanisms for an orderly transition, Varian, IB and VSEA have entered into or will enter into certain agreements. Such agreements include: (i) the Distribution Agreement providing for, among other things, the Internal Transfers, the Distribution and cross-indemnification provisions, (ii) the Tax Sharing Agreement (as defined), (iii) the Employee Benefits Allocation Agreement (as defined), (iv) the Transition Services Agreement (as defined) and (v) the Intellectual Property Agreement (as defined) (such agreements other than the Distribution Agreement are referred to herein collectively as the "Ancillary Agreements"). See "The
                           Distribution - Relationship Among VMS, VSEA and IB After the Distribution."

Financing................. Varian is required to renegotiate the terms of its outstanding unsecured term loans (the "Term Loans") to permit 50% of these loans to be assumed by IB in connection with the Distribution. The Term Loans contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results of the borrower. In addition, certain short-term notes payable of Varian and its subsidiaries (the "Notes Payable") may, as a result of the Internal Transfers and debt allocation provisions of the Distribution Agreement, remain outstanding as direct and indirect obligations of IB as of the Distribution Date. Based on the outstanding indebtedness of Varian under the Term Loans and Notes Payable as of October 2, 1998 and Varian's projected operating results, certain other transactions and scheduled debt repayments through the Distribution Date, it is anticipated that at the Distribution Date, IB will have between $50 million and $100 million of outstanding indebtedness under the Term Loans and Notes Payable. Based on the assumptions stated in such section, the allocation of indebtedness to IB at the Distribution Date should approximate the amounts reflected in "Forecasted Capitalization." See "The Distribution" and "Financing."

                           IB may enter into a credit facility for working capital and other general corporate purposes. The credit facility may contain certain representations and warranties; conditions; affirmative, negative and financial covenants; and events of default customary for such facilities. It is not expected that IB will have any outstanding borrowings under its credit facility as of the Distribution. See "Financing."

Tax Consequences.......... Varian has conditioned the Distribution on receipt of the Tax Ruling from the Internal Revenue Service to the effect, among other things, that receipt of shares of IB Common Stock and VSEA Common Stock by stockholders of Varian will be tax-free. The Varian Board will not waive the requirement of receipt of a favorable Tax Ruling from the Internal Revenue Service unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution. For a description of the consequences to IB and the holders of Varian Common Stock if the Distribution were not to qualify as tax-free, see "RiskFactors -
                            Federal Income Tax Considerations."

Distribution Agent........ First Chicago Trust Company of New York (the
                           "Distribution Agent")

                           IB AFTER THE DISTRIBUTION

Board of Directors........ The following five individuals are expected to be the members of the Board of Directors of IB as of the close of business on the Distribution Date:
                           Allen J. Lauer, John G. McDonald, Wayne R. Moon, D.E. Mundell and Elizabeth E. Tallett. Certain of the foregoing currently serve as directors of Varian and will resign from Varian's Board of Directors effective as of the Distribution Date. See "Management - Board of Directors."

Trading Market............ There is currently no public market for the IB
                           Common Stock although a "when issued" trading market is expected to develop after the Distribution Record Date. IB has applied for quotation of the IB Common Stock on the Nasdaq National Market under the symbol "VARI." See "RiskFactors - No Current Public Market for IB Common Stock" and "The Distribution - Listing and Trading of IB Common Stock."


Certain Provisions of
Certificate of
Incorporation, By-Laws
and Rights Plan...........
                           Certain provisions of the Certificate of Incorporation and By-Laws of IB which will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of IB in a transaction not approved by IB's Board of Directors. In addition, IB will adopt a stockholder rights plan (the "Rights Plan"), which, under certain circumstances, would significantly dilute the interest in IB of persons seeking to acquire control of IB without the prior approval of IB's Board of Directors. See "Risk Factors -
                            Certain Anti-takeover Features," "Description of
                           the Capital Stock - Rights Plan" and "Delaware Law and Certain Charter and By-Law Provisions."

                                  RISK FACTORS

Stockholders should consider carefully the specific investment considerations set forth under "Risk Factors," as well as the other information set forth in this Information Statement.

                             SUMMARY FINANCIAL DATA

The following table presents summary historical financial data of the Instruments Business. The information set forth below should be read in conjunction with "Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of the Instruments Business included elsewhere in this Information Statement. The unaudited pro forma statement of earnings data for the fiscal year ended October 2, 1998, set forth below was prepared to give effect to the Distribution as if it had occurred on September 27, 1997, and the unaudited pro forma balance sheet data at October 2, 1998 was prepared to give effect to the Distribution as if it had occurred on October 2, 1998, and does not purport to represent what the Instruments Business' operating results or financial position would have been or to project its operating results or financial position for any future date or period. The statement of earnings data set forth below for the fiscal years ended October 2, 1998, September 26, 1997 and September 27, 1996 and the balance sheet data at October 2, 1998 and September 26, 1997 are derived from, and are qualified by reference to, the audited financial statements of the Instruments Business included elsewhere in this Information Statement. The statement of earnings data for the fiscal years 1995 and 1994 and the balance sheet data at fiscal year end 1996, 1995 and 1994 are derived from unaudited financial data of the Instruments Business not included in this Information Statement.

The historical financial information may not be indicative of the Instruments Business' future performance and does not necessarily reflect what the financial position and results of operations of the Instruments Business would have been had the Instruments Business operated as a separate, stand-alone entity during the periods presented.

                              Fiscal
                              Years
                            --------------------------------------------------
                             Pro Forma
                                  1998    1998    1997    1996    1995    1994
                            ------------------ ------- ------- ------- -------
         (Dollars in millions, except per share amounts)
Statement of Earnings Data
Sales......................     $557.8  $557.8  $541.9  $504.4  $459.4  $425.7
Operating Earnings before
 Taxes.....................     $ 35.1  $ 39.2  $ 26.8  $ 11.5  $  2.7  $ 20.3
Taxes on earnings..........     $ 14.2  $ 15.8  $ 12.6  $  5.3  $  0.7  $ 10.0
Net Earnings...............     $ 20.9  $ 23.4  $ 14.2  $  6.2  $  2.0  $ 10.3
Pro Forma Net Earnings Per
 Share(/1/)................     $ 0.70  $ 0.78  $ 0.47  $ 0.20  $ 0.06  $ 0.30
Balance Sheet Data at Year
 End
Total assets...............     $412.1  $404.1  $357.9  $301.0  $282.0  $272.6
Long-term debt (excluding
 current portion)..........     $ 52.0  $   --  $   --  $   --  $   --  $   --

-------
(1) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during the respective periods, reflecting the anticipated ratio of one share of IB Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

                                  INTRODUCTION

On         , 1999, the Varian Board of Directors declared a dividend payable to each stockholder of record at the close of business on the Distribution Record Date of one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held by such stockholder at the close of business on the Distribution Record Date. As a result of the Distribution, 100% of the outstanding shares of IB Common Stock and VSEA Common Stock will be distributed to Varian stockholders on a pro rata basis. The Distribution will
be made on or about April    , 1999.

Stockholders of Varian with questions concerning the Distribution should contact the Distribution Agent at 1-800-519-3111 or Varian Associates, Inc., Corporate Secretary, 3050 Hansen Way, Palo Alto, California 94304, telephone number (650) 493-4000. After the Distribution Date, stockholders of IB with inquiries related to their investment in IB should contact Varian, Inc., 3120
Hansen Way, Palo Alto, California 94304, telephone (650) [    ].

No person is authorized by Varian or IB to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

                                  RISK FACTORS

The following factors, in conjunction with the other information included in this Information Statement, should be carefully considered.

Lack of Recent Operating History as Separate Entities

Upon consummation of the Distribution, IB will own and operate the Instruments Business which does not have a recent operating history as a separate entity.

After the Distribution, IB will be a smaller and less diversified company than Varian was prior to the Distribution. The ability of IB to satisfy its obligations and maintain profitability will be solely dependent upon its own future performance, and IB will not be able to rely on the capital resources and cash flows of the other two businesses. The future performance and cash flows of IB will be subject to prevailing economic conditions and to financial, business and other factors affecting its business operations, including factors beyond its control.

The division of Varian may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure, of IB, and will also result in the duplication of certain personnel, administrative and other expenses required for the operation of independent companies. In addition, although after the Distribution IB will continue to be managed primarily by its current operating management, the management of IB has not previously operated its business as a separate public company. Accordingly, there can be no assurance that the transition will not alter or disrupt the management and/or operations of IB.

Potential Responsibility for Liabilities Not Expressly Assumed

The Distribution Agreement and the Ancillary Agreements allocate among VMS, VSEA and IB responsibility for various indebtedness, liabilities and obligations. See "The Distribution - Relationship Among VMS, VSEA and IB after the Distribution." It is possible that a court would disregard this contractual allocation of indebtedness, liabilities and obligations among the parties and require VMS, VSEA or IB or their respective subsidiaries to assume responsibility for obligations allocated to another party, particularly if such other party were to refuse or was unable to pay or perform any of its allocated obligations.

Potential Indemnification Liabilities

Under the terms of the Distribution Agreement and certain of the Ancillary Agreements, each of VMS, VSEA and IB has agreed to indemnify the other parties (and certain related persons) from and after consummation of the Distribution with respect to certain indebtedness, liabilities and obligations, which indemnification obligations could be significant. The availability of such indemnities will depend upon the future financial strength of the companies. No assurance can be given that the relevant company will be in a position to fund such indemnities. In addition, the Distribution Agreement generally provides that if a court prohibits a company from satisfying its indemnification obligations, then such indemnification obligations will be shared equally between the two other companies. See "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution."

Debt Leverage After the Distribution

Immediately following the Distribution, IB will have somewhat greater debt leverage than Varian had prior to the Distribution. As of October 2, 1998, Varian had total long and short-term debt of approximately $158 million and total stockholders' equity of approximately $558 million. Based on Varian's outstanding indebtedness as of October 2, 1998 and projected operating results, certain other transactions and scheduled debt repayments through the anticipated Distribution Date, on a pro forma basis giving effect to the Distribution, IB would have total long-term debt (including current portion) of approximately $58 million and total stockholders' equity of approximately $205 million. The allocation of indebtedness to IB reflects, in substantial part, its expected capital requirements and cash flows. See "Forecasted Capitalization."

The degree to which IB is leveraged could have important consequences, including the following: (i) IB's ability to obtain additional financing in the future for working capital, capital expenditures, product development, acquisitions, general corporate purposes or other purposes may be impaired;
(ii) a portion of IB's and its subsidiaries' cash flow from operations must be dedicated to the payment of the principal of and interest on its indebtedness;
(iii) the Term Loans of IB will contain, and any credit agreement of IB following the Distribution may contain, certain restrictive financial and operating covenants, including, among others, requirements that IB satisfy certain financial ratios; (iv) a portion of IB's borrowings may be at floating rates of interest, causing IB to be vulnerable to increases in interest rates;
(v) IB's degree of leverage may make it more vulnerable in a downturn in general economic conditions and (vi) IB's degree of leverage may limit its flexibility in responding to changing business and economic conditions. In addition, in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, a court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and to require that the stockholders return some or all of the shares of VSEA Common Stock and/or IB Common Stock to VMS or require each of IB, VSEA and VMS to fund certain liabilities of the other companies for the benefit of creditors. See " - Fraudulent Transfer Considerations; Legal Dividend Requirements."

Federal Income Tax Considerations

Varian has conditioned the Distribution on the receipt of a favorable Tax Ruling. The Board of Directors of Varian will not waive the requirement of receipt of a favorable Tax Ruling unless Varian receives an opinion of counsel that no gain or loss will be recognized by the holders of Varian Common Stock as a result of the Distribution and no gain or loss will be recognized by Varian upon the Distribution. See "The Distribution - Federal Income Tax Aspects of the Distribution." Such rulings, while generally binding upon the Internal Revenue Service (the "IRS"), are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, such ruling would be jeopardized. IB is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Varian, IB and VSEA have agreed to certain restrictions on their future actions to provide further assurances that the Distribution will qualify as tax-free. See "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Code, then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or both of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of IB Common Stock and VSEA Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the IB Common Stock or VSEA Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the requested Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, IB or VSEA were to undergo a 50% Ownership Shift, particularly if such 50% Ownership

Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the stock of VSEA and IB and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the Distribution. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

The Tax Sharing Agreement will allocate responsibility for the possible corporate tax burden resulting from the Distribution. Each of VMS, IB and VSEA will be responsible for any corporate taxes resulting from the Distribution attributable to action taken or permitted by that entity or its affiliates after the Distribution. If the Distribution is found to be taxable but none of VMS, IB and VSEA has done anything to cause the Distribution to be taxable, each company generally will be liable for one-third of those taxes. See "The Distribution - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

No Current Public Market for IB Common Stock

There is not currently a public market for the IB Common Stock, although a "when-issued" trading market is expected to develop after the Distribution Record Date. There can be no assurance as to the prices at which trading in IB Common Stock will occur after the Distribution. Until the IB Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. IB has applied for quotation of the IB Common Stock on the Nasdaq National Market. See "The Distribution - Listing and Trading of IB Common Stock."

No Dividends Anticipated

Following the Distribution, IB does not anticipate paying dividends on the IB Common Stock. The Term Loans of IB will contain, and any credit agreement of IB following the Distribution may contain, provisions that limit the ability of IB (and/or its subsidiaries) to pay cash dividends. Any determination to pay cash dividends in the future will be at the discretion of the Board of Directors of IB and will be dependent upon IB's results of operations, financial condition, contractual restrictions and other factors deemed relevant at that time by IB's Board of Directors. See "Financing."

Certain Anti-takeover Features

The Certificate of Incorporation and By-Laws of IB that will be in effect at the time of the Distribution will contain several provisions that may make the acquisition of control of IB more difficult or expensive. The Certificate of Incorporation and By-Laws, among other things, will (i) classify the Board of Directors into three classes, with directors of each class serving for a staggered three-year period, (ii) provide that directors may be removed only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares of IB Common Stock entitled to vote for such directors, (iii) permit the remaining directors (but not IB's stockholders) to fill vacancies and newly created directorships on the Board, (iv) eliminate the ability of stockholders to act by written consent and (v) require the vote of stockholders holding at least 66 2/3% of the outstanding shares of IB Common Stock to amend, alter or repeal the By-Laws and certain provisions of the Certificate of Incorporation, including the provisions described in the foregoing clauses (i) through (iv) and this clause (v). Such provisions would make the removal of incumbent directors more difficult and time-consuming and may have the effect of discouraging a tender offer or other takeover attempt not previously approved by the Board of Directors. Under the Certificate of Incorporation which will be in effect at the time of the Distribution, the Board of Directors of IB also has the authority to issue shares of preferred stock in one or more series and to fix the powers, preferences and rights of any such series without stockholder approval. The Board of Directors of IB could, therefore, issue, without stockholder approval, preferred stock with voting and other rights that could adversely affect the voting power of the holders of IB Common Stock and could make it more difficult for a third party to gain control of IB. In addition, IB will adopt a stockholder rights plan prior to the Distribution Date, which, under certain circumstances, would significantly dilute the equity interest in IB of persons seeking to acquire control of IB without the prior approval of IB's Board of Directors. See "Description of the Capital Stock - Rights Plan" and "Delaware Law and Certain Charter and By-Law Provisions."

Certain Consent Requirements

Consummation of the Distribution and related transactions could result in a violation of Varian's existing debt and other contractual arrangements or require the consent of a third party to effect the necessary transfers of such arrangements to IB and its subsidiaries. In a substantial number of situations, an amendment, consent or waiver from third parties will be required. It is a condition of the Distribution that these amendments, consents or waivers have been obtained, except for those the failure of which to be obtained would not have a material adverse effect on VMS, VSEA or IB. Although Varian believes that no single agreement for which an amendment, consent or waiver is being sought is material, the failure of Varian or IB to receive a significant number of such amendments, waivers or consents with respect to contractual arrangements relating to the Instruments Business could have a material adverse effect on the ability of IB to continue to conduct its business as currently being conducted.

Fraudulent Transfer Considerations; Legal Dividend Requirements

If a court in a lawsuit by an unpaid creditor or representative of creditors, such as a trustee in bankruptcy, were to find that at the time Varian effected the Distribution, Varian, VMS, VSEA or IB, as the case may be, (i) was insolvent, (ii) was rendered insolvent by reason of the Distribution, (iii) was engaged in a business or transaction for which Varian's, VMS's, VSEA's or IB's, as the case may be, remaining assets constituted unreasonably small capital or
(iv) intended to incur, or believed it would incur, debts beyond its ability to pay such debts as they matured, such court may be asked to void the Distribution (in whole or in part) as a fraudulent conveyance and require that the stockholders return some or all of the shares of VSEA Common Stock and IB Common Stock to Varian, or require VMS, VSEA or IB, as the case may be, to fund certain liabilities of the other companies for the benefit of creditors. The measure of insolvency for purposes of the foregoing will vary depending upon the jurisdiction whose law is being applied. Generally, however, each of Varian, VMS, VSEA and IB, as the case may be, would be considered insolvent if the fair value of its assets were less than the amount of its liabilities or if it incurred debt beyond its ability to repay such debt as it matures. In addition, under Section 170 of the Delaware General Corporation Law (the "DGCL") (which is applicable to Varian in the Distribution), a corporation generally may make distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital.

Varian's Board of Directors and management believe that (i) Varian, and each of VMS, VSEA and IB, will be solvent before and after the Distribution (in accordance with the foregoing definitions), will be able to repay its debts as they mature following the Distribution and will have sufficient capital to carry on its businesses and (ii) the Distribution will be made entirely out of surplus, as provided under Section 170 of the DGCL.

Transitioning to New Information Technology Infrastructure

VMS, IB and VSEA currently share a common information technology ("IT") infrastructure. This IT infrastructure is essential to the daily operation of the companies' marketing, manufacturing, distribution, billing and collections and financial reporting processes.

After the Distribution, IB will establish a separate IT infrastructure as appropriate for its separate business and will transition to this new IT infrastructure from the currently shared IT infrastructure. During this transition, certain IT services will be provided by Varian pursuant to the Transition Services Agreement described herein. This transition is not unlike transitions carried out previously by Varian in the process of divesting discontinued operations and/or integrating the operations of newly acquired companies. Consequently, management of IB believes that Varian possesses the skills and resources to design and implement and assist IB in transitioning to the new IT infrastructure. However, these activities are inherently complex and because of their significance to IB's business, unforeseen problems or errors in the transition to this new IT infrastructure could adversely affect the business and results of operations of IB. Assessment and correction of Year 2000 problems could complicate transition to this new infrastructure. See "Risk Factors - Potential Impact of the Year 2000 Issue."

Technological Change and New Products

The markets for IB's products are characterized by changing technology, evolving industry standards and new product introductions and enhancements. While many of IB's products are based on more mature technologies, IB's future success will depend in part upon its ability to enhance its existing products with new technologies, to develop and introduce new products and technologies and to successfully expand its aftermarket support services for such new or enhanced products in order to meet changing customer requirements and serve broader industry segments. IB has devoted significant resources to the enhancement of its existing products, the development of new products and technologies and the expansion of its maintenance and aftermarket support activities. Due to the risks inherent in transitioning to new products, IB will be required to accurately forecast demand for new products while managing the transition from older products. If new products have reliability or quality problems, reduced orders, higher manufacturing costs, delays in acceptance of and payment for new products and additional service and warranty expenses may result. There can be no assurance that IB will successfully develop and manufacture new products, or that new products introduced by it will be accepted in the marketplace. If IB does not successfully introduce new products, IB's results of operations will be materially adversely affected. See "Business - Competition."

Product Liability

IB's business exposes it to potential product liability claims that are inherent in the manufacturing, marketing and sale of its products, and IB may face substantial liability for damages resulting from the faulty design or manufacture of its products. Varian maintains limited product liability insurance coverage in an amount it deems sufficient for each of its businesses. Such insurance is subject to deductibles and self-insured retentions. Product liability insurance is expensive and in the future may not be available on acceptable terms or in sufficient amounts or may be unavailable. Although IB will obtain insurance coverage after the Distribution, the amount of such insurance coverage has not yet been determined and no assurance can be given that it will be adequate. A successful claim brought against IB in excess of its insurance coverage or any material claim for which insurance coverage is denied or limited and for which indemnification is not available could have a material adverse effect on IB's business, results of operations and financial condition. There can be no assurance that IB would have sufficient resources to satisfy any liability resulting from these claims.

Uncertainty of Market Acceptance of New Products

Certain of IB's products represent alternatives to traditional instruments and methods and as a result may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of IB's technology. This is particularly true where the purchase of the product requires a significant capital commitment. While many of IB's products are based on more mature technologies, most of the enhancements to such products are based on relatively new, emerging technologies. IB believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance by a broader group of customers of the efficiency and efficacy of IB's innovative technologies. There can be no assurance that IB will be successful in obtaining such broad acceptance.

Dependence on Capital Spending Policies and Government Funding

IB products are used in environmental laboratories; pharmaceutical and chemical industries; chemical, life science and academic research; government laboratories; and specific areas of the health care industry. The capital spending policies of these companies and institutions can have a significant effect on the demand for IB's products. Such policies are based on a wide variety of factors, including the resources available to make such purchases, the spending priorities among various types of research equipment and the policies regarding capital expenditures during recessionary periods. Any decrease in capital spending by these companies or institutions could have a material adverse effect on IB's business and results of operations.

A portion of IB's sales are to universities, government research laboratories, private foundations and other institutions where funding is dependent on grants from governmental agencies. If government funding necessary to purchase IB's products were to become unavailable to researchers for any extended period of time, or if overall research funding were to decrease, IB's business and results of operations could be adversely affected. In addition, a portion of sales of IB's products is made to various governmental agencies. Any decline in purchases by those governmental agencies, including, without limitation, declines as the result of budgeting limitations, could have an adverse effect on IB's business and results of operation See "Business - Marketing and Sales."

Variability of Operating Results

Certain of IB's products require significant capital expenditures and other products have short delivery turnaround. The timing of sales of these products could affect IB's quarterly earnings. A delay in a shipment in any quarter due, for example, to an unanticipated shipment rescheduling, to cancellations by customers or to unexpected manufacturing difficulties experienced by IB, may cause sales in such quarter to fall significantly below IB's expectations and may thus adversely affect IB's operating results for such quarter. Further, IB's quarterly operating results may also vary significantly depending on a number of other factors, including changes in pricing by IB or its competitors, discount levels, foreign currency exchange rates, the mix of products sold, the timing of the announcement, introduction and delivery of new product enhancements by IB and its competitors, and general economic conditions. Generally IB recognizes product revenues upon shipment of its products. Because certain operating expenses of IB are based on anticipated capacity levels and a high percentage of IB's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse effect on IB's business or results of operations.

Competition

IB encounters and expects to continue to encounter intense competition in the sale of its products. Competition in IB's markets is based upon the performance capabilities of IB's products, technical support and after-market service, the manufacturer's reputation as a technological leader and the selling price. Management believes that performance capabilities are the most important of these criteria. The markets in which IB competes are highly competitive and are characterized by the application of advanced technology. There are numerous companies that specialize in, and a number of larger companies that devote a significant portion of their resources to, the development, manufacture and sale of products that compete with those manufactured or sold by IB. Many of IB's competitors are well-known manufacturers with a high degree of technical proficiency. In addition, competition is intensified by the ever-changing nature of the technologies in the industries in which IB is engaged. IB's competitors can be expected to continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. An increase in competition could result in price reductions and loss of market share, which could have a material adverse effect on IB's business, financial condition or results of operations. Although IB's management believes that IB enjoys certain technological and other advantages over its competitors, realizing and maintaining such advantages will require continued investment by IB in engineering, research and development, marketing and customer service and support. There can be no assurance that IB will have sufficient resources to continue to make such investments or that IB will be successful in maintaining such advantages. See "Business - Competition."

International Sales and Manufacturing

The markets in which IB competes are becoming increasingly globalized. International sales accounted for approximately 47%, 47% and 50%, respectively, of IB's sales in fiscal years 1998, 1997 and 1996. As a result, IB's customers increasingly require service and support on a worldwide basis. IB has manufacturing operations in Australia, Italy and The Netherlands as well as sales and service offices located throughout Europe, Asia and Latin America. IB has invested substantial financial and management resources to develop an international infrastructure to meet the needs of its customers worldwide. IB intends to continue to expand its presence in international markets. There can be no assurance that IB will be able to compete successfully in the international market or to meet the service and support needs of such customers. International sales are subject to a number of risks, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax IB's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by IB in foreign markets where payment for IB's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult to enforce. There can be no assurance that any of these factors will not have a material adverse impact on IB's business and results of operations.

A portion of IB's revenue is derived from sales in Asia. Asia is experiencing a severe economic crisis, which has been characterized by sharply reduced economic activity and liquidity, highly volatile foreign-currency exchange and interest rates and unstable stock markets. Until the Asian economic uncertainty is resolved, IB's sales to Asia could be adversely affected by the region's unstable economic conditions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Results of Operations."

On January 1, 1999, the Euro was adopted as the national currency of certain members of the European Monetary Union. The existing national currencies of the participating countries will continue to be acceptable until January 1, 2002, after which the Euro will be the sole legal tender for the participating countries. Because IB sells its products in Europe, the Euro conversion raises several economic and operational issues, such as the modification of information systems to accommodate Euro-denominated transactions, the recalculation of currency risk, the competitive impact of cross-border price transparency, the continuity of material contracts and potential tax and accounting consequences. IB has made changes in its information systems to be able to conduct Euro-denominated transactions (although full information system capability for financial reporting in Euro will not be accomplished until October 2001). IB does not expect any change in currency risk due to its existing hedging practices. IB is still evaluating the potential impact of price transparency for its products. Based on its evaluation to date, IB does not expect the Euro conversion to have a material adverse effect on its business, results of operations or financial condition.

Foreign Currency Risks

Varian has historically entered into forward exchange contracts in respect of the Instruments Business to mitigate the effects of operational (sales orders and purchase commitments) and balance sheet exposures to fluctuations in foreign currency exchange rates. IB's forward exchange contracts generally range from one to three months in original maturity, and no forward exchange contract has an original maturity greater than one year. At October 2, 1998, IB had forward exchange contracts to sell foreign currencies totaling $31.4 million and to buy foreign currencies totaling $23.5 million. See "Market Risk."

Uncertain Protection of Patent and Other Proprietary Rights

IB places considerable importance on obtaining and maintaining patent, copyright and trade secret protection for significant new technologies, products and processes because of the length of time and expense associated with bringing new products through the development process and to the marketplace.

IB intends to continue to file applications as appropriate for patents covering new products and manufacturing processes. No assurance can be given that patents now owned or that will issue from any pending or future patent applications owned by, or licensed to, IB or that the claims allowed under any issued patents, will be sufficiently broad to protect its technology position against competitors. In addition, no assurance can be given that any issued patents owned by, or licensed to, IB will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide competitive advantages to it. IB could incur substantial costs and diversion of management resources in defending itself in suits brought against it or in suits in which it may assert its patent rights against others. If the outcome of any such litigation is unfavorable to IB, its business and results of operations could be materially adversely affected. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States.

There may also be pending or issued patents of which IB is not aware held by parties not affiliated with IB that relate to its products or technologies. In the event that a claim relating to proprietary technology or information is asserted against IB, it may need to acquire licenses to, or contest the validity of, a competitor's proprietary technology. There can be no assurance that any license required under any such competitor's proprietary technology would be made available on acceptable terms or that IB would prevail in any such contest. If the outcome of any such contest is unfavorable to IB, its business and results of operations could be materially adversely affected. From time to time, IB has received notices from, and has issued notices to, third parties alleging infringement of patent or other intellectual property rights relating to its products. Such claims are often, but not always, settled by mutual agreement on a satisfactory basis without litigation.

IB relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title, including confidentiality agreements with its vendors, strategic partners, co-developers, employees, consultants and other third parties, to protect its proprietary rights. There can be no assurance that such protections will prove adequate and that contractual agreements will not be breached, that IB will have adequate remedies for any such breaches, or that its trade secrets will not otherwise become known to or independently developed by others. IB has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. There can be no assurance that IB's trademarks will not be used by unauthorized third parties. IB also have agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross-licenses. See "Business - Patent and Other Proprietary Rights."

Environmental Liabilities

IB's operations are subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of a product's useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year 1995, and the sale of its Thin Film Systems ("TFS") business during fiscal year 1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, Varian nonetheless estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $22 million to $49 million. The time frame over which these costs are expected to be incurred varies with each site or facility, ranging up to approximately 30 years as of October 2, 1998. Management of Varian believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian accrued $22 million in estimated environmental costs as of October 2, 1998. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, Varian estimated that the future exposure for environmental investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which Varian expects to incur these costs varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, management of Varian determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51 million at October 2, 1998. Varian accordingly accrued $22 million, which represents its best estimate of the future costs discounted at 4%, net of inflation. This reserve is in addition to the $22 million described in the preceding paragraph.

The Distribution Agreement provides that each of VMS, IB and VSEA will indemnify the others for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon payment of these costs. For a discussion of IB's environmental liabilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities involved. IB believes that most of these cost ranges will narrow as investigation and remediation activities progress.

IB's present and past facilities have been in operation for many years, and over that time in the course of those operations, such facilities have used substances which are or might be considered hazardous, and IB has generated and disposed of wastes which are or might be considered hazardous. Therefore, it is possible that additional environmental issues may arise in the future that IB cannot now predict.

Reliance on Suppliers

Certain of the components and subassemblies included in IB's products are obtained from a limited group of suppliers, or in some cases a single-source supplier, including packaging materials, superconducting magnets, integrated circuits, microprocessors, microcomputers and certain detector and data analysis modules. The loss of any of these suppliers, including any single-source supplier, would require obtaining one or more replacement suppliers as well as potentially requiring a significant level of product development to incorporate new parts into IB's products. IB believes that alternative sources for such components may generally be obtained when necessary, although the need to change suppliers or to alternate between suppliers might cause material delays in delivery or significantly increase its costs. Although Varian has historically obtained and IB expects to obtain limited insurance to protect against loss due to business interruption from these and other sources, there can be no assurance that such coverage will be adequate or that such coverage will continue to remain available on acceptable terms, if at all. Although IB seeks to reduce its dependence on these limited source suppliers, disruptions or loss of certain of these sources, including the ones referenced above, could have a material adverse effect on IB's business and results of operations and could result in damage to customer relationships. See "Business - Raw Materials."

Dependence on Key Personnel

IB's future success depends to a significant extent on the continued service of certain of its key managerial, technical and engineering personnel, and its continuing ability to attract, train and retain highly qualified engineering, technical and managerial personnel. Competition for such personnel is intense, particularly in the labor markets around the IB facilities in Palo Alto, California. The available pool of qualified candidates is limited and there can be no assurance that IB can retain its key engineering, technical and managerial personnel or that it can attract, train, assimilate or retain other highly qualified engineering, technical and managerial personnel in the future. The loss of any of IB's key personnel or the inability of IB to hire, train or retain qualified personnel could have a material adverse effect on IB's business, results of operations and financial condition.

Risk of Business Interruption

IB conducts a portion of its activities at facilities located in seismically active areas that have experienced major earthquakes in the past. Varian currently maintains limited earthquake insurance on these facilities. After the Distribution, it is likely that IB will not carry earthquake insurance on its facilities due to its prohibitive cost and limited available coverage. In the event of a major earthquake or other disaster affecting IB's facilities, the operations and operating results of IB could be adversely affected.

Potential Impact of the Year 2000 Issue

The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which therefore might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because IB relies heavily on computer programs and non-IT systems, and on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem if not addressed could adversely affect IB's business, results of operations or financial condition.

Failure to accurately assess and correct IB's Year 2000 problems and/or those of its key suppliers would likely result in interruption of certain of IB's normal business operations, which could have a material adverse effect on IB's business, results of operations or financial condition. If IB does not adequately identify and correct Year 2000 problems in its information systems it could experience interruptions in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If IB does not adequately identify and correct Year 2000 problems in its non-IT systems it could experience interruptions in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If IB does not adequately identify and correct Year 2000 problems in its previously-sold products it could experience warranty or product liability claims by users of products which do not function correctly. If IB does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business it could experience interruptions in the supply of key components or services from those parties, such that there would be delays in product shipments or service and a consequential impact on revenues. IB does not expect to be 100% Year 2000 compliant by the end of 1999 and given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; possible liability for personal injury if a safety hazard relating to Year 2000 problems is not identified and corrected; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to assess and correct their own Year 2000 problems, including the products they supply to IB; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution.

Because of uncertainties as to the extent of Year 2000 problems with IB's previously-sold products and the extent of any legal obligation of IB to correct Year 2000 problems in those products, IB cannot yet assess its risks with respect to those products. Because its assessments are not yet complete, IB cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on its results of operations. For a discussion regarding IB's state of readiness, costs associated with becoming Year 2000 compliant and contingency plans relating to Year 2000, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Year 2000."

                                THE DISTRIBUTION

General

The Board of Directors of Varian has approved (subject to the satisfaction of the conditions to the Distribution discussed under " - Conditions; Termination" and the actual declaration of the special dividend in respect of the Distribution) a plan to distribute the outstanding shares of IB Common Stock and the outstanding shares of VSEA Common Stock to all holders of the outstanding shares of Varian Common Stock. In the Distribution, each stockholder of record of Varian as of the Distribution Record Date will receive as special dividends one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date and would retain the shares of Varian Common Stock held by such holder immediately prior to the Distribution.

Reasons for the Distribution

The Board of Directors of Varian approved the Distribution for the following principal reasons:

  Management Focus. Varian's three businesses have different dynamics and business cycles, serve different marketplaces and customer bases, are subject to different competitive forces and must be managed with different long-term and short-term strategies and goals. Varian believes that separating its businesses into independent public companies, each with its own management team and board of directors, is necessary to address current and future management issues and considerations that result from operating these diverse businesses within a single company. The separation will enable the management of each business to manage that business, and to adopt and implement strategies for that business, solely with regard to the needs and objectives of that business. In addition, as a result of the separation, the management of each business will be able to devote its full attention to managing that business.

  Capital Structure. Varian believes that the Distribution will allow each of the companies to organize its capital structure and allocate its resources to support the very different needs and goals of the particular business. The stock buy-back program can be discontinued, or dividends eliminated, freeing cash for acquisition and growth opportunities for IB and VMS and permitting VSEA to conserve cash for use in the cyclical downturns in its industry. Capital borrowings can be tailored to the specific needs of the various business units. Each business will be able to allocate its resources without considering the needs of the other businesses.

  Attracting and Retaining Key Employees. Varian's management believes that the ability to attract and retain key personnel is fundamental to its ability to further the technology required to maintain a leadership position in its business. In particular, under the existing corporate structure, Varian has been unable to offer equity-based compensation linked specifically to the performance of each separate business. The Distribution would enable each company to establish focused equity-based compensation programs that should enable each of them to better attract and retain key personnel.

  Acquisition Activities. Varian believes that growth through acquisition is an important ingredient of the future success of IB and VMS. Such acquisitions and growth would be financed in part through the issuance of capital stock. It is expected that the Distribution will increase the availability and decrease the cost of raising equity capital. Varian's management believes that, as a result of the Distribution, each company will have a more attractive currency, its stock, through which to make acquisitions.

  Investor Understanding. Debt and equity investors and securities analysts should be able to better evaluate the financial performance of each company and their respective strategies, thereby enhancing the likelihood that each will achieve appropriate market recognition. The stock of each of the three companies will also appeal to investors with differing investment objectives and risk tolerance, and will allow potential investors to focus their investments more directly to the areas of their primary interest.

  Cost Savings. Each company should be able to rationalize better its organizational structure after the Distribution. Accordingly, the administrative and organizational costs of each company, taken together, should be reduced from the aggregate levels experienced by Varian prior to the Distribution.

Manner of Effecting the Distribution

The distribution of IB Common Stock and VSEA Common Stock will be made on the Distribution Date to stockholders of record as of the Distribution Record Date. Varian will declare a special dividend to stockholders of record of Varian as of the Distribution Record Date of shares of IB Common Stock and of shares of VSEA Common Stock.

On or prior to the Distribution Date, all outstanding shares of IB Common Stock and VSEA Common Stock will be delivered to the Distribution Agent. As soon as practicable after the IB Common Stock and VSEA Common Stock have been distributed, stock distribution statements reflecting ownership of shares of IB Common Stock and VSEA Common Stock will be mailed by the Distribution Agent to holders of record as of the Distribution Record Date to reflect the distribution of one share of IB Common Stock and one share of VSEA Common Stock for each share of Varian Common Stock held on the Distribution Record Date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. The shares of IB Common Stock and VSEA Common Stock to be transferred to Varian's stockholders in the Distribution will be initially issued to Varian as consideration for the transfer of the Instruments Business and the Semiconductor Equipment Business, respectively.

No holder of Varian Common Stock will be required to pay any cash or other consideration for the shares of IB Common Stock and VSEA Common Stock received in the Distribution or to surrender or exchange shares of Varian Common Stock in order to receive shares of IB Common Stock or VSEA Common Stock.

The Board of Directors of IB will adopt the Rights Plan before the Distribution. Stock distribution statements evidencing shares of the IB Common Stock issued in the Distribution will therefore include the same number of Rights issued under the Rights Plan. See "Description of the Capital Stock - Rights Plan."

Federal Income Tax Aspects of the Distribution

Varian has conditioned the Distribution on the receipt of the Tax Ruling from the IRS under Sections 355 and 368 of the Code, in form and substance satisfactory to the Board of Directors of Varian. The Tax Ruling is expected to be substantially to the following effect:

  (1) No gain or loss will be recognized by (and no amount will otherwise be included in the income of) any holder of Varian Common Stock as a result of the Distribution.

  (2) The aggregate basis of the Varian Common Stock, IB Common Stock and VSEA Common Stock in the hands of each holder of Varian Common Stock will be the same as the basis of Varian Common Stock held by the holder immediately before the Distribution, allocated in proportion to the fair market value of each.

  (3) The holding period of the VSEA Common Stock and IB Common Stock received in the Distribution by each holder of Varian Common Stock will include the period during which such holder held Varian Common Stock with respect to which the Distribution is made, provided that such common stock is held as a capital asset by such holder on the Distribution Date.

  (4) No gain or loss will be recognized by Varian upon the Distribution.

Application has been made to the IRS for the Tax Ruling. As of the date hereof, the IRS has not yet issued the Tax Ruling. Varian believes and has been advised by its outside tax advisors that the positions asserted by Varian in requesting the Tax Ruling are consistent with the Code and the rules and regulations promulgated thereunder. However, there is no certainty that the IRS will issue a favorable ruling. The receipt of the Tax Ruling from the IRS, in form and substance satisfactory to the Board of Directors of Varian, is a condition to the Distribution.

The Tax Ruling, while generally binding upon the IRS, will be based on certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the holdings of such ruling would be jeopardized. Varian is not aware of any facts or circumstances that would cause such representations and assumptions to be incorrect in any material respect. Each of Varian, IB and VSEA has agreed to certain restrictions on their future actions to provide further assurances that Section 355 of the Code will apply to the Distribution. See " - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

The Board of Directors of Varian has reserved the right to waive the receipt of such Tax Ruling as a condition to consummation of the Distribution. The Board of Directors of Varian will not waive the requirement of receipt of a favorable Tax Ruling from the IRS unless Varian receives an opinion of counsel that (1) no gain or loss will be recognized by any holder of Varian Common Stock as a result of the Distribution and (2) no gain or loss will be recognized by Varian upon the Distribution (the "Tax Opinion"). See " - Conditions; Termination." In the event the Board of Directors of Varian waives the receipt of the Tax Ruling and proceeds to consummate the Distribution based on the Tax Opinion, the Tax Opinion would represent that tax counsel's best judgment, but would not be binding on the IRS or any court. Because certain requirements of Section 355 of the Code, including those pertaining to business purpose and absence of a device for distribution of earnings and profits, as well as the requirements of
Section 355(e), discussed below, are dependent on factual interpretations, are to a significant extent subjective in nature and have a relative absence of authority addressing their application to the particular facts presented by the Distribution, there can be no absolute assurance that the IRS or a court would not reach a conclusion different from the conclusion in the Tax Opinion.

If one or both of the distributions comprising the Distribution fail to qualify as a tax-free spin-off under Section 355 of the Code, then VMS will recognize gain equal to the difference between the fair market value of the stock of the nonqualifying company or companies and Varian's adjusted tax basis in such stock. If VMS were to recognize gain on one or more of the distributions, such gain and the resulting tax liability likely would be very substantial.

Furthermore, if either distribution were not to qualify as a tax-free spin-off under Section 355 of the Code, each holder of Varian Common Stock who receives shares of IB Common Stock and VSEA Common Stock in the Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the IB Common Stock or VSEA Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Varian's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Varian Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Varian Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in such common stock.

Section 355(e), which was added to the Code in 1997, generally provides that a company that distributes shares of a subsidiary in a spin-off that is otherwise tax-free will incur federal income tax liability if 50% or more, by vote or value, of the capital stock of either the company making the distribution or the spun-off subsidiary is acquired (a "50% Ownership Shift") by one or more persons acting pursuant to a plan or series of related transactions that includes the spin-off. Stock acquired by certain related persons is aggregated in determining whether the 50% test is met. There is a presumption that any acquisition of 50% or more, by vote or value, of the capital stock of the company or the subsidiary that occurs within two years before or after the spin-off is pursuant to a plan that includes the spin-off. However, the presumption may be rebutted by establishing that the spin-off and the acquisition are not part of a plan or series of related transactions. Among the factual representations made by Varian to the IRS in connection with the requested Tax Ruling is the representation that each of the distributions is not part of such a plan or series of related transactions. If VMS, IB or VSEA were to undergo a 50% Ownership Shift, particularly if such 50% Ownership Shift occurred within two years after the Distribution Date, there can be no assurance that the IRS will not assert that such ownership shift occurred pursuant to a plan or series of related transactions and therefore that the Distribution is taxable under Section 355(e).

If a distribution is taxable solely under Section 355(e), VMS will recognize gain equal to the difference between the fair market value of the stock of VSEA and IB and Varian's adjusted tax basis in such stock. However, holders of Varian Common Stock would not recognize gain or loss as a result of the distributions. If VMS were to recognize gain on the distributions, such gain and the resulting tax liability likely would be very substantial.

VMS, IB and VSEA will enter into the Tax Sharing Agreement to allocate responsibility for the possible corporate tax burden resulting from the Distribution. Neither VMS, IB, nor VSEA has agreed to indemnify holders of Varian

Common Stock for any taxes or other losses should either or both of the distributions fail to qualify under Section 355 of the Code. The Tax Sharing Agreement will provide that each of VMS, IB and VSEA will be responsible for any such corporate taxes to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling. Under the Tax Sharing Agreement, if either distribution is found to be taxable but none of VMS, IB and VSEA has done anything to cause the distribution to be taxable, each company generally will be liable for one-third of those taxes. See " - Relationship Among VMS, VSEA and IB After the Distribution - Tax Sharing Agreement."

Current Treasury regulations require each holder of Varian Common Stock who receives IB Common Stock or VSEA Common Stock pursuant to the Distribution to attach to his or her federal income tax return for the year in which the Distribution occurs a detailed statement setting forth such data as may be appropriate in order to show the applicability of Section 355 of the Code to the Distribution. Varian will convey the appropriate information to each holder of record of Varian Common Stock as of the Distribution Record Date.

The foregoing summary of federal income tax consequences does not purport to cover all federal income tax consequences of the Distribution. The tax consequences may differ for stockholders that are not U.S. citizens or residents or that are otherwise subject to special treatment under the Code. Each stockholder should consult its own tax advisor regarding the federal, foreign, state and local tax consequences of the Distribution in its particular circumstances, including the application of state, local and foreign tax laws.

Listing and Trading of IB Common Stock

There is not currently a public market for IB Common Stock. It is presently anticipated that IB Common Stock may commence trading on a "when-issued" basis after the Distribution Record Date. The term "when-issued" means that shares can be traded by Varian stockholders prior to the time that they receive the shares of IB Common Stock and VSEA Common Stock in the Distribution. Prices at which IB Common Stock may trade prior to the Distribution on a "when-issued" basis or after the Distribution cannot be predicted. Until the IB Common Stock is fully distributed and an orderly market develops, the prices at which trading in such stock occurs may fluctuate significantly. The prices at which IB Common Stock trades will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such stock, investor perception of IB and the industry in which it participates, IB's dividend policy and general economic and market conditions. Such prices may also be affected by certain provisions of the Certificate of Incorporation and By-Laws of IB in effect at the time of the Distribution, which will have an anti-takeover effect. See "Delaware Law and Certain Charter and By-Law Provisions."

Shares of IB Common Stock distributed to Varian's stockholders will be freely transferable, except for shares of IB Common Stock received by persons who may be deemed to be "affiliates" of IB under the Securities Act of 1933 (the "Securities Act"). Persons who may be deemed to be affiliates of IB after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, IB and may include certain officers and directors of IB, as well as principal stockholders of IB. Persons who are affiliates of IB will be permitted to sell their shares of IB Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

IB has applied for quotation of the IB Common Stock on the Nasdaq National Market. IB initially will have approximately 5,992 stockholders of record based upon the number of stockholders of record of Varian as of December 15, 1998. For certain information regarding options to purchase IB Common Stock that will be outstanding after the Distribution, see "Management," and "The IB Omnibus Stock Plan."

Conditions; Termination

Under the terms of the Distribution Agreement, the Distribution is conditioned upon, among other things, (i) the IRS having issued the Tax Ruling in response to Varian's request in form and substance satisfactory to the Varian Board;
(ii) stockholder approval of the Distribution; (iii) the Internal Transfers having been consummated in all material respects; (iv) the IB Common Stock having been approved for quotation on the Nasdaq National Market or listing on a national stock exchange; (v) the VSEA Common Stock having been approved for quotation on the Nasdaq National Market or listing on a national stock exchange; (vi) the Registration Statements filed by IB and VSEA with the Commission having become effective; (vii) Varian, IB and VSEA having executed and delivered the Ancillary Agreements and such agreements being in full force and effect; (viii) no governmental authority having issued an injunction or other order, decree or ruling or enacted or promulgated a statute, rule, regulation or executive order that materially restricts, prohibits or prevents consummation of the Distribution and (ix) Warburg Dillon Read LLC having delivered an updated fairness opinion to Varian's Board of Directors. Even if all conditions are satisfied, Varian's Board of Directors has reserved the right to abandon, defer or modify the Distribution at any time prior to the Distribution Date. However, the Varian Board will not waive the requirement of receipt of a favorable Tax Ruling from the IRS unless Varian receives an opinion of counsel substantially to the effect that (1) no gain or loss will be recognized by any holder of Varian Common Stock as a result of the Distribution and (2) no gain or loss will be recognized by Varian upon the Distribution. In addition, Varian's Board of Directors will not waive any other condition to the Distribution or make any changes in the terms of the Distribution after the Distribution is approved by Varian's stockholders unless Varian's Board of Directors determines that such waivers or changes would not be materially adverse to Varian's stockholders. In determining whether any such waivers or changes would be materially adverse to Varian's stockholders, Varian's Board of Directors will consider, as appropriate, advice from its outside financial and legal advisors as well as the recommendation of management as to the potential impact of such waivers or changes on Varian and Varian's stockholders.

Future Management

Following the Distribution it is intended that IB will continue to conduct the Instruments Business in substantially the same manner in which it is currently operated. Allen J. Lauer, who is currently Executive Vice President of Varian, will serve as President and Chief Executive Officer of IB following the Distribution. The other executive officers of IB following the Distribution will be primarily drawn from the current management of Varian. See
"Management - Executive Officers."

Internal Mergers and Transfers

On or prior to the Distribution Date, Varian will effectuate certain transactions intended to allocate assets and liabilities relating to the Health Care Systems Business to VMS, assets and liabilities relating to the Semiconductor Equipment Business to VSEA and assets and liabilities relating to the Instruments Business to IB. See " - Distribution Agreement." On the Distribution Date, following the completion of the foregoing transactions, Varian will distribute the IB Common Stock and VSEA Common Stock to the holders of Varian Common Stock on the Distribution Record Date.

Relationship Among VMS, VSEA and IB After the Distribution

For the purpose of governing certain of the ongoing relationships among VMS, VSEA and IB after the Distribution and to provide mechanisms for an orderly transition, Varian, IB and VSEA have entered or will enter into various agreements, and will adopt policies, as described in this section. Varian, IB and VSEA believe that the agreements are fair to each of the parties. The services to be provided by each of the companies pursuant to the various agreements described below will be billed at their fully burdened cost to the provider and in each case the terms of these agreements have been reviewed by individuals who will have senior management positions at IB, VMS or VSEA after the Distribution.

The Distribution Agreement and the forms of the Ancillary Agreements have been filed as exhibits to the Registration Statement in respect of the registration of the IB Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") of which this Information Statement is a part. See "Available Information." The following descriptions include a summary of all material terms of these agreements, but do not purport to be complete and are qualified by reference to the texts of such agreements, which are incorporated herein by reference.

Distribution Agreement

The Distribution Agreement provides for the terms of the Distribution, the conditions to the Distribution (see "- Conditions; Termination"), the various actions to be taken prior to the Distribution (see " - Internal Mergers and

Transfers") and the relationships among the parties subsequent to the Distribution. The Distribution Agreement provides that, from and after the Distribution Date, (i) IB shall assume, pay, perform and discharge all Instruments Liabilities (as defined in the Distribution Agreement) in accordance with their terms, (ii) VMS shall assume, pay, perform and discharge all Health Care Systems Liabilities (as defined in the Distribution Agreement) in accordance with their terms and (iii) VSEA shall assume, pay, perform and discharge all Semiconductor Equipment Liabilities (as defined in the Distribution Agreement) in accordance with their terms.


In addition, the Distribution Agreement provides for cross-indemnities that require (i) IB to indemnify VMS and VSEA (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with Instruments Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by IB,
(ii) VMS to indemnify IB and VSEA (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Health Care Systems Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by VMS and (iii) VSEA to indemnify IB and VMS (and their respective subsidiaries, directors, officers, employees and agents and certain other related parties) against all losses arising out of or in connection with the Semiconductor Equipment Liabilities or the breach of the Distribution Agreement or any Ancillary Agreement by VSEA, and, in each case, for contribution in certain circumstances. Each of IB, VMS and VSEA also agrees to indemnify each other for one-third of the costs and expenses associated with liabilities that are unrelated to their businesses, including certain discontinued operations and environmental liabilities associated with Varian's Palo Alto facilities.

Pursuant to the Distribution Agreement, each of the parties has agreed to use commercially reasonable efforts to take or cause to be taken all action, and do or cause to be done all things, reasonably necessary or appropriate to consummate the transactions contemplated by the Distribution Agreement. As such, the Distribution Agreement provides that if any contemplated pre-Distribution transfers have not been effected on or prior to the Distribution Date, the parties will cooperate to effect such transfers as promptly thereafter as practicable. The entity retaining any asset or liability which should have been transferred prior to the Distribution Date will continue to hold that asset for the benefit of the party entitled thereto or that liability for the account of the party required to assume it, and must take such other action as may be reasonably requested by the party to whom such asset was to be transferred or by whom such liability was to be assumed in order to place such party, insofar as reasonably possible, in the same position as would have existed had such asset or liability been transferred or assumed as contemplated by the Distribution Agreement.

The Distribution Agreement (i) requires that Varian renegotiate the Term Loans,
(ii) requires that Varian contribute cash to VSEA so that at the time of the Distribution VSEA will have $100 million in cash and cash equivalents and a Net Worth (as defined in the Distribution Agreement) of at least $150 million, and its Consolidated Debt (as defined in the Distribution Agreement) will not exceed $5 million, (iii) requires that IB assume 50% of the outstanding indebtedness under the Term Loans and have transferred to it such portion of the indebtedness under the Notes Payable and such amount of cash and cash equivalents, so that as of the time of the Distribution IB and VMS will each have Net Debt (as defined in the Distribution Agreement) equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worth of VMS and IB, (iv) governs the conduct of the post-Distribution audit to be undertaken to ascertain the Net Worth of VMS, IB and VSEA upon consummation of the Distribution, (v) requires that post-Distribution payments be made between the parties if, and to the extent that, as of the time of the Distribution (a) VMS has a Net Worth that is less than 40% or more than 50% of the aggregate Net Worth of VMS and IB, (b) VSEA has Consolidated Debt exceeding $5 million, or less than $100 million of cash and cash equivalents or a Net Worth of less than $150 million or (c) VSEA has more than $100 million of cash and cash equivalents and a Net Worth of at least $150 million or VSEA has a Net Worth in excess of $225 million and (vi) entitles IB to receive approximately 50% of the estimated proceeds, if any, to be received by VMS after the Distribution from the sale of Varian's long-term leasehold interest at certain of its Palo Alto facilities, together with certain related buildings and other corporate assets and requires IB to pay approximately 50% of any estimated transaction expenses to be paid by VMS after the Distribution (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses).

The Distribution Agreement also provides for the execution and delivery of certain other agreements governing the relationship among IB, VMS and VSEA at and following the Distribution. See " - Employee Benefits Allocation Agreement," " - Tax Sharing Agreement," " - Transition Services Agreement," and " - Intellectual Property Agreement."

Employee Benefits Allocation Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into an employee benefits allocation agreement (the "Employee Benefits Allocation Agreement") providing for the allocation of certain liabilities and responsibilities with respect to employee compensation, benefits and labor matters. The allocation of responsibility and adjustments to be made pursuant to the Employee Benefits Allocation Agreement are substantially consistent with the existing rights of Varian's employees under Varian's various compensation plans, with the understanding that each party will have sole responsibility for determining the benefits it will provide its employees following the Distribution. The Employee Benefits Allocation Agreement will generally provide that, effective as of the Distribution Date, each of IB and VSEA will, or will cause one or more of its subsidiaries to, assume or retain, as the case may be, all liabilities of Varian, to the extent unpaid as of the Distribution Date, under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of IB or its subsidiaries or VSEA or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that VMS generally will, or will cause one of its subsidiaries to, assume or retain, as the case may be, all liabilities under Varian's employee benefit plans, policies, arrangements, contracts and agreements, including collective bargaining agreements, with respect to employees who on or after the Distribution Date will be employees of VMS or its subsidiaries. The Employee Benefits Allocation Agreement will also provide that each of IB, VSEA and VMS will generally indemnify the others for one-third of the administrative costs associated with liabilities to individuals who were former Varian employees as of the Distribution Date.

Defined Contribution Plans

Active participation in the Varian Associates, Inc. Retirement and Profit-Sharing Program (the "Varian Profit-Sharing Plan") by IB and VSEA employees will terminate on the Distribution Date.

Effective as of the Distribution Date, IB will establish a defined contribution plan for the benefit of its employees. As promptly as practicable after the Distribution, VMS will cause to be transferred to the IB defined contribution plan the account balances in, and the liabilities of, the Varian Profit-Sharing Plan to each employee of IB who elects to so transfer. IB will assume the administrative costs associated with the Varian Profit-Sharing Plan accounts of IB employees who do not elect a transfer. IB, VSEA and VMS will also each indemnify the others for one-third of the administrative costs associated with the accounts of individuals who were former Varian employees as of the Distribution Date or whose employment will terminate pursuant to severance agreements in connection with the Distribution.

Non-U.S. Employee Benefits

Non-U.S. employee benefits will be subject to the general principles of the Employee Benefits Allocation Agreement. To the extent practicable, IB or its subsidiaries will each assume or retain, as the case may be, any and all pension liabilities and attendant plans and their assets related to the employees of IB or its subsidiaries post-Distribution. If a person is employed by a non-U.S. subsidiary of IB but the associated liabilities are held by another of VMS, IB or VSEA, the entity employing the employees will indemnify the entity holding the liabilities. IB, VSEA and VMS will also each indemnify the others for one-third of the employee benefit liabilities associated with former employees of non-U.S. subsidiaries.

Stock Options and Other Awards

Stock options and restricted stock awards (collectively, "stock awards") of Varian are currently outstanding under Varian's 1982 Non-Qualified Stock Option Plan and the Varian Omnibus Stock Plan (collectively, the "Plans"). The treatment after the Distribution of stock awards that are outstanding prior to the Distribution is designed to preserve, as a general matter, the economic value of each stock award. In addition, the treatment of outstanding stock awards of individuals who will continue their employment with IB is designed to provide an incentive for such employees to remain employed with IB and to benefit by their efforts to increase the market value of the IB Common Stock.

Treatment of Awards Held by Employees of IB

It is expected that the Varian stock options held by those individuals who will become employees of IB will be replaced with substitute stock options to purchase IB Common Stock under the IB Omnibus Stock Plan discussed below under "The IB Omnibus Stock Plan." Although such individuals are not contractually required to surrender their Varian stock options, it is expected that such individuals will do so in order to have their stock options relate to shares of the company with which they are employed after the Distribution, to preserve unvested options and to maintain the ability to exercise stock options that would otherwise expire due to termination of their employment with Varian. The surrender of such stock options will be encouraged by Varian and IB because Varian's and IB's management believe the efforts of key employees should be directed toward enhancing the value of their employer's stock.

Such substitute options will be designed to preserve the economic value of the related Varian stock options, and the vesting and expiration dates and other terms of the related awards will remain in effect under the IB substitute stock options. In order to obtain such substitute stock options, the employees will be required to surrender their unexercised Varian stock options. Replacement of surrendered Varian stock options is believed to be beneficial to IB and its stockholders because it will allow IB to provide meaningful compensation incentives to its key employees. Since, except for option price and number of shares, all terms and conditions of Varian stock options will apply to the substitute stock options, the vesting provisions of the substitute options are expected to provide a continuing incentive for key employees to remain in the employ of IB after the Distribution. If an IB employee does not elect to receive a substitute option, the unvested portion of the employee's Varian option will expire upon the Distribution Date and the employee will generally have three months to exercise the vested portion for VMS Common Stock.

The option exercise price of substitute IB stock options will be determined by multiplying the exercise price of the Varian stock option by a fraction, the numerator of which will be the closing price of IB Common Stock on the Distribution Date and the denominator of which will be the closing price of Varian Common Stock on the Distribution Date. The number of shares of IB Common Stock subject to substitute options will be determined by multiplying the number of shares of Varian Common Stock covered by the Varian stock option by a fraction, the numerator of which will be the closing price of Varian Common Stock on the Distribution Date and the denominator of which will be the closing price of IB Common Stock on the Distribution Date. If the Distribution Date is not a trading day for the New York Stock Exchange or the Nasdaq National Market, the foregoing prices will be calculated based on the closing price for the trading day immediately preceding the Distribution Date.

Unvested Varian restricted stock held by continuing employees of IB will vest immediately prior to the Distribution.

As of December 15, 1998, there were approximately 966,491 shares of Varian Common Stock subject to outstanding stock options held by individuals who will be employees of IB. It is impossible to predict with certainty how many shares of IB Common Stock will be subject to substitute IB stock options after the Distribution Date, since it is expected that some Varian stock options held by individuals who will become employees of IB will be exercised prior to the Distribution Date. The balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of IB are, however, likely to experience some dilutive impact from the above-described adjustments.

Treatment of Awards Held by Employees Whose Employment will Terminate in Connection with the Distribution

Employees of Varian whose employment will terminate in connection with the Distribution (other than seven employees whose employment will terminate pursuant to severance agreements) will be permitted to elect to exchange their Varian stock options for stock options with respect to VMS Common Stock, VSEA Common Stock and IB Common Stock. Individuals who so elect will have one-third of the unexercised portion of their Varian stock options exchanged for each of VMS stock options, VSEA stock options and IB stock options. The seven employees whose employment will terminate pursuant to severance agreements will receive this exchange on a mandatory basis. Employees whose options are exchanged in this manner will have the unvested portion of their Varian options as of the Distribution Date vested immediately prior to the Distribution or, if later, immediately prior to termination of the employment of such employees.

As of December 15, 1998, there were approximately 521,145 shares of Varian Common Stock subject to outstanding stock options held by employees whose employment will terminate in connection with the Distribution (excluding stock options held by Mr. O'Rourke, a current director of Varian who is expected to serve as a director of VSEA following the Distribution). It is impossible to predict with certainty how many shares of IB Common Stock will be subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted according to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of IB are, however, likely to experience some dilutive impact from the above-described adjustments.

Treatment of Awards Held by Directors

Varian stock options held by directors of Varian will be adjusted in the same manner as Varian stock options held by employees whose employment will terminate in connection with the Distribution; provided that the unvested portion of their Varian options will not vest immediately prior to the Distribution. Accordingly, these individuals will be permitted to exchange their Varian stock options for stock options with respect to VMS Common Stock, VSEA Common Stock and IB Common Stock.

As of December 15, 1998, there were approximately 791,000 shares of Varian Common Stock subject to outstanding stock options held by current directors (including Mr. O'Rourke). It is impossible to predict with certainty how many shares of IB Common Stock will subject to these stock options after the Distribution Date, since it is expected that some Varian stock options held by these individuals will be exercised prior to the Distribution Date. In addition, the balance of unexercised Varian stock options will be adjusted pursuant to the formula described above, but the stock prices upon which the adjustment will be based will not be known until the Distribution Date. Stockholders of IB are, however, likely to experience some dilutive impact from the above-described adjustments.

Tax Sharing Agreement

Varian, IB and VSEA will enter into a tax sharing agreement (the "Tax Sharing Agreement") that defines the parties' rights and obligations with respect to federal, state, foreign and other income or franchise taxes relating to Varian's businesses for tax periods prior to, including and following the Distribution and with respect to certain other tax matters. In general, VMS will be responsible for consolidated federal income taxes, consolidated or combined state income taxes and separate state income taxes of Varian and its subsidiaries through the Distribution Date. Liability through the Distribution Date will be determined based on a closing of the books. Liability for foreign income taxes and non-income taxes will generally be allocated to the legal entity on which such taxes are imposed, except for taxes transferred on the closing balance sheets. Adjustments to the reported tax liability for tax periods through the Distribution Date will be shared equally by the three companies.

In general, and except as provided below, taxes resulting from the Distribution will be the responsibility of the legal entity on which such taxes are imposed. However, each of VSEA and IB will be responsible for any such taxes resulting from income or gain from the Distribution to the extent that such taxes are attributable to action taken or permitted by that entity or its affiliates after the Distribution that is inconsistent with the tax treatment contemplated in the Tax Ruling requested from the IRS. Each of VMS, IB and VSEA will covenant and agree not to take or permit certain actions inconsistent or potentially inconsistent with the requested Tax Ruling before January 1, 2002, unless such action has been consented to by the other companies or approved by a supplemental ruling from the IRS or an unqualified opinion of independent nationally recognized tax counsel acceptable to each of the companies. These agreements could restrict the ability of VMS, IB or VSEA to engage in certain corporate transactions, redeem stock, dispose of assets except in the ordinary course of business, or be the target of an acquisition transaction, during that period. Adjustments to the anticipated income taxes resulting from the Distribution that are not attributable to action inconsistent with the Tax Ruling will be shared equally by the three companies. Furthermore, if with respect to VMS, IB or VSEA, the aggregate taxes shown on the initial tax returns filed after the Distribution (or the amounts paid with respect to such taxes) relating to periods prior to the Distribution Date exceed the aggregate amounts accrued with respect thereto on the closing balance sheets, by more than $1,000,000, the company with the unanticipated tax burden may propose a sharing of such amounts among the three companies. If the three companies cannot agree to a fair and equitable sharing of the excess taxes, the matter will be submitted to a mutually acceptable nationally recognized accounting firm for resolution. See " - Federal Income Tax Aspects of the Distribution."

Transition Services Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into a Transition Services Agreement providing for (i) the sharing of facilities and equipment for a temporary period not to exceed one year, (ii) the provision of employees and sharing of certain third-party services to provide treasury, tax, accounting, payroll, human resources and similar and related functions for a temporary period not to exceed one year and (iii) the provision of information services personnel for a period extending until June 30, 2000. Compensation for all services and facilities provided under the Transition Services Agreement will be on a fully burdened cost reimbursement basis. The management of each of VMS, VSEA and IB presently expects that its company will be able to provide these services for itself after the applicable transition period without additional material expense, although no assurance can be given that this will be the case. Each party has the right to terminate certain transition services arrangements upon a material breach by the other party thereto.

Intellectual Property Agreement

On or prior to the Distribution Date, Varian, IB and VSEA will enter into an Intellectual Property Agreement providing for allocation among these companies and their respective subsidiaries and associated companies of rights in the Intellectual Property (as defined in the Distribution Agreement), including patents, copyrights, trademarks, software and trade secrets, owned by Varian prior to the Distribution and for the licensing of certain of such Intellectual Property thereafter. The Intellectual Property Agreement is to provide VMS, IB and VSEA, and their respective subsidiaries and associated companies, with those continuing rights and licenses in such Intellectual Property following the Distribution Date necessary for the continued conduct of their respective businesses.

Under the terms of the Intellectual Property Agreement, the Intellectual Property that relates primarily to the Instruments Business and the Semiconductor Equipment Business will be transferred to IB and VSEA, respectively, with VMS retaining the Intellectual Property that relates primarily to the Health Care Systems Business. Each company will grant a non-exclusive, perpetual, royalty-free license under the Intellectual Property that it owns to the other two companies for use in their respective fields. More specifically, as of the Distribution Date, each of VMS, IB and VSEA will hold certain rights in the mark "VARIAN," the "VA" logo and other rights to various trademarks, service marks, and trade names containing the word "VARIAN."

                            SELECTED FINANCIAL DATA

The following table presents selected historical financial data of the Instruments Business. The information set forth below should be read in conjunction with "Pro Forma Condensed Combined Financial Statements," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements and notes thereto of the Instruments Business included elsewhere in this Information Statement. The statement of earnings data set forth below for the fiscal years ended October 2, 1998, September 26, 1997 and September 27, 1996 and the balance sheet data at October 2, 1998 and September 26, 1997 are derived from, and are qualified by reference to, the audited financial statements of the Instruments Business included elsewhere in this Information Statement The statement of earnings data for the fiscal years 1995 and 1994 and the balance sheet data at fiscal year end 1996, 1995 and 1994 are derived from unaudited financial data of the Instruments Business not included in this Information Statement.

The historical financial information may not be indicative of the Instruments Business' future performance and does not necessarily reflect what the financial position and results of operations of the Instruments Business would have been had the Instruments Business operated as a separate, stand-alone entity during the periods presented.

                                                   Fiscal
                                                    Years
                             -------------------------------------------------
                                  1998      1997      1996      1995      1994
                             --------- --------- --------- --------- ---------
                             (Dollars in millions, except per share amounts)
Statement of Earnings Data
Sales....................... $   557.8 $   541.9 $   504.4 $   459.4 $   425.7
Operating Earnings before
 Taxes......................      39.2      26.8      11.5       2.7      20.3
Taxes on earnings...........      15.8      12.6       5.3       0.7      10.0
Net Earnings................      23.4      14.2       6.2       2.0      10.3
Pro Forma Net Earnings Per
 Share(/1/)................. $    0.78 $    0.47 $    0.20 $    0.06 $    0.30
Balance Sheet Data At Year
 End
Total assets................ $   404.1 $   357.9 $   301.0 $   282.0 $   272.6
Long-term debt.............. $      -- $      -- $      -- $      -- $      --

-------
(1) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during the respective periods, reflecting the anticipated ratio of one share of IB Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

This discussion and analysis of financial condition and results of operations is based upon and should be read in conjunction with the combined financial statements of the Instruments Business and notes thereto included elsewhere in this Information Statement, as well as the information contained under "Business" and "Risk Factors." The combined financial statements of the Instruments Business generally reflect the results of operations, financial position and cash flows of the operations expected to be transferred to IB in connection with the Internal Transfers and Distribution. Accordingly, the Instruments Business' combined financial statements have been carved out from the consolidated financial statements of Varian using the historical results of operations and historical basis of the assets and liabilities of the Instruments Business. The combined financial statements include, among other things, allocations of certain Varian corporate assets (including pension assets), liabilities (including profit-sharing and pension benefits) and expenses (including legal, accounting, employee benefits, insurance services, information technology services, treasury and other Varian corporate overhead) to the Instruments Business using the allocation methodology described in Note 1 of the Notes to the Instruments Business Combined Financial Statements. The combined financial statements do not reflect any changes that may occur in the financing and operations of IB as a result of the Distribution.

Results Of Operations

Fiscal Year

IB's fiscal years reported are the 52- or 53-week periods which ended on the Friday nearest September 30. Fiscal year 1998 comprises the 53-week period ended on October 2, 1998. Fiscal years 1997 and 1996 comprise the 52-week periods ended on September 26, 1997 and September 27, 1996, respectively.

Fiscal Year 1998 Compared to Fiscal Year 1997

Sales. IB's sales of $558 million in fiscal year 1998 were 3% higher than its sales of $542 million in fiscal year 1997. Fiscal year 1998 sales were driven largely by IB's Analytical Instruments and NMR Instruments lines. The effect of the stronger U.S. dollar and a softening Asian market slowed sales growth during fiscal year 1998. Geographically, sales in North America of $312 million and Europe of $163 million in fiscal year 1998 represented increases of 3% and 15%, respectively, as compared to fiscal year 1997, while sales in Asia of $57 million in fiscal year 1998 declined 18% as compared to fiscal year 1997. IB expects its sales in the United States and Europe to continue to grow but is uncertain as to the timing of any economic recovery, or increased sales, in Asia. Overall, IB expects single-digit sales growth in fiscal year 1999. However, IB may experience lower operating earnings in fiscal year 1999 depending on the extent and timing of restructuring plans currently being developed.

Gross Profit. IB's gross profit of $221 million in fiscal year 1998 was 40% of sales, compared to $211 million, or 39% of sales, in fiscal year 1997. The increase in gross profit as a percentage of sales from fiscal year 1997 to fiscal year 1998 was primarily attributable to improved operating efficiencies.

Research and Development. Research and development expenses of $30 million in fiscal year 1998 were 5% of sales compared to $32 million, or 6% of sales, in fiscal year 1997. This decrease reflected the shift away from outside consultants and the Ginzton Research Center to in-house employees.

Marketing. Marketing expenses of $114 million in fiscal year 1998 and $110 million in fiscal year 1997, were 20% of sales in fiscal years 1998 and 1997, as increases in expenses in the United States in fiscal year 1998 were offset by lower foreign marketing expenses due to the strengthening U.S. dollar.

General and Administrative. General and administrative expenses of $39 million, or 7% of sales, in fiscal year 1998, decreased from $42 million, or 8% of sales, in fiscal year 1997. The decrease in general and administrative expenses in fiscal year 1998 was due primarily to improved employee productivity and the effect of the stronger U.S. dollar on IB's expenses outside the United States.

Taxes on Earnings. IB's effective income tax rate was 40.2% in fiscal year 1998, compared to 47.0% in fiscal year 1997. These rates were higher than the U.S. federal statutory rate because IB had significant earnings in high-tax foreign countries. The fiscal year 1997 rate was greater than the fiscal year 1998 rate due to the larger portion of high-taxed foreign earnings in fiscal year 1997. Future tax rates may vary from the historic rates depending on the worldwide allocation of earnings and tax planning strategies.

Net Earnings. Net earnings of $23 million ($0.78 pro forma per share) in fiscal year 1998 increased from the $14 million ($0.47 pro forma per share) earned in fiscal year 1997. The increase in net earnings was due primarily to revenue growth in excess of marketing and general and administrative expenses and the other factors described above.

Fiscal Year 1997 Compared to Fiscal Year 1996

Sales. IB's sales of $542 million in fiscal year 1997 were 7% higher than its sales of $504 million in fiscal year 1996. All of IB's product lines contributed to the higher sales in fiscal year 1997. Geographically, sales in fiscal year 1997 in North America of $302 million and Asia of $70 million both increased 11% from fiscal year 1996, while sales in Europe of $142 million declined 3% in fiscal year 1997.

Gross Profit. IB's gross profit of $211 million in fiscal year 1997 was 39% of sales, compared to $194 million, or 38% of sales, in fiscal year 1996. The increase in gross profit was attributable primarily to improved sales volume and relatively constant fixed costs.

Research and Development. Research and development expenses of $32 million in fiscal year 1997 were 6% of sales compared to $30 million, or 6% of sales, in fiscal year 1996. The increase in research and development expenses, in absolute terms, was primarily due to increased consultancy costs.

Marketing. Marketing expenses of $110 million in fiscal year 1997 were 20% of sales compared to $107 million, or 21% of sales in fiscal year 1996. The increase in marketing expenses, in absolute terms, was primarily due to increased new product introductions and new sales offices in Latin America.

General and Administrative. General and administrative expenses of $42 million were 8% of sales in fiscal year 1997, compared to $45 million, or 9% of sales, in fiscal year 1996. The decrease in general and administrative expenses was due primarily to a reduction in corporate overhead expenses.

Taxes on Earnings. IB's effective income tax rate was 47.0% in fiscal year 1997, compared to 46.1% in fiscal year 1996. These rates were higher than the U.S. federal statutory rate because IB had significant earnings in high-tax foreign countries.

Net Earnings. Net earnings of $14 million ($0.47 pro forma per share) in fiscal year 1997 increased from the $6 million ($0.20 pro forma per share) earned in fiscal year 1996. The increase in net earnings was due primarily to revenue growth in excess of marketing and general and administrative expenses and the other factors described above.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It is effective for IB's 1999 fiscal year. The impact of the implementation of SFAS No. 130 on the combined financial statements of IB has not yet been determined.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. It is effective for IB's 1999 fiscal year. The impact of the implementation of SFAS No. 131 on the reporting of IB's segment information has not yet been determined.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and is effective for IB's 2000 fiscal year. The impact of the implementation of SFAS No. 133 on the combined financial statements of IB has not yet been determined.

Liquidity and Capital Resources

IB's debt has historically been incurred or managed at the parent level. In connection with the Distribution, a portion of Varian's debt will be assumed by IB. IB will not be able to rely on the earnings, assets or cash flows of VMS or VSEA after the Distribution to service this debt nor, however, will its earnings, assets or cash flows be used to contribute to the capital requirements of those entities.

The debt to be assumed by or transferred to IB at the time of the Distribution will consist of between $50 and $100 million of Term Loans and Notes Payable, based on Varian's outstanding indebtedness as of October 2, 1998 and projected operating results, certain other transactions and scheduled debt repayments through the Distribution Date. See "Forecasted Capitalization." As of October 2, 1998, interest rates on Varian's outstanding Term Loans ranged from 6.70% to 7.29%, and the weighted average interest rate on these Term Loans was 7.03%. As of October 2, 1998, interest rates on Varian's outstanding Notes Payable ranged from 1.50% to 49.00%, and the weighted average interest rate on these Notes Payable was 1.96%. While IB will assume 50% of the Term Loans, the specific Term Loans and Notes Payable, if any, that IB will assume in connection with the Distribution will be determined in accordance with the Distribution Agreement. See "The Distribution - Distribution Agreement." The Term Loans currently contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results. In connection with the assumption of the Term Loans by IB, the lender may revise existing or impose additional restrictive covenants. IB may enter into one or more credit facilities for working capital and other general corporate purposes after the Distribution. Any such credit facility may contain certain representations and warranties, conditions, affirmative, negative and financial covenants and events of default customary for such facilities. IB does not expect that it will have any outstanding borrowings under any such credit facility as of the Distribution.

Varian has used a centralized cash management system to finance its operations. Cash deposits from the businesses are transferred to Varian on a daily basis, and Varian funds Varian's required disbursements. As a result, IB reported no cash and cash equivalents, at October 2, 1998 and September 26, 1997, respectively. Pursuant to the Distribution Agreement, it is anticipated that IB will be entitled to receive a cash contribution from Varian in such amount so that as of the time of the Distribution, IB will have Net Debt equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worth of IB and VMS. Further, IB is entitled to receive approximately 50% of the estimated proceeds, if any, to be received by VMS after the Distribution from the sale of Varian's long-term leasehold interest at certain of its Palo Alto facilities, together with certain related buildings and other corporate assets and required to pay approximately 50% of any estimated transaction expenses to be paid by VMS after the Distribution (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses). See "The Distribution - Distribution Agreement."

IB generated $37 million of cash from operations in fiscal year 1998, compared to $17 million in fiscal year 1997 and $23 million in fiscal year 1996. Fiscal year 1998 net earnings plus non-cash charges for depreciation totaling $41 million, which was offset by a decrease of $7 million in liabilities and a $5 million decrease in customer advances, respectively, between fiscal year 1997 and fiscal year 1998, accounted for most of the cash generated.

IB used $54 million of cash for investing activities in fiscal year 1998, primarily for the acquisition of Chrompack International B. V., the remaining minority interest in Varian Iberica, S. L., as well as the replacement of machinery and equipment. This compares to $52 million used for investing activities in fiscal year 1997, primarily for the acquisitions of a product line from each of Rainin Instruments Company, Inc. and Otsuka Electronics (USA) Inc., as well as the replacement of machinery and equipment. IB used $22 million for investing activities in fiscal year 1996, primarily for capital expenditures.

IB currently has no plans to materially modify or expand its facilities or to make other material capital expenditures. Restructuring plans are currently being developed and are expected to result in additional costs and expenditures, the timing and amount of which have not yet been determined. In addition, the Distribution Agreement provides that IB is responsible for certain litigation described under "Business - Legal Proceedings" and further provides that IB will indemnify VSEA and VMS for one-third of the costs, expenses and other liabilities of Varian relating to certain discontinued operations of Varian, including certain environmental liabilities. See " -
 Environmental Matters."

IB's liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industry and global economies. Although IB's cash requirements will fluctuate based on the timing and extent of these factors, IB's management believes that cash generated from operations, together with IB's borrowing capability, will be sufficient to satisfy commitments for capital expenditures and other cash requirements for the current fiscal year and fiscal year 2000.

Environmental Matters

IB's operations are subject to various foreign, federal, state and/or local laws regulating the discharge of materials into the environment or otherwise relating to the protection of the environment. This includes discharges into soil, water and air, and the generation, handling, storage, transportation and disposal of waste and hazardous substances. In addition, several countries are reviewing proposed regulations that would require manufacturers to dispose of their products at the end of their useful life. These laws have the effect of increasing costs and potential liabilities associated with the conduct of such operations.

Varian has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under CERCLA at eight sites where Varian is alleged to have shipped manufacturing waste for recycling or disposal. Varian is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, foreign, federal, state and/or local agencies at certain current or former Varian facilities (including facilities disposed of in connection with Varian's sale of its Electron Devices business during fiscal year l995 and the sale of its TFS business during fiscal year 1997). Expenditures by Varian for environmental investigation and remediation amounted to $5 million in fiscal year 1998, compared with $2 million in fiscal year 1997 and $5 million in fiscal year 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, Varian nonetheless estimated that the future exposure for environmental-related investigation and remediation costs for these sites and facilities ranged in the aggregate from $22 million to $49 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. Management of Varian believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range and therefore Varian had accrued $22 million in estimated environmental costs as of October 2, 1998. The amount accrued has not been discounted to present value.

As to other sites and facilities, Varian has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, Varian estimated that the future exposure for environmental related investigation and remediation costs for these sites and facilities ranged in the aggregate from $40 million to $74 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, management of Varian determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range, and that the amount and timing of these futures costs were reliably determinable. Together, these amounts totaled $51 million at October 2, 1998. Accordingly, Varian had accrued $22 million as of October 2, 1998, which represents its best estimate of the future costs discounted at 4%, net of inflation. This accrual is in addition to the $22 million described in the preceding paragraph.

Under the Distribution Agreement, IB has agreed to indemnify VMS and VSEA for one-third of these environmental investigation and remediation costs, as adjusted for any insurance proceeds and tax benefits expected to be realized upon the payment of these costs. Accordingly, IB had recorded $8 million as its portion of these estimated future costs for environmental liabilities as of October 2, 1998.

The foregoing amounts are only estimates of anticipated future environmental related costs, and the amounts actually spent may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites and facilities involved. IB believes that most of these cost ranges will narrow as investigation and remediation activities progress.

IB believes that its reserves are adequate, but as the scope of its obligation becomes more clearly defined, these reserves may be modified and related charges against earnings may be made. Although any ultimate liability arising from environmental related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to IB's financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to IB's management and its best assessment of the ultimate amount and timing of environmental related events, IB's management believes that the costs of these environmental related matters are not reasonably likely to have a material adverse effect on the consolidated financial statements of IB.

Year 2000

General. The "Year 2000" problem refers to computer programs and other equipment with embedded microprocessors ("non-IT systems") which use only the last two digits to refer to a year, and which therefore might not properly recognize a year that begins with "20" instead of the familiar "19." As a result, those computer programs and non-IT systems might be unable to operate or process accurately certain date-sensitive data before or after January 1, 2000. Because IB relies heavily on computer programs and non-IT systems, and relies on third parties which themselves rely on computer programs and non-IT systems, the Year 2000 problem, if not addressed, could adversely effect IB's business, results of operations or financial condition.

State of Readiness. IB has initiated a comprehensive assessment of potential Year 2000 problems with respect to (1) internal systems, (2) products and (3) significant third parties with which IB does business.

IB has substantially completed its assessment of potential Year 2000 problems in internal systems, which systems have been categorized as follows, in order of importance: (a) enterprise information systems; (b) enterprise networking and telecommunications; (c) factory-specific information systems; (d) non-IT systems; (e) computers and packaged software; and (f) facilities systems. With respect to enterprise information systems, Varian in 1994 initiated replacement of its existing systems with a single company-wide system supplied by SAP America, Inc., which system is designed and tested by SAP for Year 2000 capability. Installation of that system has been staged to replace first those existing systems that are not Year 2000 capable. Installation of the new SAP system is approximately 70% complete, with 90% completion expected by July 1999 and full completion expected by the end of 1999. Upgrade of enterprise information systems is approximately 61% complete, with 80% completion expected by July 1999 and 100% completion expected by December 1999; upgrade of networking and telecommunications systems is approximately 95% complete, with 100% completion expected by July 1999; upgrade of factory-specific information systems is approximately 70% complete, with 91% completion expected by July 1999 and 93% completion expected by December 1999; and upgrade of non-IT systems, computers and packaged software, and facilities systems are approximately 80% complete, with 100% completion expected by July 1999. IB has initiated an assessment of potential Year 2000 problems in its current and previously-sold products. With respect to current products, that assessment and corrective actions are complete, and IB believes that all of its current products are Year 2000 capable; however, that conclusion is based in part on Year 2000 assurances or warranties from suppliers of computer programs and non-IT systems which are integrated into or sold with IB's current products.

With respect to previously-sold products, IB does not intend to assess Year 2000 preparedness of every product it has ever sold, but rather is focusing its assessments on products that will be under written warranties or are still relatively early in their useful life, are more likely to be dependent on non-IT systems that are not Year 2000 capable, and/or cannot be easily upgraded with readily available externally-utilized computers and packaged software. These assessments are expected to be substantially completed by July 1999. Where IB identifies previously-sold products that are not

Year 2000 capable, IB intends in some cases to develop and offer to sell upgrades or retrofits, identify corrective measures which the customer could itself undertake or identify for the customer other suppliers of upgrades or retrofits. There may be instances where IB will be required to repair and/or upgrade such products at its own expense. Schedules for completing those corrective actions vary considerably among IB's businesses and products, but are generally expected to be substantially completed by July 1999.

IB is still assessing potential Year 2000 problems of third parties with which IB has material relationships, which will be primarily suppliers of products or services. These assessments will identify and prioritize critical suppliers, review those suppliers' written assurances on their own assessments and correction of Year 2000 problems and develop appropriate contingency plans for those suppliers which might not be adequately prepared for Year 2000 problems. These assessments are expected to be substantially completed by April 1999.

Costs. As of October 2, 1998, IB estimates that it had incurred approximately $700,000 to assess and correct Year 2000 problems. Although difficult to assess, based on its assessment to date, IB estimates that it will incur approximately $550,000 in additional costs to assess and correct Year 2000 problems, which costs are expected to be incurred throughout fiscal year 1999 and the first half of fiscal year 2000. All of these costs have been and will continue to be expensed as incurred.

This estimate of future costs has not been reduced by expected recoveries from certain third parties, which are subject to indemnity, reimbursement or warranty obligations for Year 2000 problems. In addition, IB expects that certain costs will be offset by revenues generated by the sale of upgrades and retrofits and other customer support services relating to Year 2000 problems. However, there can be no assurance that IB's actual costs to assess and correct Year 2000 problems will not be higher than the foregoing estimate.

Risks. Failure of IB or its key suppliers to accurately assess and correct Year 2000 problems would likely result in interruption of certain of IB's normal business operations, which could have a material adverse effect on IB's business, results of operations or financial condition. If IB does not adequately identify and correct Year 2000 problems in its information systems, it could experience an interruption in its operations, including manufacturing, order processing, receivables collection and accounting, such that there would be delays in product shipments, lost data and a consequential impact on revenues, expenditures and financial reporting. If IB does not adequately identify and correct Year 2000 problems in its non-IT systems, it could experience an interruption in its manufacturing and related operations, such that there would be delays in product shipments and a consequential impact on revenues. If IB does not adequately identify and correct Year 2000 problems in previously-sold products, it could experience warranty or product liability claims by users of products which do not function correctly. If IB does not adequately identify and correct Year 2000 problems of the significant third parties with which it does business, it could experience an interruption in the supply of key components or services from those parties, such that there would be delays in product shipments or services and a consequential impact on revenues.

Management of IB believes that appropriate corrective actions have been or will be accomplished within the cost and time estimates stated above. Although IB does not expect to be 100% Year 2000 compliant by the end of 1999, IB does not currently believe that any Year 2000 non-compliance in IB's information systems would have a material adverse effect on IB's business, results of operations or financial condition. However, given the inherent complexity of the Year 2000 problem, there can be no assurance that actual costs will not be higher than currently anticipated or that corrective actions will not take longer than currently anticipated to complete. Risk factors which might result in higher costs or delays include the ability to identify and correct in a timely fashion Year 2000 problems; regulatory or legal obligations to correct Year 2000 problems in previously-sold products; ability to retain and hire qualified personnel to perform assessments and corrective actions; the willingness and ability of critical suppliers to assess and correct their own Year 2000 problems, including the products they supply to IB; and the additional complexity which will likely be caused by undertaking during fiscal year 1999 and fiscal year 2000 the separation of currently shared enterprise information systems as a result of the Distribution. See "Risk Factors - Transitioning to New Information Technology Infrastructure."

Because of uncertainties as to the extent of Year 2000 problems with IB's previously-sold products and the extent of any legal obligation of IB to correct Year 2000 problems in those products, IB cannot yet assess risks to IB with respect to those products. Because its assessments are not yet complete, IB also cannot yet conclude that the failure of critical suppliers to assess and correct Year 2000 problems is not reasonably likely to have a material adverse effect on IB's results of operations.

Contingency Plans. With respect to IB's enterprise information systems, IB has a contingency plan if the SAP system is not fully installed before December 31, 1999. That plan primarily involves installation where necessary of a Year 2000 capable upgrade of existing information systems pending complete installation of the SAP system. That upgrade is currently in acceptance testing, and, if functional, will be held for contingency purposes.

With respect to products and significant third parties, IB intends, as part of its on-going assessment of potential Year 2000 problems, to develop contingency plans for the more critical problems that might not be corrected December 31, 1999. It is currently anticipated that the focus of these contingency plans will be the possible interruption of supply of key components or services from third parties.

                                  MARKET RISK

Foreign Currency Exchange Risk

As a global concern, IB faces exposure to adverse movements in foreign currency exchange rates. This exposure may change over time as IB's business practices evolve and could have a material adverse impact on IB's financial results. Historically, IB's primary exposures have related to non-U.S. dollar denominated sales and purchases throughout Europe and Asia. The Euro was adopted as a common currency for members of the European Monetary Union on January 1, 1999. IB is evaluating, among other issues, the impact of the Euro conversion on its foreign currency exposure. Based on its evaluation to date, IB does not expect the Euro conversion to create any change in its currency exposure due to IB's existing hedging practices.

At the present time, Varian hedges its currency exposures in respect of the Instruments Business that are associated with certain assets and liabilities denominated in non-functional currencies and with anticipated foreign currency cash flows. Varian does not enter into forward exchange contracts for trading purposes. IB's forward exchange contracts generally range from one to three months in original maturity, and no forward exchange contract has an original maturity greater than one year.

Forward exchange contracts outstanding and their unrealized gains and losses as of October 2, 1998 are summarized as follows:

                                     Notional
                                        Value   Notional Unrealized
                                    Purchased Value Sold Gain/(Loss) Fair Value
                                    --------- ---------- ----------  ----------
                                             (Dollars in thousands)
Japanese yen.......................   $    --    $ 1,637       $  5        $ 31
French francs......................        --     11,550         --        (467)
Canadian dollars...................        --      7,042        206         260
British pounds.....................    12,044      4,050        537         515
Italian lira.......................        --      4,196         --        (217)
German marks.......................        --      1,955         --        (100)
Spanish pesetas....................        --        691         --         (38)
Korean won.........................        --        283         --           1
Australian dollars.................     6,396         --         --          23
Swiss francs.......................       246         --         --          10
Swedish kronor.....................     4,789         --         --          (5)
                                      -------    -------       ----        ----
  Total............................   $23,475    $31,404       $748        $ 13
                                      =======    =======       ====        ====

The fair value of forward exchange contracts generally reflects the estimated amounts that IB would receive or pay to terminate the contracts at the reporting date, thereby taking into account and approximating the current unrealized and realized gains or losses of open contracts. The notional amounts of forward exchange contracts are not a measure of IB's exposure.

Interest Rate Risk

Although payments under certain of the operating leases for IB's facilities are tied to market indices, IB is not exposed to material interest rate risk associated with its operating leases.

           SUMMARY OF SIGNIFICANT CAPITALIZATION FORECAST ASSUMPTIONS

The following financial forecast of the capitalization of IB is based on forecasts and assumptions by Varian's management concerning events and circumstances that are expected to occur subsequent to the latest historical balance sheet date but prior to and including April 1, 1999 (the anticipated Distribution Date), including future results of operations and other events. For purposes of the forecasted capitalization at April 1, 1999, net earnings in the first six months of fiscal year 1999 are assumed to approximate the same level as in the last six months of fiscal year 1998. In addition, restructuring plans are currently being developed and may result in additional charges to IB's equity. Assumptions with respect to events that will occur between October 3, 1998 and April 1, 1999 include the following:

 . Receipt of a cash contribution from Varian of $8 million and the assumption of long-term debt (including current portion) of $58 million from Varian.

 . Amendment of IB's Certificate of Incorporation to give IB authorized capital stock of (i) 99,000,000 shares of IB Common Stock of which approximately 29,909,061 shares will be issued and outstanding upon the Distribution
   (based upon the number of shares of Varian Common Stock outstanding as of December 15, 1998) and (ii) 1,000,000 shares of preferred stock, $.01 par value per share, none of which will be issued and outstanding upon the Distribution.

In Varian's management's judgment, the listed assumptions and forecasts reflect those material events or transactions that occurred since October 3, 1998 or are expected to occur prior to the anticipated Distribution Date, other than the potential restructuring charge discussed in the first paragraph above. There have been no changes in accounting principles anticipated in this capitalization forecast nor are any such changes currently contemplated.

Limitations On Projections And Forecasts

The assumptions and estimates underlying the projected and forecasted data and information in this Information Statement are inherently uncertain and, although considered reasonable by management of Varian, are subject to significant business, economic and competitive uncertainties, many of which are beyond the control of Varian and its subsidiaries. Accordingly, there can be no assurance that the projected and forecasted financial results will be realized. In fact, actual results in the future usually will differ from the forecasted financial results and the differences may be material.

Neither IB nor any of its subsidiaries intends after the date of this Information Statement to update any forecasted or projected financial data or information contained in this Information Statement and the absence of such an update should not be construed as any indication regarding the views or beliefs of management of Varian (or of IB after the Distribution) concerning the forecasted or projected data or information contained in this Information Statement

                           FORECASTED CAPITALIZATION

The following table sets forth the combined capitalization of IB as of October 2, 1998 on a historical basis, forecasted at April 1, 1999 (the anticipated Distribution Date), and as adjusted to give effect to the Distribution and the other transactions contemplated by the Distribution Agreement. The significant assumptions used below have been described in "Summary of Significant Capitalization Forecast Assumptions" on the preceding page. The following data is qualified in its entirety by the financial statements of the Instruments Business and other information contained elsewhere in this Information Statement.

                                                   Forecasted
                                        October 2,   At April
                                              1998         1,   Pro Forma After
                                        Historical  1999(/1/) Distribution(/1/)
                                        ---------- ---------- -----------------
                                                 (Dollars in millions)
Cash and cash equivalents..............     $   --     $   --            $  8.0
                                            ======     ======            ======
Notes payable..........................     $   --     $   --            $   --
                                            ======     ======            ======
Long-term Debt, including current
 portion...............................     $   --     $   --            $ 58.0
                                            ------     ------            ------
Equity:
  Divisional Equity....................     $243.5     $   --            $   --
  Common stock, par value $.01 per
   share:
   authorized - 99,000,000 shares
   issued and outstanding - none
   historical and 29,909,061
   pro forma...........................         --        0.3               0.3
  Preferred stock, par value $.01 per
   share:
   authorized - 1,000,000 shares
   issued and outstanding - none
   historical or pro forma.............
  Capital in Excess of Par Value.......                 254.2             204.2
                                            ------     ------            ------
    Total Equity.......................      243.5      254.5             204.5
                                            ------     ------            ------
      Total Capitalization.............     $243.5     $254.5            $262.5
                                            ======     ======            ======

-------
(1) See "Summary of Significant Capitalization Forecast Assumptions" on the preceding page.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements of the Instruments Business, which will become Varian, Inc. following the Distribution, set forth below consist of a pro forma balance sheet as of October 2, 1998 and a pro forma statement of earnings for the year ended October 2, 1998. The pro forma balance sheet was prepared to give effect to the Distribution as if it had occurred on October 2, 1998 and the pro forma statement of earnings was prepared to give effect to the Distribution as if it had occurred on September 27, 1997. The unaudited pro forma balance sheet set forth below does not purport to represent what the Instruments Business' financial position actually would have been had the Distribution occurred on the date indicated or to project the Instruments Business' financial position for any future date. The unaudited pro forma statement of earnings set forth below does not purport to represent what the Instruments Business' operations actually would have been or to project the Instruments Business' operating results for any future period. The unaudited pro forma adjustments are based upon currently available information and certain assumptions that the Instruments Business' management believes are reasonable. The unaudited pro forma statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of the Instruments Business and the notes thereto appearing elsewhere in this Information Statement.

              Unaudited Pro Forma Condensed Combined Balance Sheet

                                October 2, 1998

                                                    IB        Pro Forma  IB Pro
                                            Historical Adjustments(/1/)   Forma
                                            ---------- ----------------  ------
                                                  (Dollars in millions)
Assets
Current Assets
Cash and cash equivalents.................      $   --          $   8.0  $  8.0
Other current assets......................       241.7               --   241.7
                                                ------          -------  ------
Total current assets......................       241.7              8.0   249.7
Property, Plant and Equipment, net........        94.7               --    94.7
Other Assets..............................        67.7               --    67.7
                                                ------          -------  ------
Total Assets..............................      $404.1          $   8.0  $412.1
                                                ======          =======  ======
Liabilities And Stockholders' Equity
Current Liabilities
Notes payable and current portion of long-
 term debt................................      $   --          $   6.0  $  6.0
Other current liabilities.................       149.6               --   149.6
                                                ------          -------  ------
Total Current Liabilities.................       149.6              6.0   155.6
Long-term Debt............................          --             52.0    52.0
Other liabilities.........................        11.0               --    11.0
                                                ------          -------  ------
Total Liabilities.........................       160.6             58.0   218.6
Equity....................................       243.5            (50.0)  193.5
                                                ------          -------  ------
Total Liabilities and Equity..............      $404.1          $   8.0  $412.1
                                                ======          =======  ======

         Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(1) Assumes a cash contribution by Varian to IB of $8.0 million and the assumption by IB of $58.0 million in long-term debt, including current portion, from Varian in connection with the Distribution.

          Unaudited Pro Forma Condensed Combined Statement Of Earnings

                                Fiscal Year 1998

                                                   IB        Pro Forma  IB Pro
                                           Historical Adjustments(/1/)   Forma
                                           ---------- ----------------  ------
                                                 (Dollars in millions,
                                               except per share amounts)
Sales.....................................     $557.8            $  --  $557.8
                                               ------            -----  ------
Operating Costs and Expenses
Cost of sales.............................      336.4               --   336.4
Research and development..................       29.6               --    29.6
Marketing.................................      113.9               --   113.9
General and administrative................       38.7               --    38.7
                                               ------            -----  ------
Total operating costs and expenses........      518.6               --   518.6
                                               ------            -----  ------
Operating Earnings........................       39.2               --    39.2
Interest expense..........................         --             (4.1)   (4.1)
                                               ------            -----  ------
Operating Earnings before Taxes...........       39.2             (4.1)   35.1
Taxes on earnings.........................       15.8             (1.6)   14.2
                                               ------            -----  ------
Net Earnings..............................     $ 23.4            $(2.5) $ 20.9
                                               ======            =====  ======
Pro Forma Net Earnings Per Share(/2/).....     $ 0.78                   $ 0.70
                                               ======                   ======

     Notes to Unaudited Pro Forma Condensed Combined Statement Of Earnings

(1) Reflects pro forma adjustment for interest expense on $58.0 million of long-term debt at an estimated annual rate of interest of 7.03%. A change of 25 basis points in this estimated annual rate of interest would impact pro forma interest expense by $145,000. The pro forma adjustment for income taxes is based upon statutory income tax rates.

(2) The computation of pro forma net earnings per share is based on the weighted average number of shares of Varian Common Stock outstanding during fiscal year 1998, reflecting the anticipated ratio of one share of IB Common Stock for each share of Varian Common Stock outstanding at the time of the Distribution.

                                    BUSINESS

General

IB, a newly-formed, wholly-owned subsidiary of Varian, will own and operate the Instruments Business after the Distribution. References in this section to "IB" refer to IB and its subsidiaries after giving effect to the Internal Transfers and the Distribution. References in this section to the "Instruments Business" refer to the historical business and operations of the Instruments Business conducted by Varian prior to the Distribution.

Overview

IB develops, manufactures, sells and services a variety of scientific instruments and equipment. IB is a major supplier of analytical and research instruments and related equipment for studying the chemical composition of a myriad of substances, including metals, inorganic materials, organic compounds, polymers, natural substances and biochemicals. IB also develops, manufactures, sells and services nuclear magnetic resonance spectrometers for probing the structural properties of molecules and for producing non-invasive three-dimensional images of biomedical materials. IB also develops, manufactures, sells and services high vacuum products that serve a wide range of industrial and scientific applications, such as high-energy physics, surface analysis, scientific and industrial coating processes, analytical instrumentation and semiconductor manufacturing. IB is also a state-of-the-art contract manufacturer of advanced electronic assemblies and subsystems such as printed circuit boards. IB operates in 70 countries and at October 2, 1998 had approximately 3,000 employees.

Products

IB's products can be broadly classified into the following categories: analytical instruments, nuclear magnetic resonance instruments, vacuum products and electronic components assembly.

Analytical Instruments

Analytical Instruments includes Chromatography Systems and Optical Spectroscopy Instruments operations, which manufacture liquid and gas chromatographs, gas chromatograph/mass spectrometers, ultraviolet/visible/near-infrared spectrometers, atomic absorption spectrometers, inductively coupled plasma spectrometers, inductively coupled plasma/mass spectrometers, data management systems and small disposable tools used to prepare chemical samples for analysis. These products are used in environmental monitoring and analysis, biological and biochemical research, and quality control and research in such industries as pharmaceuticals, foods, metals, chemicals and petroleum as well as in independent test laboratories. They are employed in analyzing chemical substances including metals, inorganic materials, organic compounds, polymers, natural substances and biochemicals.

The Chromatography Systems operation ("CS") is a major international supplier of gas and liquid chromatographs, data management systems and gas chromatograph/mass spectrometer systems, as well as sample preparation products and other consumable supplies. Chromatography is a technique that separates a mixture of substances by taking advantage of the characteristics specific to each component. CS's systems are used for chemical analysis, industrial hygiene, pollution monitoring, pharmaceutical analysis and drug discovery and monitoring applications. CS supplies a complete line of products to provide all analytical and preparative requirements. CS's manufacturing facilities are located in Walnut Creek, California, Woburn, Massachusetts, Middelburg, The Netherlands and Harbor City, California.

The Optical Spectroscopy Instruments operation ("OSI") is a leading worldwide supplier of atomic absorption, inductively coupled plasma, inductively coupled plasma/mass spectrometers and ultraviolet/ visible/near infrared spectrophotometers - instruments that are used to measure compounds and some 66 different metals in various substances. Optical spectroscopy is a method of chemical analysis based on the absorption, or emission, by matter of electromagnetic radiation of a specific wavelength or frequency. OSI's manufacturing facility is located in Melbourne, Australia.

Nuclear Magnetic Resonance Instruments

Nuclear Magnetic Resonance Instruments ("NMRI") is a leading worldwide supplier of nuclear magnetic resonance ("NMR") spectrometers for advanced biomolecular, chemical and material science research, as well as for the more routine analytical work typically performed in industrial and academic environments. NMRI's manufacturing facilities are located in Palo Alto, California, and Fort Collins, Colorado.

NMR spectroscopy gives researchers the ability to determine the structure of many biomolecules including proteins, nucleic acids (DNA and RNA) and carbohydrates. NMRI's systems are used in a variety of laboratories, including those conducting basic research and larger facilities that are creating new pharmaceuticals. NMRI's systems can be found in all major pharmaceutical companies worldwide, where they are key tools in developing new drugs to fight disease.

Approximately 80% of NMRI's systems are used for analysis on liquids, 15% on solids and 5% on imaging (producing pictures). The imaging capability of NMR allows researchers to non-invasively capture a cross-sectional view of an object, for example the brain, to map and understand its various parts. Solid sample NMR research allows researchers to determine the microstructure of crystals, plastics, rubbers, ceramics, polymers and other solids.

Vacuum Products

Vacuum Products is a worldwide supplier of products used to create, maintain and contain a vacuum environment. These include vacuum pumps, helium leak detectors and related instruments and gauges, which are used in many commercial and scientific applications, including industrial processes, semiconductor manufacturing, high-energy physics, surface analysis and space research. Vacuum Products' manufacturing facilities are located in Lexington, Massachusetts and Torino, Italy.

Vacuum Products offers four types of vacuum pumps: primary, diffusion, turbo-molecular and ion. Primary pumps include rotary vane and dry diaphragm mechanical pumps, sorption pumps and dry scroll pumps. Diffusion pumps include the Very High Speed-Series products. Turbo-molecular pumps provide a high speed/compression ratio in a compact package. Ion pumps, used to achieve ultra-high vacuum environments, are used primarily to create ultra-high vacuum in a variety of applications, from electron microscopes to linear accelerators.

Vacuum Products also has been a worldwide leader in helium mass spectrometer leak detectors since the 1960s. These products are used in many commercial and scientific applications, including industrial processes, analytical instruments and high-energy physics.

Vacuum Products also produces an extensive line of vacuum instruments and gauges. Its gauge controllers and gauge tubes are designed for industrial use, where simplicity of operation and rugged design are important, as well as for research applications.

Electronic Components Assembly

Tempe Electronics Center ("TEC") is a contract electronic manufacturer of printed wiring assemblies. It supplies components to each of Varian's businesses; however, 80% of its sales are to customers other than Varian. Services range from design layout to total system integration, shipping to end customers and repair depot facilities. TEC has expertise in high-mix manufacturing, producing up to 1,800 different products each month. In addition to printed wiring assemblies, TEC performs electronic subassembly contract manufacturing and integrates complete systems. TEC serves a wide range of industries, including telecommunications, medical, network products, gaming, industrial controls, avionics and satellite communications. TEC's manufacturing facilities are located in Tempe, Arizona.

Marketing and Sales

In the United States, IB markets the largest portion of its products directly through its own sales and distribution organizations, although certain products are marketed through independent distributors and sales representatives. Sales to major markets outside the United States are generally made by IB's foreign-based sales and service staff, although some sales are made directly from the United States to foreign customers. In certain foreign countries, sales are made through various representative and distributorship arrangements. IB owns or leases sales and service offices in strategic regional locations in the United States and in foreign countries through its foreign sales subsidiaries and distribution operations. None of IB's products are distributed through retail outlets.

The markets in which IB competes are globalized. International sales accounted for 47%, 47% and 50% of sales for fiscal years 1998, 1997 and 1996, respectively. As a result, IB's customers increasingly require service and support on a worldwide basis. In addition to the United States, IB has manufacturing operations in Australia, Italy and The Netherlands as well as sales and service offices located throughout Europe, Asia and Latin America. IB has invested substantial financial and management resources to develop an international infrastructure to meet the needs of its customers worldwide. IB intends to continue to expand its presence in international markets.

Demand for IB's products is dependent upon the size of the markets for its products, the level of capital expenditures of IB's customers, the rate of economic growth in IB's major markets and competitive considerations. IB believes that demand for its products does not exhibit any significant seasonal pattern. No single customer accounted for 10% or more of IB's sales in fiscal 1998.

Virtually all new analytical methods and tests originate in academic research in universities and medical schools. If the utility of a new method or test is demonstrated by fundamental research, it often will then be used by pharmaceutical investigators, biotechnology companies, teaching hospitals or specialized clinical laboratories in an investigatory mode. In some cases, these new techniques eventually emerge in routine, high-volume clinical testing at hospitals and research labs. Generally, devices used at each stage from research to routine clinical applications employ the same fundamental processes but may differ in operating features such as number of tests performed per hour and degree of automation. By serving several customer groups with differing needs related through common science and technology, IB has the opportunity to broadly apply and leverage its expertise. IB's customers are continually searching for processes and systems that can perform tests faster, more efficiently and at lower costs. IB believes that its focus on automated and high throughput systems positions it to capitalize on this need.

Backlog

IB's recorded backlog was $125 million at October 2, 1998 and $132 million at September 26, 1997. It is IB's general policy to include in backlog only purchase orders or production releases that have firm delivery dates within one year. Recorded backlog may not result in sales because of cancellations or other factors. It is anticipated that all orders included in the October 2, 1998 backlog will be delivered before the close of fiscal year 1999.

Competition

Competition in IB's markets is based upon the performance capabilities of IB's products, technical support and after-market service, the manufacturer's reputation as a technological leader and the selling price. Management believes that performance capabilities are the most important of these criteria. The markets in which IB competes are highly competitive and are characterized by the application of mature but advanced technology. There are numerous companies that specialize in, and a number of larger companies that devote a significant portion of their resources to, the development, manufacture and sale of products that compete with those manufactured or sold by IB. Many of IB's competitors are well-known manufacturers with a high degree of technical proficiency. In addition, competition is intensified by the ever-changing nature of the technologies in the industries in which IB is engaged. The markets for IB's products are characterized by specialized manufacturers that often have strength in narrow segments of these markets. While the absence of reliable statistics makes it difficult to determine IB's relative market position in its industry segments, IB is confident it is one of the principal manufacturers in its primary fields. See "Risk Factors - Technological Change and New Products."

Each of IB's major businesses competes with many companies that address the same markets. In Analytical Instruments, IB competes with Hewlett-Packard, Waters Corporation, Perkin-Elmer, Thermo Electron, Shimadzu Corporation and numerous local suppliers. NMRI has two major competitors: Bruker and JEOL. In Vacuum Products, the primary competitors are Edwards High Vacuum, Pfeiffer, Leybold-Balzers and Alcatel. High-mix numerous local suppliers. NMRI has two major competitors: Bruker and JEOL. In Vacuum Products, the primary competitors are Edwards High Vacuum, Pfeiffer, Leybold-Balzers and Alcatel. High-mix contract manufacturers that compete with the Tempe Electronics Center include EFTCX Corporation, Xetel Corporation, CMC Industries, Sigmatron International and Smartflex Systems. See "Risk Factors - Competition."

Manufacturing

IB's principal manufacturing activities consist of precision assembly, test, calibration and machining activities. IB subcontracts a portion of its assembly, machining and printed circuit board assembly and testing. All other assembly, test and calibration functions are performed by IB. Some critical assembly activities are performed in clean-room environments at IB's facilities.

IB believes that the ability to manufacture reliable products in a cost-effective manner is critical to meeting the "just-in-time" delivery and other demanding requirements of its original equipment manufacturer ("OEM") and end-use customers. IB monitors and analyzes product lead times, warranty data, process yields, supplier performance, field data on mean time between failures, inventory turns, repair response time and other indicators so that it can continuously improve its manufacturing processes. IB has adopted a total quality management process.

IB has ten manufacturing facilities located throughout the world. Analytical Instruments has manufacturing facilities in Walnut Creek, California, Woburn, Massachusetts, Middelburg, The Netherlands, Harbor City, California, and Melbourne, Australia. NMRI has manufacturing facilities in Palo Alto, California, and Fort Collins, Colorado. Vacuum Products has manufacturing facilities in Lexington, Massachusetts, and Torino, Italy. Tempe Electronics Center has manufacturing facilities in Tempe, Arizona.

In 1993, the member states of the European Union ("EU") began implementation of their plan for a new unified EU market with reduced trade barriers and harmonized regulations. The EU adopted a significant international quality standard, the International Organization for Standardization Series 9000 Quality Standards ("ISO 9000"). All of IB's manufacturing facilities have been certified as complying with the requirements of ISO 9001.

Raw Materials

There are no specialized raw materials that are particularly essential to the operation of IB's business. IB's manufacturing operations require a wide variety of raw materials, electronic and mechanical components, chemical and biochemical materials and other supplies, some of which are occasionally found to be in short supply.

Many components used in IB's products, including proprietary analog and digital circuitry, are manufactured by IB. Other components, including packaging materials, superconducting magnets, integrated circuits, microprocessors, microcomputers and certain detector and data analysis modules, are acquired from other manufacturers. Most of the raw materials, components and supplies purchased by IB are available from a number of different suppliers; however, a number of items are purchased from limited or single sources of supply, and disruption of these sources could have a temporary adverse effect on shipments and the financial results of IB. IB believes alternative sources could ordinarily be obtained to supply these materials, but a prolonged inability to obtain certain materials or components could have an adverse effect on IB's financial condition or results of operations and could result in damage to its relationships with its customers. See "Risk Factors - Reliance on Suppliers."

Research and Development

IB is actively engaged in basic and applied research, development and engineering programs designed to develop new products and to improve existing products. During fiscal years 1998, 1997 and 1996, IB spent $29.6 million, $32.0 million and $29.9 million, respectively (net of customer funding), on company-sponsored research, development and engineering activities.

Although IB intends to continue to conduct extensive research and development activities, there can be no assurance that it will be able to develop and market new products on a cost-effective and timely basis, that such products will compete favorably with products developed by others or that IB's existing technology will not be superseded by new discoveries or developments. See "Risk Factors - Uncertainty of Market Acceptance of New Products."

Customer Support and Service

IB believes that its customer service and support are an integral part of its competitive strategy. As part of its support services, IB's technical support staff provides, typically at no additional cost, individual assistance in solving analysis problems, integrating vacuum components, designing circuit boards, etc., depending on the business. IB offers training courses and periodically sends its customers information on applications development. IB's products generally include a 90-day to one-year warranty, installation and certain user training, all at no additional cost. Service contracts may be purchased by customers to cover equipment no longer under warranty. Service work not performed under warranty or service contract is performed on a time and materials basis. IB installs and services its products primarily through its own field service organization.

Patent and Other Proprietary Rights

As a leader in the manufacture and sale of analytical and research instruments and vacuum products, IB has pursued a policy of seeking patent, copyright, trademark and trade secret protection in the United States and other countries for developments, improvements and inventions originating within its organization that are incorporated in IB's products or that fall within its fields of interest. As of October 2, 1998, IB owned approximately 205 patents in the United States and approximately 260 patents throughout the world, and had approximately 272 patent applications on file with various patent agencies worldwide. IB intends to file additional patent applications as appropriate.

IB relies on a combination of copyright, trade secret and other laws, and contractual restrictions on disclosure, copying and transferring title to protect its proprietary rights. IB has trademarks, both registered and unregistered, that are maintained and enforced to provide customer recognition for its products in the marketplace. IB also has agreements with third parties that provide for licensing of patented or proprietary technology. These agreements include royalty-bearing licenses and technology cross-licenses. While IB places considerable importance on its licensed technology, IB does not believe that the loss of any license would have a material adverse effect on IB's business.

IB's competitors, like companies in many high-technology businesses, routinely review the products of others for possible conflict with their own patent rights. Although IB has from time to time received notices of claims from others alleging patent infringement, IB believes that there are no pending patent infringement claims that might have a material adverse effect on the business of IB. See "Risk Factors - Uncertain Protection of Patent and Other Proprietory Rights."

Environmental Matters

For a discussion of environmental matters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Environmental Matters."

Employees

At October 2, 1998, IB had a total of approximately 3,033 full-time and temporary employees worldwide - 1,905 in North America, 532 in Western Europe, 125 in Asia, 386 in Australia and 85 in Latin America. IB's employees based in certain foreign countries may, from time to time, be subject to collective bargaining agreements. IB's OSI employees based in Australia conducted a strike in 1997, which was quickly resolved. Those employees are subject to a collective bargaining agreement that is scheduled for renewal in early 1999. IB currently considers its employee relations to be good.

IB's success depends to a significant extent upon a limited number of key employees and other members of senior management of IB. The loss of the service of one or more of these key employees could have a material adverse effect on IB. The success of IB's future operations depends in large part on IB's ability to recruit and retain engineers and technicians, as well as marketing, sales, service and other key personnel, who in each case are in great demand. IB's inability to attract and retain the personnel it requires could have a material adverse effect on IB's results of operations.

Properties

IB has manufacturing, warehouse, research and development, sales, service and administrative facilities which have an aggregate floor space of 661,000 and 506,500 square feet located in the United States and abroad, respectively, for a total of 1,167,500 square feet worldwide. Of these facilities, aggregate floor space of approximately 332,750 square feet is leased, and the remainder is owned by IB. The management of IB does not believe that there is any material long-term excess capacity in its facilities, although utilization is subject to change based on customer demand. The management of IB believes that the Instruments Business' facilities and equipment generally are well maintained, in good operating condition and suitable for IB's purposes and adequate for present operations.

IB has ten manufacturing facilities located throughout the world. IB's facilities are located in Palo Alto, California, Walnut Creek, California, Harbor City, California, Woburn, Massachusetts, Lexington, Massachusetts, Fort Collins, Colorado, Tempe, Arizona, Melbourne, Australia, Middelburg, The Netherlands, and Torino, Italy.

IB has 70 sales and service facilities located throughout the world, sixty-one of which are located outside the United States, including facilities located in Argentina, Australia, Austria, Belgium, Brazil, Canada, France, Japan, Korea, Mexico, The Netherlands, Spain, Sweden, Switzerland, Taiwan, the United Kingdom and Venezuela.

Legal Proceedings

Pursuant to the Distribution Agreement, IB has agreed to indemnify VSEA and VMS for any costs, liabilities or expenses with respect to any legal proceedings relating to the Instruments Business. In addition, IB has agreed to pay for one-third of the costs, liabilities and expenses of VSEA and VMS with respect to certain legal proceedings relating to discontinued operations of Varian. See "The Distribution - Distribution Agreement."

IB is also involved in certain other legal proceedings arising in the ordinary course of its business. While there can be no assurances as to the ultimate outcome of any litigation involving IB, IB's management does not believe any pending legal proceeding will result in a judgment or settlement that will have a material adverse effect on IB's financial position, results of operations or cash flow.

                                   MANAGEMENT

Board Of Directors

As of the Distribution Date, the five persons identified below are expected to constitute the board of directors of IB (the "IB Board"). Each individual listed below (other than Allen J. Lauer) is currently a director of Varian and will resign from the Board of Directors of Varian effective as of the Distribution Date. The IB Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

The following table sets forth names, in alphabetical order, and information about the five persons who are expected to serve as directors of IB after the
Distribution:

                                         Initial
 Name, Age and Current                      Term
 Principal Occupation                    Expires Information
 ---------------------                ---------  -----------
 Allen J. Lauer, 61..................      2000  Mr. Lauer is the Executive
  Executive Vice President of Varian             Vice President of Varian
                                                 responsible for the
                                                 Instruments Business. In more
                                                 than 30 years with Varian, Mr.
                                                 Lauer has served in numerous
                                                 key management roles. He was
                                                 named a corporate Vice
                                                 President of Varian in 1981,
                                                 was elevated to Senior Vice
                                                 President of Varian in 1989,
                                                 and became Executive Vice
                                                 President of Varian in 1990.
 John G. McDonald, 61................      2001  Professor McDonald is The
  The Industrial Bank of Japan                   Industrial Bank of Japan
  Professor of Finance at Stanford               Professor of Finance at
  University's Graduate School of                Stanford University's Graduate
  Business                                       School of Business, where he
                                                 has served on the faculty
                                                 since 1968. He is a director
                                                 of Golden State Vintners,
                                                 Inc., Scholastic Corporation
                                                 and TriNet Corporate Realty
                                                 Trust, Inc., and is an
                                                 independent trustee of eight
                                                 mutual funds managed by
                                                 Capital Research & Management
                                                 Co. and its affiliates.
                                                 Professor McDonald has been a
                                                 director of Varian since 1988.
 Wayne R. Moon, 58 ..................      2001  Mr. Moon is Chairman of the
  Chairman of the Board and Chief                Board and Chief Executive
  Executive Officer of Blue Shield of            Officer of Blue Shield of
  California                                     California (a health care
                                                 company), positions he has
                                                 held since 1993. From 1990 to
                                                 1993, he served as President
                                                 and Chief Operating Officer of
                                                 Kaiser Foundation Health Plan,
                                                 Inc. and Kaiser Foundation
                                                 Hospitals (health maintenance
                                                 organizations). Mr. Moon has
                                                 been a director of Varian
                                                 since 1995.
 D.E. Mundell, 67....................      2002  Mr. Mundell is Chairman of the
  Chairman of the Board of ORIX USA              Board of ORIX USA Corporation
  Corporation                                    and Advisor (a board-level
                                                 position) to ORIX Corporation
                                                 (both financial services
                                                 companies), positions he has
                                                 held since 1991. He is
                                                 director of Beazer Homes USA,
                                                 Inc. and Stockton Holdings,
                                                 Ltd. Mr. Mundell has been a
                                                 director of Varian since 1992.
 Elizabeth E. Tallett, 49............      2002  Ms. Tallett is President and
  President and Chief Executive                  Chief Executive Officer of
  Officer of Dioscor, Inc., and of               Dioscor, Inc. (a
  Ellard Pharmaceuticals Inc.                    biopharmaceutical company),
                                                 positions she has held since
                                                 1996. Ms. Tallett is also
                                                 President and Chief Executive
                                                 Officer of Ellard
                                                 Pharmaceuticals Inc. (a
                                                 pharmaceutical company),
                                                 positions she has held since
                                                 1998. From 1992 to 1996, Ms.
                                                 Tallett served as President
                                                 and Chief Executive Officer of
                                                 Transcell Technologies, Inc.
                                                 (a biotechnology company). Ms.
                                                 Tallett is a director of The
                                                 Principal Mutual Life
                                                 Insurance Company, Coventry
                                                 Health Care Inc. and
                                                 Integrated America Inc., and
                                                 is Chairman of the Board of
                                                 Huma Scan, Inc. She has been a
                                                 director of Varian since 1996.

Compensation Of Directors

Each director who is not an IB employee will receive an annual retainer fee of $20,000, plus $1,000 for each IB Board and committee meeting attended. The non-employee Chairman of the IB Board will receive a retainer fee of $90,000 (in lieu of any other annual retainer or committee chair fee), and directors chairing standing committees of the IB Board will each receive a retainer fee of $5,000. Under the IB Omnibus Stock Plan, each director who is not an IB employee will also receive, upon initial appointment or election to the IB Board, a non-qualified stock option to acquire 10,000 shares of IB Common Stock, and will receive annually thereafter a non-qualified stock option to acquire 5,000 shares of IB Common Stock. In lieu of these grants, any non-employee Chairman will receive upon initial appointment a non-qualified stock option to acquire 50,000 shares of IB Common Stock. Such stock options will be granted with an exercise price equal to the fair market value of IB Common Stock on the date of grant, becoming exercisable immediately on the date of grant and having a ten-year term. Directors who are IB employees will receive no compensation for their services as directors.

Committees of the IB Board Of Directors

The business of IB will be managed under the direction of the IB Board. The IB Board will have Audit and Compensation Committees. Members of the Audit and Compensation Committees will not be employees of IB.

Audit Committee

The Audit Committee's principal functions will be to review the scope of the annual audit of IB by its independent auditors, review the annual financial statements of IB and the related audit report as prepared by the independent auditors, recommend the selection of independent auditors each year and review any non-audit fees paid to the independent auditors. The members of the Audit Committee on the Distribution Date are expected to be the following non-employee directors: John G. McDonald (Chairman), Wayne R. Moon, D.E. Mundell and Elizabeth E. Tallett.

Compensation Committee

The Compensation Committee will administer the stock and cash incentive plans of IB and in this capacity it will make option grants or awards under these plans. In addition, the Compensation Committee will determine the compensation of the President and Chief Executive Officer and the other senior executives. The Compensation Committee will also recommend the establishment of policies dealing with various compensation and employee benefit plans for IB. The members of the Compensation Committee on the Distribution Date are expected to be the following non-employee directors: John G. McDonald, Wayne R. Moon, D.E. Mundell (Chairman) and Elizabeth E. Tallett.

Executive Officers

Set forth below is certain information with respect to the persons who are expected to serve as executive officers of IB immediately following the Distribution. Those persons listed below who are currently officers of Varian will relinquish their positions with Varian effective as of the Distribution Date.

                                                    Business Experience Prior
                                                    to
                                                    Becoming an Executive
 Name and Title                                 Age Officer of IB
 --------------                                 --- -------------------------
 Allen J. Lauer................................  61 Mr. Lauer is the Executive
  President and Chief Executive Officer             Vice President of Varian
                                                    responsible for the
                                                    Instruments Business. In
                                                    more than 30 years with
                                                    Varian, Mr. Lauer has
                                                    served in numerous key
                                                    management roles. He was
                                                    named a corporate Vice
                                                    President of Varian in
                                                    1981, was elevated to
                                                    Senior Vice President of
                                                    Varian in 1989, and became
                                                    Executive Vice President of
                                                    Varian in 1990.
 Garry W. Rogerson.............................  46 Mr. Rogerson is Vice
  Vice President, Analytical Instruments            President of Varian's
                                                    Analytical Instruments
                                                    business, which includes
                                                    the Chromatography Systems
                                                    business and Optical
                                                    Spectroscopy Instruments
                                                    business, a position he has
                                                    held since 1998. Mr.
                                                    Rogerson has been Vice
                                                    President and General
                                                    Manager of Varian's
                                                    Chromatography Systems
                                                    business (which is expected
                                                    to be a continuing
                                                    responsibility)
                                                    since 1994. Prior to this,
                                                    Mr. Rogerson served as
                                                    Sales and Marketing Manager
                                                    for Varian's NMR
                                                    Instruments business. Mr.
                                                    Rogerson has held various
                                                    other positions in the
                                                    Instruments Business during
                                                    his 19 years with Varian.
 Raymond J. Shaw...............................  49 Mr. Shaw is Vice President
  Vice President, NMR Instruments                   and General Manager of
                                                    Varian's NMR Instruments
                                                    business, positions he has
                                                    held since 1989. Mr. Shaw
                                                    has held various other
                                                    positions in the
                                                    Instruments Business during
                                                    his 20 years with Varian.
 Arthur W. Homan...............................  39 Mr. Homan is Associate
  Vice President, General Counsel and Secretary     General Counsel and
                                                    Assistant Secretary of
                                                    Varian, positions he has
                                                    held since 1998 and 1993,
                                                    respectively. From 1993 to
                                                    1998, he served as Senior
                                                    Corporate Counsel. Mr.
                                                    Homan has held various
                                                    positions in the legal
                                                    department during his 10
                                                    years with Varian.
 James L. Colbert..............................  52 Mr. Colbert is Controller
  Controller                                        of Varian's NMR Instruments
                                                    business, a position he has
                                                    held since 1992. Mr.
                                                    Colbert has held various
                                                    other positions during his
                                                    26 years with Varian.

Executive Officer Compensation

Summary of Compensation

Table I below sets forth a summary of the compensation paid by Varian for the last three fiscal years to the individual expected to be the chief executive officer of IB, and the four additional most highly compensated individuals (based on their fiscal year 1998 compensation from Varian) who are expected to be executive officers of IB immediately after the Distribution.

Table I

                           Summary Compensation Table

                                                                      Long-Term
                                                                     Compensation
                                                            ------------------------------
                                                                   Awards         Payouts
                                                            --------------------- --------
                                Annual Compensation                    Securities
                         ---------------------------------- Restricted Underlying
                                               Other Annual      Stock   Options/     LTIP    All Other
Name and                       Salary    Bonus Compensation   Award(s)       SARs  Payouts Compensation
Principal Position       Year     ($) ($)(/1/)     ($)(/2/)   ($)(/2/)   (#)(/4/) ($)(/5/)     ($)(/6/)
------------------       ----  ------ -------- ------------ ---------- ---------- -------- ------------
Allen J. Lauer           1998 338,910  232,936       33,050          0     36,000  347,454      101,096
President and Chief      1997 323,148  359,300       22,594    244,388     36,000  461,552      117,958
Executive Officer        1996 310,990  532,363       35,458    204,225     36,000  628,056       93,274
Garry W. Rogerson        1998 166,388   62,566        7,791          0      8,500   98,969       20,516
Vice President,          1997 156,024   89,372        8,796     52,369      7,200   88,644       15,487
Analytical Instruments   1996 148,564  108,864        9,307     43,763      5,500   83,344       17,419
Raymond J. Shaw          1998 164,731   63,210        5,232          0      7,500   87,125       22,853
Vice President,          1997 156,494  104,812        6,309     52,369      7,200   88,586       25,149
NMR Instruments          1996 150,522  124,416        6,164     43,763      6,000  152,048       23,438
Arthur W. Homan          1998 150,836   29,221        4,476     20,366      8,000        0       16,669
Vice President, General  1997 122,770   62,273        4,764     14,588      6,000        0       15,857
Counsel and Secretary    1996 117,233   66,372        3,057     37,125      5,000        0       12,872
James L. Colbert         1998 120,330   28,802            0          0      1,050        0       13,280
Controller               1997 115,703   33,386            0          0      1,050        0       14,655
                         1996 112,211   27,111            0          0      1,000        0       12,374

-------
(1) Consists of Varian Management Incentive Plan awards, Cash Profit-Sharing Plan allocations and (in some cases) special cash bonuses.
(2) Consists of amounts reimbursed for the payment of taxes on certain perquisites and personal benefits and (in some cases) cash payments for unused accrued vacation time.
(3) Consists of restricted shares of Varian Common Stock (valued at the closing market price on the date of grant), which shares are released from restrictions in three equal installments over a three-year period (the principal restriction being continued employment until the respective release dates), during which dividends, if any, are paid on such shares. The number and value (at $34.375 per share) of aggregate restricted stock holdings at the end of fiscal year 1998 were as follows: Mr. Lauer, 8,400 shares, $288,750; Mr. Rogerson, 1,800 shares, $61,875; Mr. Shaw, 1,800 shares, $61,875; Mr. Homan, 800 shares, $27,500; and Mr. Colbert, 0 shares, $0. Shares of restricted stock awarded for fiscal years 1998, 1997 and 1996, respectively, which partially vest in under three years were as follows: Mr. Lauer, 0 shares, 4,200 shares and 4,200 shares; Mr. Rogerson 0 shares, 900 shares and 900 shares; Mr. Shaw, 0 shares, 900 shares and 900 shares; Mr. Homan, 350 shares, 300 shares and 750 shares; and Mr. Colbert, 0 shares, 0 shares and 0 shares.
(4) Consists of shares of Varian Common Stock that may be acquired under stock options granted pursuant to the Varian Omnibus Stock Plan (no stock appreciation rights have been granted).
(5) Consists of cash payouts in fiscal years 1999, 1998 and 1997 under the long-term incentive feature of the Varian Omnibus Stock Plan for three-year cycles ended with fiscal years 1998, 1997 and 1996, respectively.
(6) Consists of (a) Varian contributions (including interest) to Retirement and Profit-Sharing Program and Supplemental Retirement Plan (or similar plan in Australia for Mr. Shaw) accounts for fiscal years 1998, 1997 and 1996, respectively (Mr. Lauer, $98,941, $116,157 and $91,816; Mr. Rogerson, $19,389, $14,604 and $16,718; Mr. Shaw, $22,836, $25,134 and $23,424; Mr.
    Homan, $16,184, $15,603 and $12,677; and Mr. Colbert, $12,516, $14,020 and
    $11,861); and (b) Varian-paid premiums for group term life insurance in fiscal years 1998, 1997 and 1996, respectively (Mr. Lauer, $2,155, $1,801 and $1,458; Mr. Rogerson, $1,127, $883 and $701; Mr. Shaw, $17, $15 and
    $14; Mr. Homan, $485, $254 and $195; and Mr. Colbert, $764, $635 and $513).

Stock Options

Grant of Options

Table II below sets forth information with respect to grants of options to purchase Varian Common Stock during the year ended October 2, 1998 to the individuals listed in Table I. These grants were made pursuant to the Varian Omnibus Stock Plan and are reflected in Table I.

Table II

                     Option/SAR Grants In Last Fiscal Year

                                             Individual Grants
                         ---------------------------------------------------
                                                                               Potential Realizable
                                              Percent of                         Value at Assumed
                                Number of Total Options/                       Annual Rates ofStock
                               Securities   SARs Granted Exercise             Price Appreciation for
                               Underlying             to  or Base                 Option Term(2)
                             Options/SARs   Employees in    Price Expiration -----------------------
Name                     Granted (#)(/1/)    Fiscal Year   ($/Sh)       Date      5% ($)     10% ($)
----                     ---------------- -------------- -------- ---------- ----------- -----------
Allen J. Lauer..........           36,000           3.55  58.1563   11/20/07   1,316,671   3,336,702
Garry W. Rogerson.......            8,500           0.84  58.1563   11/20/07     310,881     787,832
Raymond J. Shaw.........            7,500           0.74  58.1563   11/20/07     274,306     695,146
Arthur W. Homan.........            8,000           0.79  58.1563   11/20/07     292,593     741,489
James L. Colbert........            1,050           0.10  58.1563   11/20/07      38,403      97,330

-------
(1) Consists of stock options, which were granted at an exercise price of 100% of the market price of the underlying shares on the date of grant, become exercisable over three years at the rate of approximately one-third each year and expire ten years from the date of grant. Payment of the exercise price may be made under a promissory note or by delivery of already-owned shares.
(2) The 5% and 10% assumed annual rates of stock price appreciation would result from per share prices of $94.73 and $150.84, respectively. Such assumed rates are not intended to represent a forecast of possible future appreciation of Varian Common Stock or total stockholder return.

Aggregated Option Exercises and Year-End Values

Table III sets forth as of October 2, 1998, for each of the individuals listed in Table I (i) the total number of shares of Varian Common Stock received upon exercise of options during 1998, (ii) the value realized upon such exercise (based on the fair market value of the underlying shares of Varian Common Stock on the exercise date), (iii) the total number of unexercised options to purchase Varian Common Stock (exercisable and unexercisable) and (iv) the value of such options which were in-the-money at October 2, 1998 (based on the closing price of Varian Common Stock at October 2, 1998, $34.375).

Table III

              Aggregated Option/SAR Exercises In Last Fiscal Year
                     And Fiscal Year-End Option/SAR Values

                                              Number of Securities      Value of Unexercised
                           Shares            Underlying Unexercised          IntheMoney
                         Acquired            Options/SARs at Fiscal    Options/SARs at Fiscal
                               on    Value        Year-End(#)               YearEnd ($)
                         Exercise Realized ------------------------- -------------------------
Name                          (#)      ($) Exercisable Unexercisable Exercisable Unexercisable
----                     -------- -------- ----------- ------------- ----------- -------------
Allen J. Lauer..........        0        0     126,000        72,000     717,150             0
Garry W. Rogerson.......        0        0       6,284        15,134           0             0
Raymond J. Shaw.........        0        0      19,600        14,300      65,016             0
Arthur W. Homan.........    1,000   27,875       6,333        13,667           0             0
James L. Colbert........    1,000   19,500       1,566         2,084           0             0

           Long-Term Incentive Plans--Awards In Last Fiscal Year(/1/)

                                                          Estimated Future Payouts under
                             Number of     Performance or   NonStock PriceBased Plans
                         Shares, Units Other Period Until --------------------------------------
                              or Other      Maturation or  Threshold        Target      Manixmum
Name                        Rights (#)             Payout   ($)(/2/)      ($)(/2/)      ($)(/4/)
----                     ------------- ------------------ -----------    -----------   ---------
Allen J. Lauer..........           N/A          1998-2000         25,604        67,423        --
Garry W. Rogerson.......           N/A          1998-2000          5,717        22,582        --
Raymond J. Shaw.........           N/A          1998-2000          5,033        19,880        --
Arthur W. Homan.........           N/A                N/A            N/A           N/A        --
James L. Colbert........           N/A                N/A            N/A           N/A        --

-------
(1) Determinations by Varian's Organization and Compensation Committee (the "Varian Committee") that a named executive officer may participate in the long-term incentive feature of the Varian Omnibus Stock Plan ("LTI") and might receive a payout for a specified period is an award for purposes of this table. Awards (i.e., the determination of participation in the LTI) for the 1998-2000 cycle were made in fiscal year 1998. Under the LTI, each named executive officer is eligible to receive compensation payable in cash or in Varian Common Stock, or a combination thereof, based upon Varian's achievement of objectives for average annual return on net assets ("RONA") and revenue growth ("RG") over a three-year cycle. No estimate or assumption made in connection with this table is intended to represent a forecast of possible future performance of Varian.
(2) If the minimum level of RONA or RG established by the Varian Committee at the beginning of the three-year cycle is achieved, the minimum amount payable ranges from 3% to 7.5% of annual base salary as of the end of the last fiscal year of the cycle. If neither RONA nor RG for the three-year cycle equals the applicable minimum level, no amount will be paid. The minimum amount payable, if any amount is paid at all, depends on each named executive's base salary in the last year of the cycle, and the amounts set forth above assume that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to the executive officer's 1999 annual base salary.
(3) A "Target" award is not determinable under the LTI. The amounts shown are estimates of the payout for the three-year cycle assuming (a) that the RONA and revenues for the remaining years of the cycle are the same as RONA and revenues for fiscal year 1998 and (b) that each named executive officer's annual base salary at the end of fiscal year 2000 will be identical to his 1999 annual base salary. The actual payment for the three-year cycle may be greater or less than the estimates shown in this column, depending upon the actual RONA and revenues for fiscal years 1998, 1999 and 2000, the actual base salary of the named executive officer at the end of fiscal year 2000, and the aggregate payout to all participants (see footnote 4 below).
(4) The maximum amount payable is not determinable or estimable prior to the end of the three-year cycle for the following reason: If the maximum levels of RONA and RG established by the Varian Committee at the beginning of the three-year cycle are achieved or exceeded, the maximum amount payable ranges from 100% to 200% of annual base salary as of the end of the last fiscal year of the cycle. The maximum amount payable is reduced, however, if the aggregate LTI payout to all participants (including the named executive officers) would exceed 5% (before such payouts) of Varian's pre-tax operating earnings in the last fiscal year of the three-year cycle. This variable makes the maximum amount not determinable or estimable.

Change In Control Agreements

Certain IB executive officers are already parties to change in control agreements (the "Agreements") with Varian which provide for the payment of specified compensation and benefits upon certain terminations of their employment following a change in control of Varian. These change in control agreements will be assumed by IB pursuant to the terms of such Agreements. Some of these Agreements are expected to be amended to reflect the executive officers' new and increased responsibilities with IB. In addition, IB executive officers not already parties to Agreements with Varian may be offered similar change in control agreements with IB.

Under the current Agreements, a change in control of the company is defined to occur (a) if any individual or group becomes the beneficial owner of 30% or more of the combined voting power of the company's outstanding securities, (b) if "continuing directors" (defined as the directors of the company as of the date of the Agreement and any successor to any such directors who was nominated or selected by a majority of the directors in office at the time of his nomination or selection and who is not affiliated or associated in any way with an individual or group who is a beneficial owner of more than 10% of the combined voting power of the company's outstanding securities) cease to constitute at least a majority of the board of directors, or (c) if there occurs a reorganization, merger, consolidation or other corporate transaction involving the company in which the stockholders of the company do not own more than 50% of the combined voting power of the company or other corporation resulting from such transaction, or (d) if all or substantially all of the company's assets are sold, liquidated or distributed. The Distribution will not be deemed a change in control under the Agreements.

In the Agreements, the affected executive officers have agreed that they will not voluntarily leave the company's employ during a tender or exchange offer, proxy solicitation in opposition to the board of directors or other effort by any party to effect a change in control of the company. This is intended to assure that management will continue to act in the interest of the stockholders rather than be affected by personal uncertainties during any attempts to effect a change in control of the company, and to enhance the company's ability to attract and to retain executives.

Each Agreement provides that if within 18 months of a change in control (i) the company terminates the employee's employment other than by reason of his death, disability, retirement or for cause (as defined in the Agreement) or (ii) the employee terminates his employment for "good reason," the employee will receive a lump sum severance payment equal to 2.50 (in the case of the senior executives) times the sum of the employee's annual base salary plus the highest annual bonus paid to the employee in any of the three years ending prior to the date of termination. "Good reason" is defined as the following after a change in control of the company: certain material changes in assignment of duties; certain reductions in compensation; certain material changes in employee benefits and perquisites; a change in the site of employment; the company's failure to obtain the written assumption by its successor of the obligations contained in the Agreement; attempted termination of employment for cause on grounds insufficient to constitute a basis of termination for cause under the terms of the Agreement; or the company's failure to promptly make any payment required under the terms of the Agreement in the event of a dispute relating to employment termination.

Each Agreement provides that upon termination or resignation occurring under the circumstances described above, the employee will receive a continuation of all insurance and other benefits on the same terms as if he remained an employee or equivalent benefits will be provided until the earlier to occur of commencement of substantially equivalent full-time employment with a new employer or 24 months after the date of termination of employment with the company. Each Agreement also provides that all stock options granted become exercisable in full according to their terms, and that any unreleased restricted stock be released from restrictions. Each Agreement also provides that all outstanding long-term incentive award cycles under the Varian Omnibus Stock Plan shall be paid out at the "target" level without pro-rating for remaining periods under these cycles. Each Agreement further provides that in the event that any payments and benefits received by the employee from the company would subject that person to the excise tax contained in Section 280G of the Code the employee will be entitled to receive an additional payment that will place the employee in the same after-tax economic position that the employee would have enjoyed if such excise tax had not applied.

                           THE IB OMNIBUS STOCK PLAN

The IB Omnibus Stock Plan is expected to be adopted by the IB Board effective as of the Distribution.

Purpose of the IB Omnibus Stock Plan

The IB Omnibus Stock Plan is intended to promote the success of IB by providing a vehicle under which a variety of stock-based incentive and other awards can be granted to employees and consultants and to directors of IB who are not employees of IB or any affiliate ("non-employee directors").

Description of the IB Omnibus Stock Plan

The following paragraphs provide a summary of the principal features of the IB Omnibus Stock Plan and its operation. The IB Omnibus Stock Plan has been filed as an exhibit to the Registration Statement of which this Information Statement is a part. See "Available Information."

General

The IB Omnibus Stock Plan provides for the granting of stock options, stock appreciation rights ("SARs"), restricted stock, performance units and performance shares (collectively, "IB Awards") to eligible IB Omnibus Stock Plan participants. The maximum number of shares of IB Common Stock available for IB Awards under the IB Omnibus Stock Plan will be 4,200,000, plus such number of shares as may be granted in substitution for other options in connection with the Distribution.

Administration of the IB Omnibus Stock Plan

The IB Omnibus Stock Plan will be administered by the Compensation Committee of the IB Board. The members of the Compensation Committee must qualify as "non-employee directors" under Rule 16b-3 under the Exchange Act, and as "outside directors" under Section 162(m) of the Code ("Section 162(m)") (for purposes of qualifying the IB Omnibus Stock Plan as performance-based compensation under
Section 162(m)).

Subject to the terms of the IB Omnibus Stock Plan, the Compensation Committee has the sole discretion to determine the employees and consultants who will be granted IB Awards, the size and types of such IB Awards, and the terms and conditions of such IB Awards. The Compensation Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation Committee, but only the Compensation Committee can make awards to participants who are subject to Section 16 of the Exchange Act.

Eligibility to Receive Awards

Employees and consultants of IB and its affiliates are eligible to be selected to receive one or more IB Awards. The actual number of individuals who will receive IB Awards under the IB Omnibus Stock Plan cannot be determined because eligibility for participation in the IB Omnibus Stock Plan is in the discretion of the Compensation Committee. The IB Omnibus Stock Plan also provides for the grant of non-qualified stock options to IB's non-employee directors. Such options will be granted pursuant to an automatic, non-discretionary formula.

Options

The Compensation Committee may grant non-qualified stock options, incentive stock options (which are entitled to favorable tax treatment), or a combination thereof. The number of shares covered by each option will be determined by the Compensation Committee, but during any fiscal year of IB, no participant may be granted options for more than 1,000,000 shares.

The price of the shares of IB Common Stock subject to each stock option is set by the Compensation Committee but cannot be less than 100% of the fair market value (on the date of grant) of the shares covered by the option. In addition, the exercise price of an incentive stock option must be at least 110% of fair market value if (on the grant date) the participant owns stock possessing more than 10% of the total combined voting power of all classes of stock of IB or any of its subsidiaries. Nevertheless, substitute options may be granted at less than fair market value to employees or consultants who receive such options in connection with a corporate reorganization. Also, the aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year may not exceed $100,000.

The exercise price of each option must be paid in full at the time of exercise. The Compensation Committee also may permit payment through the tender of shares of IB Common Stock that are already owned by the participant, or by any other means which the Compensation Committee determines to be consistent with the IB Omnibus Stock Plan's purpose. Any taxes required to be withheld must be paid by the participant at the time of exercise.

Options become exercisable at the times and on the terms established by the Compensation Committee. Options expire at the times established by the Compensation Committee but not later than 10 years after the date of grant (except in certain cases involving the death of the optionee). The Compensation Committee may extend the maximum term of any option granted under the IB Omnibus Stock Plan, subject to the preceding limits.

Non-Employee Director Options

Under the IB Omnibus Stock Plan, each non-employee director automatically will receive, as of the later of (a) the non-employee director's appointment or election to the IB Board, or (b) ten business days after the effective date of the IB Omnibus Stock Plan, a non-qualified stock option to purchase 10,000 shares. Each non-employee director will also automatically receive a non-qualified stock option to purchase 5,000 shares coincident with each subsequent annual meeting of IB, provided the non-employee director serves continuously as a director through the next grant date. In lieu of the above grants, any non-employee Chairman of the IB Board automatically will receive, as of the later of (a) the date he or she becomes Chairman or (b) ten business days after the effective date of the IB Omnibus Stock Plan, a non-qualified stock option to purchase 50,000 shares.

The exercise price of each non-employee director and Chairman option will be 100% of the fair market value (on the date of grant) of the shares covered by the option. Nevertheless, substitute options may be granted at less than fair market value to non-employee directors who receive such options in connection with a corporate reorganization. Each option will become exercisable on the grant date. All options granted to non-employee directors generally will have a term of ten years from the date of grant. If a director terminates service on the IB Board prior to an option's normal expiration date, the period of exercisability of the option may be shorter, depending upon the reason for the termination.

In addition, non-employee directors may elect to receive shares of IB Common Stock under the IB Omnibus Stock Plan in lieu of cash compensation.

Stock Appreciation Rights

The Compensation Committee determines the terms and conditions of each SAR. SARs may be granted in conjunction with an option, or may be granted on an independent basis. The number of shares covered by each SAR will be determined by the Compensation Committee, but during any fiscal year of IB, no participant may be granted SARs for more than 1,000,000 shares. Upon exercise of an SAR, the participant will receive payment from IB in an amount determined by multiplying: (1) the difference between the fair market value of a share on the date of exercise over the grant price (fair market value of a share on the grant date), times (2) the number of shares with respect to which the SAR is exercised. SARs may be paid in cash or shares of IB Common Stock, as determined by the Compensation Committee. SARs are exercisable at the times and on the terms established by the Compensation Committee.

Restricted Stock Awards

Restricted stock awards are shares of IB Common Stock that vest in accordance with terms and conditions established by the Compensation Committee. The number of shares of restricted stock granted to a participant (if any) will be determined by the Compensation Committee, but during any fiscal year of IB, no participant may be granted more than 100,000 shares.

In determining whether an award of restricted stock should be made and/or the vesting schedule for an award, the Compensation Committee may impose whatever conditions to vesting it determines to be appropriate. For example, the Compensation Committee may determine to grant restricted stock only if performance goals established by the Compensation Committee are satisfied. Any performance goals may be applied on a company-wide or an individual business unit basis, as determined by the Compensation Committee. See discussion below of " - Performance Goals."

Performance Units And Performance Shares

Performance Units and Performance Shares are IB Awards which will result in a payment to a participant only if performance goals established by the Compensation Committee are satisfied. The initial value of each Performance Unit and each Performance Share shall not exceed the fair market value (on the date of grant) of a share of IB Common Stock. The applicable performance goals will be determined by the Compensation Committee, and may be applied on a company-wide or an individual business unit basis, as deemed appropriate in light of the participant's specific responsibilities. See " - Performance Goals."

In addition to the performance requirements discussed above, Performance Units and Performance Shares are subject to additional limits set forth in the IB Omnibus Stock Plan. During any fiscal year of IB, no participant shall receive more than 100,000 Performance Units or Performance Shares.

Performance Goals

The Compensation Committee in its discretion may make performance goals applicable to a participant with respect to an IB Award. At the Compensation Committee's discretion, one or more of the following performance goals may apply: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return. The Compensation Committee may also use other performance goals.

EBIT means IB's or a business unit's income before reductions for interest and taxes. EBITDA means IB's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means IB's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means IB's or a business unit's income after taxes. Operating cash flow means IB's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to IB's or a business unit's EBIT (but before incentive compensation), divided by IB's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to IB's net income, divided by average stockholders' equity. Return on sales means the percentage equal to IB's or a business unit's EBIT (but before incentive compensation), divided by IB's or the business unit's, as applicable, revenue. Revenue means IB's or a business unit's sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of the IB Common Stock.

Nontransferability of IB Awards

IB Awards granted under the IB Omnibus Stock Plan may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the applicable laws of descent and distribution.

Tax Aspects

A recipient of a stock option or SAR will not have taxable income upon the grant of the option. For options and SARs other than incentive stock options, the participant will recognize ordinary income upon exercise in an amount equal to the excess of the fair market value of the shares over the exercise price (the "appreciation value") on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be capital gain or loss.

Purchase of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except for purposes of the alternative minimum tax. Gain or loss recognized by the participant on a later sale or other disposition will either be long-term capital gain or loss or ordinary income depending upon whether the participant holds the shares transferred upon the exercise for a specified period. Any ordinary income recognized will be in the amount, if any, by which the lesser of the fair market value of such shares on the date of exercise or the amount realized from the sale exceeds the option price.

Unless the participant elects to be taxed at the time of receipt of restricted stock, Performance Units or Performance Shares, the participant will not have taxable income upon the receipt of the IB Award, but upon vesting will recognize ordinary income equal to the fair market value of the shares or cash at the time of vesting.

At the discretion of the Compensation Committee, the IB Omnibus Stock Plan allows a participant to satisfy tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an IB Award by electing to have shares of IB Common Stock withheld, or by delivering to IB already-owned shares, having a value equal to the amount required to be withheld.

IB generally will be entitled to a tax deduction in connection with an IB Award under the IB Omnibus Stock Plan only in an amount equal to the ordinary income realized by the participant and at the time the participant recognizes such income. However, IB may not be entitled to a deduction in connection with certain substitute stock options issued in connection with the Distribution. In addition, Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to IB's Chief Executive Officer and to each of the other four most highly compensated executive officers. The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1 million. However, IB can preserve the deductibility of certain compensation in excess of $1 million if it complies with conditions imposed by Section 162(m), including the establishment of a maximum number of shares with respect to which IB Awards may be granted to any one employee during one year, and for IB Awards other than options and SARs, the IB Omnibus Stock Plan sets forth performance goals which must be achieved prior to payment of the IB Awards. The IB Omnibus Stock Plan has been designed to permit the Compensation Committee to grant IB Awards which satisfy the requirements of Section 162(m), thereby permitting IB to continue to receive a federal income tax deduction in connection with such IB Awards.

Amendment and Termination of the IB Omnibus Stock Plan

The IB Board generally may amend or terminate the IB Omnibus Stock Plan at any time and for any reason.

                        THE IB MANAGEMENT INCENTIVE PLAN

The IB Management Incentive Plan is expected to be adopted by the IB Board effective as of the Distribution.

Background and Reasons for Adoption

Under Section 162(m), the federal income tax deductibility of compensation paid to IB's Chief Executive Officer and to each of its next four most highly compensated executive officers may be limited to the extent that it exceeds $1 million in any one year. IB can deduct compensation in excess of that amount if it qualifies as "performance-based compensation" under Section 162(m). The IB Management Incentive Plan is intended to permit IB to pay incentive compensation which qualifies as performance-based compensation, thereby permitting IB to receive a federal income tax deduction for the payment of such incentive compensation.

Description of the IB Management Incentive Plan

The following paragraphs provide a summary of the principal features of the IB Management Incentive Plan and its operation. The IB Management Incentive Plan has been filed as an exhibit to the Registration Statement of which this Information Statement is a part.

Purpose of the IB Management Incentive Plan

The IB Management Incentive Plan is intended to motivate IB's key employees to increase stockholder value by (1) linking a portion of their cash compensation to IB's financial performance, (2) providing rewards for improving IB's financial performance and (3) helping to attract and retain key employees.

Administration of the IB Management Incentive Plan

The IB Management Incentive Plan will be administered by the Compensation Committee. The members of the Compensation Committee must qualify as "outside directors" under Section 162(m) (for purposes of qualifying the IB Management Incentive Plan as performance-based compensation under such section). Subject to the terms of the IB Management Incentive Plan, the Compensation Committee has the sole discretion to determine the key employees who will be granted awards, and the amounts, terms and conditions of each award. The Compensation Committee may delegate its authority to grant and administer awards to one or more officers or directors appointed by the Compensation Committee, but only with respect to awards that are not intended to qualify as performance-based compensation under Section 162(m).

Eligibility to Receive Awards

Eligibility for the IB Management Incentive Plan is determined in the discretion of the Compensation Committee. In selecting participants for the IB Management Incentive Plan, the Compensation Committee will choose key employees of IB and its affiliates who are likely to have a significant impact on IB performance.

Awards and Performance Goals

Under the IB Management Incentive Plan, the Compensation Committee will establish (1) the performance goals which must be achieved in order for the participant to actually be paid an award and (2) a formula or table for calculating a participant's award, depending upon how actual performance compares to the preestablished performance goals. A participant's award will increase or decrease as actual performance increases or decreases. The Compensation Committee also will determine the periods for measuring actual performance (the "performance period"). Performance periods may last as long as three fiscal years of IB.

The Compensation Committee may set performance periods and performance goals which differ from participant to participant. For example, the Compensation Committee may choose performance goals based on either company-wide or business unit results, as deemed appropriate in light of the participant's specific responsibilities. For purposes of qualifying awards as performance-based compensation under Section 162(m), the Compensation Committee will specify performance goals from the following list: EBIT, EBITDA, earnings per share, net income, operating cash flow, return on assets, return on equity, return on sales, revenue and stockholder return.

EBIT means IB's or a business unit's income before reductions for interest and taxes. EBITDA means IB's or a business unit's income before reductions for interest, taxes, depreciation and amortization. Earnings per share means IB's or a business unit's net income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding. Net income means IB's or a business unit's income after taxes. Operating cash flow means IB's or a business unit's sum of net income plus depreciation and amortization less capital expenditures plus certain specified changes in working capital. Return on assets means the percentage equal to IB's or a business unit's EBIT (but before incentive compensation), divided by IB's or a business unit's, as applicable, average net assets. Return on equity means the percentage equal to IB's net income, divided by average stockholders' equity. Return on sales means the percentage equal to IB's or a business unit's EBIT (but before incentive compensation), divided by IB's or the business unit's, as applicable, revenue. Revenue means IB's or a business unit's sales. Stockholder return means the total return (change in share price plus reinvestment of any dividends) of a share of IB Common Stock.

For any performance period, no participant may receive an award of more than the lesser of (1) 200% of the participant's annualized salary rate on the last day of the performance period or (2) $2 million. Also, the total of all awards for any performance period cannot exceed 8% of IB's EBIT before incentive compensation for the most recent completed fiscal year of IB. Awards which exceed this overall limit will be pro-rated so that the total does not exceed such limit.

Determination of Actual Awards

After the end of each performance period, a determination will be made as to the extent to which the performance goals applicable to each participant were achieved or exceeded. The actual award (if any) for each participant will be determined by applying the formula to the level of actual performance which was achieved. However, the Compensation Committee retains discretion to eliminate or reduce the actual award payable to any participant below that which otherwise would be payable under the applicable formula. Awards under the IB Management Incentive Plan generally will be payable in cash or IB Common Stock within 120 days after the performance period during which the award was earned.

Amendment and Termination of the IB Management Incentive Plan

The IB Board may amend or terminate the IB Management Incentive Plan at any time and for any reason.

                          OWNERSHIP OF IB COMMON STOCK

IB is currently a wholly owned subsidiary of Varian. Table IV sets forth information as to the beneficial ownership of IB Common Stock, as of the Distribution Date (and following the Distribution) as if the Distribution took place on December 15, 1998, by (a) each expected officer named in Table I, (b) each expected director of IB, (c) all expected directors and executive officers of IB as a group and (d) each person who, to IB's knowledge, beneficially owned more than 5% of the outstanding shares. The information in Table IV is based on the ownership of Varian Common Stock as of December 15, 1998 and the number of shares of IB Common Stock expected to be distributed to each existing stockholder of Varian in the Distribution.

Table IV

Directors and Officers

                                                                         Percent of
                            Shares of IB Common Stock            Outstanding Shares
                                       expected to be                expected to be
Name                     Beneficially Owned(/1/)(/2/)       Beneficially Owned(/1/)
----                     ----------------------------       -----------------------
John G. McDonald........                       19,800(/8/)                        *
Wayne R. Moon...........                        6,836(/4/)                        *
D.E. Mundell............                       16,400(/5/)                        *
Elizabeth F. Tallett....                        5,100(/6/)                        *
Allen J. Lauer..........                      233,510(/7/)                        *
Garry W. Rogerson.......                       15,751(/8/)                        *
Raymond J. Shaw.........                       34,516(/9/)                        *
Arthur W. Homan.........                       14,842(/10/)                       *
James L. Colbert........                        4,000(/11/)                       *
All Expected Directors
 and Executive Officers
 of IB
 as a Group (9
 persons)...............                      350,755(/12/)                     1.2

Principal Stockholders

Name and Address of
Beneficial Owner
-------------------
FMR Corp./Edward C.
 Johnson 3d/Abigail P.
 Johnson................                    3,051,000(/13/)                    10.2
 82 Devonshire Street
 Boston, Massachusetts
  02109
Neuberger & Berman,
 LLC....................                    2,389,150(/14/)                     8.0
 605 Third Avenue
 New York, New York
  10158
State Treasurer.........                    2,075,760(/15/)                     6.9
 State of Michigan
 c/o Director of
  Investments
 P.O. Box 1128
 Lansing, Michigan 48901
Oppenheimer Capital.....                    1,908,400(/16/)                     6.4
 World Financial Center
 New York, New York
  10281
Princeton Services,
 Inc./Merrill Lynch
 Asset Management,
 Inc....................                    1,840,000(/17/)                     6.2
Merrill Lynch Capital
 Fund, Inc..............                    1,750,000(/17/)                     5.9
 800 Scudders Mill Road
 Plainsboro, New Jersey
  08536
Sound Shore Management,
 Inc....................                    1,649,000(/18/)                     5.5
 8 Sound Shore Drive
 Greenwich, Connecticut
  06836

-------
 * The percentage of shares of IB Common Stock expected to be beneficially owned does not exceed one percent of the shares of IB Common Stock expected to be outstanding.
 (1) For purposes of this table, a person or group of persons is deemed to have "beneficial ownership" of any shares of IB Common Stock which such person has the right to acquire within 60 days following December 15, 1998. For purposes of computing the percentage of outstanding shares of IB Common Stock held by each person or group of persons named above, any security which such person or persons has or have the right to acquire within 60 days following December 15, 1998 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Fractional shares are rounded down to the nearest whole share.
 (2) To IB's knowledge, unless otherwise indicated, the person named in the table has sole voting and investment power with respect to the shares or shares such voting and investment power with such person's spouse or children.
 (3) Includes 16,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (4) Includes 6,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (5) Includes (a) 12,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan and (b) 3,400 shares held in a trust of which Mr. Mundell is co-trustee with his wife.
 (6) Includes 4,000 shares which may be acquired under exercisable stock options granted pursuant to the Varian Omnibus Stock Plan.
 (7) Includes (a) 4,200 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan, (b) 162,000 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan and (c) 63,110 shares held in a trust of which Mr. Lauer is co-trustee with his wife.
 (8) Includes (a) 900 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 13,351 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
 (9) Includes (a) 900 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 26,500 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(10) Includes (a) 584 shares of restricted stock granted pursuant to the Varian Omnibus Stock Plan and (b) 11,666 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(11) Includes 2,600 shares which may be acquired on or within 60 days of December 15, 1998 under stock options granted pursuant to the Varian Omnibus Stock Plan.
(12) Includes (a) 7,484 shares of restricted stock granted to executive officers pursuant to the Varian Omnibus Stock Plan, (b) 278,117 shares which may be acquired on or within 60 days of December 15, 1998 by executive officers and directors under stock options granted pursuant to the Varian Omnibus Stock Plan and (c) 66,510 shares as to which voting and/or investment power is shared (see certain of the foregoing footnotes). To IB's knowledge, unless otherwise indicated, the person named in the table has sole voting and investment power with respect to the shares.
(13) According to an amendment to a Schedule 13G dated January 10, 1998, FMR Corp. has sole voting power over 163,100 of these shares and sole dispositive power over all 3,051,000 shares. Fidelity Management Trust Varian ("FMTC"), a wholly owned subsidiary of FMR Corp., is the beneficial owner of 293,000 of these shares in its capacity as investment manager of certain institutional accounts. Edward C. Johnson 3d and Abigail P. Johnson own 12.0% and 24.5%, respectively, of the voting stock of FMR Corp. and therefore may be deemed to have beneficial ownership of the shares referenced.
(14) According to an amendment to a Schedule 13G dated February 9, 1998, Neuberger & Berman, LLC has sole voting power over 1,367,524 of these shares and shared dispositive power over all 2,389,150 shares. Also according to that amendment to Schedule 13G, Newberger & Berman Management, Inc. shares the voting and dispositive power with Neuberger & Berman, LLC with respect to 774,800 of such shares.
(15)  Based on a Schedule 13D dated August 12, 1997.
(16) According to a Schedule 13G dated February 27, 1998, Oppenheimer Capital has shared voting and shared dispositive power over all these shares.
(17) According to a Schedule 13G dated January 29, 1998, Princeton Services, Inc. and Merrill Lynch Asset Management, L.P. have shared voting power and shared dispositive power over all 1,840,000 shares. Also according to that Schedule 13G, Merrill Lynch Capital Fund, Inc. has shared voting power and shared dispositive power over 1,750,000 of such shares.
(18) According to a Schedule 13G dated January 15, 1998, Sound Shore Management, Inc. has sole voting power over 1,505,800 of such shares, shared voting power over 32,200 of such shares and sole dispositive power over all 1,649,00 shares.

                                   FINANCING

On an historical basis, Varian incurred or managed indebtedness at the parent level, and IB was not allocated any of Varian's debt as Varian used a centralized approach to cash management and the financing of its operations. The amount of debt to be retained by VMS and assumed by or transferred to IB and VSEA and the determination of the initial capital structures of IB, VSEA and VMS as of the Distribution Date are based upon the goals of maximizing combined stockholder value for Varian's present stockholders while enabling VSEA to maintain sufficient cash flow to cover anticipated operating deficits caused by the current downturn in the semiconductor equipment market.

Varian is required to renegotiate the terms of the Term Loans to permit 50% of the outstanding indebtedness under the Term Loans to be assumed by IB in connection with the Distribution. The Term Loans contain covenants that limit future borrowings and the payment of cash dividends and require the maintenance of certain levels of working capital and operating results of the borrower. In addition, the Notes Payable may, as a result of the Internal Transfers and debt allocation provisions of the Distribution Agreement, remain outstanding as direct and indirect obligations of IB as of the Distribution Date.

Based on the outstanding indebtedness of Varian under the Term Loans and Notes Payable as of October 2, 1998 and Varian's projected operating results, certain other transactions and scheduled debt repayments through the Distribution Date, it is anticipated that at the Distribution Date, IB will have between $50 million and $100 million of outstanding indebtedness under the Term Loans and Notes Payable. It is anticipated that in connection with the Distribution, IB will be entitled to a cash contribution from Varian so that as of the time of the Distribution, IB will have Net Debt equal to approximately 50% of the aggregate Net Debt of IB and VMS, subject to such adjustments as may be necessary to provide VMS with a Net Worth of between 40% and 50% of the aggregate Net Worth of IB and VMS. Based on the assumptions stated therein, the allocation of indebtedness to IB at the Distribution Date should approximate the amounts reflected in "Forecasted Capitalization." Management of IB believes that there is sufficient financing capability in respect of IB to accomplish the contemplated allocation of indebtedness. See "Forecasted Capitalization."

In connection with the Distribution, Varian intends to sell its long-term leasehold interest in certain of its Palo Alto facilities, together with the related buildings and other corporate assets, from which it expects to receive proceeds of $55 million in the aggregate. In addition, Varian will be required to pay the net expenses associated with the Internal Transfers and Distribution, estimated at approximately $50 million. IB is entitled to receive approximately 50% of the estimated proceeds, if any, to be received by VMS after the Distribution from the sales of these facilities and assets and is required to pay approximately 50% of any estimated transaction expenses to be paid by VMS after the Distribution (in each case reduced for estimated taxes payable or tax benefits received from all sales and transaction expenses).

IB may enter into a credit facility for working capital and other general corporate purposes. The credit facility may contain certain customary financial and operating covenants, including restrictions upon incurring indebtedness and liens, making certain fundamental changes, selling assets and paying dividends. It is not expected that IB will have any outstanding borrowings under its credit facility as of the Distribution.

                        DESCRIPTION OF THE CAPITAL STOCK

General

Pursuant to IB's Certificate of Incorporation which will be in effect at the time of the Distribution, the authorized capital stock of IB will consist of
(i) 99,000,000 shares of IB Common Stock of which approximately 29,909,061 million shares will be issued and outstanding upon consummation of the Distribution (based on the number of shares of Varian Common Stock outstanding as of December 15, 1998) and (ii) 1,000,000 shares of preferred stock, $.01 par value per share ("IB Preferred Stock"), none of which will be issued and outstanding upon consummation of the Distribution.

All outstanding shares of IB Common Stock are, and the shares to be issued in the Distribution will be, validly issued, fully paid and nonassessable.

Common Stock

Each holder of IB Common Stock is entitled to one vote for each share owned of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights. Accordingly, the holders of a majority of the shares voting for the election of directors can elect all the directors if they choose to do so, subject to any voting rights of holders of IB Preferred Stock to elect directors. Subject to the preferential rights of any outstanding series of IB Preferred Stock, and to the restrictions on payment of dividends imposed by the Term Loans and any credit facilities that may be entered into by IB, the holders of IB Common Stock will be entitled to such dividends as may be declared from time to time by the IB Board from funds legally available therefor, and will be entitled, after payment of all prior claims, to receive pro rata all assets of IB upon the liquidation, dissolution or winding up of IB. Holders of IB Common Stock have no redemption or conversion rights or preemptive rights to purchase or subscribe for securities of IB. Certain provisions of the Certificate of Incorporation and By-Laws of IB that will be in effect at the time of the Distribution may have the effect of making more difficult an acquisition of control of IB in a transaction not approved by the IB Board. See "Delaware Law and Certain Charter and By-Law Provisions."

IB has applied for quotation of the IB Common Stock on the Nasdaq National Market under the symbol "VARI."

Preferred Stock

The authorized capital stock of IB includes shares of Preferred Stock, none of which are currently issued or outstanding. The IB Board is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the preferences and rights and the qualifications, limitations or restrictions thereof, including the dividend rights, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions, the number of shares constituting the series and the designation of such series. The IB Board could, without stockholder approval, issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of IB Common Stock and which could have certain anti-takeover effects.

If, as anticipated, the IB Board adopts a rights plan, it will authorize shares of Participating Preferred (the "Participating Preferred"). For a description of the rights, powers and preferences of the Participating Preferred for IB, see " - Rights Plan."

Rights Plan

It is anticipated that the IB Board will adopt the Rights Plan pursuant to which one right (a "Right") to purchase one one-thousandth of a share of Participating Preferred at a purchase price (substantially above the expected current trading value for IB) to be determined, subject to adjustment, would be distributed with the IB Common Stock in the Distribution. The Rights will be issuable on the terms and subject to the conditions set forth in the Rights Plan. The Rights will expire no later than on the tenth anniversary of the record date for the dividend in 2009. The Rights will be exercisable on the earlier to occur of (i) the first date of public announcement (or such earlier or later date as the IB Board may determine) that a person or "group" has acquired beneficial ownership of 15% or more of the outstanding

IB Common Stock (an "Acquiring Person") and (ii) ten business days (or such later date as the IB Board may determine) following the commencement of a tender or exchange offer the consummation of which would result in a person or group becoming an Acquiring Person.

If any person or group becomes an Acquiring Person or commences a tender or exchange offer upon consummation of which such person or group would become an Acquiring Person, each Right not owned by such Acquiring Person or certain related parties would entitle its holder to purchase, at the Right's then current exercise price, shares of IB Common Stock, or, in the discretion of the IB Board, shares of Participating Preferred, having a value equal to twice the Right's then current exercise price. The effect would be to significantly dilute the equity interest of the Acquiring Person. In addition, if, after a person or group becomes an Acquiring Person, IB is involved in a merger or other business combination transaction in which (i) the holders of all of the outstanding IB Common Stock immediately prior to the consummation of the transaction are not the holders of the surviving corporation's voting power or
(ii) more than 50% of IB's assets or earning power is sold or transferred, each Right will entitle its holder to purchase, at the Right's then current exercise price, common shares of the acquiring company having a value equal to twice the Right's then current exercise price.

The purchase price payable, and the shares issuable, upon exercise of the Rights will be subject to adjustment from time to time as specified in the Rights Plan. IB will generally be entitled to redeem the Rights in whole, but not in part, at $0.001 per Right at any time prior to the earlier to occur of
(i) a person becoming an Acquiring Person or (ii) expiration of the Rights.

Shares of Participating Preferred purchasable upon exercise of the Rights will not be redeemable and will be designed so that each one one-thousandth of a share has economic and voting terms similar to one share of IB Common Stock. Each share of Participating Preferred will be entitled to a minimum preferential quarterly dividend payment of $2.50 per share but, if greater, will be entitled to an aggregate dividend per share of 1,000 times the dividend declared per share of IB Common Stock. In the event of liquidation of IB, the holders of Participating Preferred will be entitled to a minimum preferential liquidation payment of $100.00, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of IB Common Stock. Each share of Participating Preferred will have one thousand votes, voting together with the IB Common Stock. These rights are protected by customary anti-dilution provisions.

Transfer Agent and Rights Agent

The transfer agent for the IB Common Stock is First Chicago Trust Company of New York. It is expected that First Chicago Trust Company of New York will also be the Rights Agent under the Rights Plan.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

The Certificate of Incorporation of IB that will be in effect at the time of the Distribution (the "IB Charter") will provide that a director will not be personally liable to IB or its stockholders for monetary damages for any breach of fiduciary duty as a director, except in certain cases where liability is mandated by the DGCL. The IB Charter and/or By-Laws of IB that will be in effect as of the Distribution also provide for indemnification, to the fullest extent permitted by law, of any person who is or was involved in any manner in any pending, threatened or completed investigation, claim or other proceeding by reason of the fact that such person is or was a director, officer, employee or agent of IB, or, at the request of IB, is or was serving as a director, officer, employee or agent of another entity, against all expenses, liabilities, losses and claims incurred or suffered by such person in connection with the investigation, claim or other proceeding. IB has entered into, or intends to enter into, agreements to provide indemnification for directors and certain officers in addition to the indemnification provided for in the IB Charter and By-Laws. These agreements, among other things, will indemnify directors and certain officers to the fullest extent permitted by law for certain expenses (including attorneys' fees) and all losses, claims, liabilities, judgments, fines and settlement amounts incurred by such person arising out of or in connection with such person's service as a director or officer of IB or another entity for which such person was serving as an officer or director at the request of IB. Other than as described herein, there is no pending litigation or proceeding involving a director, officer, employee or other agent of IB or any other entity as to which indemnification is being sought under these provisions from IB, and IB is not aware of any pending or threatened litigation that may result in claims for indemnification under these provisions by a director, officer, employee or other agent.

             DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

Delaware Law

IB is subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or, in certain cases, within three years prior, did own) 15% or more of the corporation's voting stock. Under Section 203, a business combination between the corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
(i) the board of directors must have previously approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; or (ii) on consummation of the transaction that resulted in the stockholders becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation, outstanding at the time the transaction commenced (excluding, for purposes of determining the number of shares outstanding, shares owned by (a) persons who are directors and also officers and (b) employee stock plans, in certain instances); or (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Certain Charter and By-Law Provisions

The IB Charter will contain provisions that will make more difficult the acquisition of control of IB by means of a tender offer, open market purchases, a proxy fight or otherwise that are not approved by the IB Board. The IB By-Laws will also contain provisions that could have an anti-takeover effect.

The purposes of such provisions of the IB Charter and By-Laws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of IB and to encourage persons seeking to acquire control of IB to negotiate the terms of any proposed business combination or offer with the IB Board. The provisions are designed to reduce the vulnerability of IB to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of IB, or an unsolicited proposal for the restructuring or sale of all or part of IB. IB believes that, as a general rule, such proposals would not be in the best interests of IB or its stockholders. These provisions will help ensure that the IB Board, if confronted by a surprise proposal from a third party which has acquired a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders.

There has been a marked increase in hostile takeover activity during the last several years. IB believes that the provisions discussed herein may provide some measure of protection for stockholders against certain potentially coercive takeover tactics. Such takeover tactics include the accumulation of substantial stock positions in public companies by third parties as a prelude to proposing a takeover, a restructuring or sale of all or part of the company or another similar extraordinary corporate action. Such actions are often undertaken by a third party without advance notice to, or consultation with, the management or board of directors of a company. In many cases, the purchaser seeks representation on a company's board of directors in order to increase the likelihood that its proposal will be implemented by a company. If a company resists the efforts of the purchaser to obtain representation on the company's board, a purchaser may commence a proxy contest to have its nominees elected to the board of directors in place of certain directors or in place of the entire board of directors. In some cases, a purchaser may not truly be interested in taking over a company, but may use the threat of a proxy fight and/or a bid to take over a company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

IB believes that the threat of imminent removal of the IB management or IB Board in such situations would severely curtail the ability of management or the IB Board to negotiate effectively with such purchasers. Management or the IB Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving IB that may ultimately be undertaken. If the real purpose of a takeover bid were to force IB to repurchase an accumulated stock interest at a premium price, management or the IB Board would face the risk that, if it did not repurchase the purchaser's stock interest, IB's business and management would be disrupted, perhaps irreparably.

These provisions, individually and collectively, may impede or discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interests of the stockholders, and may delay or frustrate the assumption of control by a holder of a large block of IB Common Stock and the removal of incumbent management, even if such removal might be beneficial to stockholders. Furthermore, these provisions may deter or could be used to frustrate a future takeover attempt which is not approved by the incumbent board of directors, but which the holders of a majority of the shares may deem to be in their best interests or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual and rumored takeover attempts.

Set forth below is a description of such provisions in the IB Charter and By-Laws. Such description is intended as a summary only and is qualified in its entirety by reference to the IB Charter and By-Laws, which have been filed as exhibits to the Registration Statement. Capitalized terms used and not defined herein are defined in the IB Charter or By-Laws.

Classified Boards of Directors

The IB Charter provides for the IB Board to be divided into three classes serving staggered terms. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the board of directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the board of directors. Such a delay may help ensure that the IB Board, if confronted by a stockholder's attempt to force a stock repurchase at a premium above market price, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what they believe are the best interests of the stockholders. IB also believes that a classified board of directors will help to assure the continuity and stability of the IB Board and the business strategies and policies of IB as determined by the IB Board, because generally a majority of the directors at any given time will have had prior experience as directors of IB.

The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of IB as the case may be, even though such an attempt might be beneficial to IB and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions.

Number of Directors; Removal; Filling Vacancies

The IB Charter will provide that the specific number of directors (which must be at least three) shall be fixed by resolution of the IB Board. In addition, the IB Charter will provide that, subject to any rights of the holders of preferred stock, only a majority of the IB Board then in office shall have the authority to fill any vacancies on the IB Board. Accordingly, the existing board members could prevent any stockholder from obtaining majority representation on the respective IB Board by enlarging the IB Board and filling the new directorships with its own nominees.

Moreover, the IB Charter will provide that directors may be removed only for cause by the affirmative vote of holders of at least a majority of the voting power of all of the then-outstanding shares of IB Common Stock. This provision, when coupled with the provisions of the IB Charter authorizing only the IB Board to fill vacant directorships, would preclude stockholders from removing incumbent directors without cause and filling the vacancies created by such removal with their own nominees. These provisions reflect existing Delaware law absent a contrary provision in a company's charter.

Limitations on Stockholder Action by Written Consent; Special Meetings

Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required or permitted to be taken by the stockholders of a Delaware corporation may be taken without a meeting, without prior notice and without a stockholder vote if a written consent setting forth the action to be taken is signed by the holders of outstanding stock having the requisite number of shares that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted. The IB Charter will provide that stockholder action can be taken only at an annual or special meeting of stockholders, and prohibit stockholder action by written consent in lieu of a meeting. The IB By-Laws will provide that, subject to the rights of holders of any series of Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board (if any), the President or the IB Board. Stockholders are not permitted to call a special meeting or to require that the IB Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders will be limited to the purpose or purposes of the meeting as stated in the notice of the meeting.

The provisions of the IB Charter restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board, the Chief Executive Officer, the Vice Chairman of the Board (if any), the President or pursuant to a board resolution. These provisions would also prevent the holders of a majority of the voting power of IB Common Stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders entitled to vote on a proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the IB Board by calling a special meeting of stockholders prior to the time the IB Board believed such consideration to be appropriate.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

The IB By-Laws will establish an advance notice procedure with regard to the nomination, other than by or at the direction of the IB Board, of candidates for election as directors (the "Nomination Procedure") and with regard to certain matters to be brought before an annual meeting of stockholders (the "Business Procedure").

Pursuant to the IB By-Laws, the Nomination Procedure provides that only persons who are nominated by, or at the direction of, the IB Board or by a stockholder of record who has given timely prior written notice to the Secretary prior to the meeting at which directors are to be elected will be eligible for election as directors. The Business Procedure provides that at an annual meeting only such business can be conducted as has been brought before the meeting pursuant to the notice of the meeting, by, or at the direction of, the IB Board or by a stockholder of record who has given timely prior written notice to the Secretary of such stockholder's intention to bring such business before the meeting. To be timely, notice must generally be received by not less than 60 days nor more than 90 days prior to the first anniversary of the mailing of the proxy statement in connection with the previous year's annual meeting. For notice of a stockholder nomination to be made at a special meeting at which directors are to be elected to be timely, such notice must be received not earlier than the 90th day before such meeting and not later than the later of (1) the 60th day prior to such meeting and (2) the tenth day after public announcement of the date of such meeting is first made.

Under the Nomination Procedure, notice from a stockholder who proposes to nominate a person at a meeting for election as director must contain certain information about that person, including such person's consent to be nominated and such information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee, and certain information about the stockholder proposing to nominate that person or the beneficial owner, if any, on whose behalf the nomination is made. Under the Business Procedure, notice relating to the conduct of business must contain certain information about such business and about the stockholder who proposes to bring the business before the meeting including a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting such business at such meeting, the class and number of shares of stock beneficially owned by such stockholder, and by the beneficial owner, if any, on whose behalf the proposal is made, and any material interest of such stockholder, and such beneficial owner in the business so proposed. If the Chairman or other officer presiding at a meeting determines that a person was not nominated in accordance with the Nomination Procedure, such person will not be eligible for election as a director, or if he or she determines that other business was not properly brought before such meeting in accordance with the Business Procedure, such business will not be conducted at such meeting.

The purpose of the Nomination Procedure is, by requiring advance notice of nominations by stockholders, to afford the IB Board a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the IB Board, to inform stockholders about such qualifications. The purpose of the Business Procedure is, by requiring advance notice of proposed business, to provide a more orderly procedure for conducting annual meetings of stockholders and, to the extent deemed necessary or desirable by the IB Board to provide the IB Board with a meaningful opportunity to inform stockholders, prior to such meeting, of any business proposed to be conducted at such meetings, together with any recommendation as to the IB Board's position or belief as to action to be taken with respect to such business, so as to enable stockholders better to determine whether they desire to attend such meeting or grant a proxy to the IB Board as to the disposition of any such business. Although the IB By-Laws will not give the IB Board any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by a stockholder to be conducted at an annual meeting, the By-Laws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular annual meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of IB, even if the conduct of such solicitation or such attempt might be beneficial to IB and its stockholders.

Amendment of Certain Charter and By-Law Provisions

The IB Charter will contain provisions requiring the affirmative vote of the holders of at least 66 2/3% of the outstanding IB Common Stock to amend the provisions of such charter pertaining to classification of the IB Board, filling vacancies in the IB Board, removal of directors and the requirement that stockholders can act only at annual or special meetings and not by written consent. The IB Charter and By-Laws will also require the vote of at least 66 2/3% of the outstanding IB Common Stock for stockholders to adopt, amend or repeal any provision of the IB By-Laws. These provisions will make it more difficult for stockholders to change the IB Charter and By-Laws, including changes designed to facilitate the exercise of control over IB. In addition, the requirement for approval by at least a 66 2/3% stockholder vote will enable the holders of a minority of IB's capital stock to prevent holders of a less than 66 2/3% majority from amending the indicated provisions of the IB Charter and By-Laws.

Preferred Stock

The IB Charter will authorize the IB Board to establish series of Preferred Stock and to determine, with respect to any series of Preferred Stock, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as are stated in the board resolutions providing for such series. The number of authorized shares of IB Preferred Stock will be 1,000,000.

IB believes that the availability of such Preferred Stock will provide IB with increased flexibility in structuring possible future financing and acquisitions, and in meeting other corporate needs which might arise. Having such authorized shares available for issuance will allow IB to issue shares of Preferred Stock without the expense and delay of a special stockholders' meeting. The authorized shares of Preferred Stock, as well as shares of IB Common Stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the securities may be listed. Although the IB Board does not have any intention at the present time of doing so, it could issue a series of Preferred Stock that could, subject to certain limitations imposed by the securities laws and stock exchange rules, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. For instance, such series of Preferred Stock might impede a business combination by including class-voting rights that would enable the holder to block such a transaction. The IB Board will make any determination to issue such shares based on its judgment as to the best interests of IB and its then existing stockholders. The board, in so acting, could issue Preferred Stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-market price of such stock. The authorized and unissued Preferred Stock of IB as well as the authorized and unissued IB Common Stock would be available, and the IB Charter explicitly authorizes use of capital stock, for the above purposes.

In connection with the Rights Plan, the IB Board will authorize shares of Participating Preferred. No such shares of Participating Preferred are currently outstanding. For a description of the rights, powers and preferences of the Participating Preferred, see "Description of the Capital Stock - Rights Plan."

Common Stock

The IB Charter will authorize the IB Board to issue up to 99,000,000 shares of IB Common Stock.

The authorized but unissued IB Common Stock will provide IB with the ability to meet future capital needs and to provide shares for possible acquisitions and stock dividends or stock splits. The IB Board would have the ability, in the event of a proposed merger, tender offer or other attempt to gain control of IB that was not approved by such board, to issue additional common stock that would dilute the stock ownership of the acquiror.

Rights Plan

IB will enter into the Rights Plan. The Rights to be distributed in accordance with the Rights Plan will have certain anti-takeover effects. Each of the Rights will cause substantial dilution to a person or group that attempts to acquire IB and thereby effect a change in the composition of the IB Board on terms not approved by the IB Board, including by means of a tender offer at a premium to the market price. The Rights should not interfere with any merger or business combination approved by the IB Board, since the Rights may be redeemed by IB, at the applicable redemption price, prior to the time that a person or group has become an Acquiring Person. See "Description of the Capital Stock - Rights Plan."

                             AVAILABLE INFORMATION

IB has filed with the Commission a Registration Statement under the Exchange Act with respect to the IB Common Stock being received by the stockholders of Varian Common Stock in the Distribution. This Information Statement does not contain all of the information set forth in the Registration Statement and the exhibits thereto, to which reference is hereby made.

Statements made in this Information Statement as to the contents of any contract, agreement or other documents referred to herein are not necessarily complete. With respect to each such contract, agreement or other documents filed as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits thereto filed by IB with the Commission may be inspected at the public reference facilities of the Commission listed below.

After the Distribution, IB will be subject to the information requirement of the Exchange Act, and in accordance therewith will file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material maybe obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

IB intends to furnish its stockholders with annual reports containing consolidated financial statements (beginning with fiscal year 1999) audited by independent accountants.

No person is authorized by Varian or IB to give any information or to make any representations other than those contained in this Information Statement and, if given or made, such information or representations must not be relied upon as having been authorized.

         INDEX TO FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULE

Instruments Business of Varian Associates, Inc.
-----------------------------------------------
Report of Independent Accountants........................................   F-2
Combined Statements of Earnings for the three fiscal years ended October
 2, 1998.................................................................   F-3
Combined Balance Sheets at October 2, 1998 and September 26, 1997........   F-4
Combined Statements of Divisional Equity for the three fiscal years ended
 October 2, 1998.........................................................   F-5
Combined Statements of Cash Flows for the three fiscal years ended
 October 2, 1998.........................................................   F-6
Notes to Combined Financial Statements...................................   F-7
Report of Independent Accountants on Financial Statement Schedule........   S-I
Schedule II - Valuation and Qualifying Accounts..........................  S-II

                       REPORT OF INDEPENDENT ACCOUNTANTS


The Board of Directors and Stockholders of Varian Associates, Inc.:

In our opinion, the accompanying combined balance sheets and the related combined statements of earnings, divisional equity, and cash flows present fairly, in all material respects, the financial position of the Instruments Business of Varian Associates, Inc. (the "Company") at October 2, 1998 and September 26, 1997, and the results of its operations and its cash flows for each of the three years in the period ended October 2, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                         /s/ PricewaterhouseCoopers LLP
                                        -------------------------------
                                          PricewaterhouseCoopers LLP
San Jose, California
October 31, 1998

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

                        Combined Statements of Earnings

                                                            Fiscal Years
                                                     --------------------------
                                                         1998     1997     1996
                                                     -------- -------- --------
                                                     (In thousands, except per
                                                           share amounts)
Sales............................................... $557,770 $541,946 $504,394
                                                     -------- -------- --------
Operating Costs and Expenses
Cost of sales.......................................  336,387  330,845  310,753
Research and development............................   29,620   31,987   29,897
Marketing...........................................  113,854  110,009  107,244
General and administrative..........................   38,745   42,303   45,053
                                                     -------- -------- --------
Total operating costs and expenses..................  518,606  515,144  492,947
                                                     -------- -------- --------
Operating Earnings before Taxes.....................   39,164   26,802   11,447
Taxes on earnings...................................   15,736   12,597    5,277
                                                     -------- -------- --------
Net Earnings........................................ $ 23,428 $ 14,205 $  6,170
                                                     ======== ======== ========
Pro Forma Net Earnings Per Share.................... $   0.78 $   0.47 $   0.20
                                                     ======== ======== ========
Shares used in pro forma per share computations.....   29,910   30,451   31,024
                                                     ======== ======== ========



See accompanying Notes to the Combined Financial Statements.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

                            Combined Balance Sheets

                                                            Fiscal Year-End
                                                          --------------------
                                                               1998       1997
                                                          ---------  ---------
                                                              (Dollars in
                                                              thousands)
ASSETS
Current Assets
Accounts receivable...................................... $ 143,836  $ 131,641
Inventories..............................................    71,575     64,797
Other current assets.....................................    26,260     24,723
                                                          ---------  ---------
Total Current Assets.....................................   241,671    221,161
                                                          ---------  ---------
Property, Plant, and Equipment...........................   219,385    201,373
Accumulated depreciation and amortization................  (124,666)  (114,448)
                                                          ---------  ---------
Net Property, Plant, and Equipment.......................    94,719     86,925
                                                          ---------  ---------
Other Assets.............................................    67,709     49,820
                                                          ---------  ---------
Total Assets............................................. $ 404,099  $ 357,906
                                                          =========  =========
LIABILITIES AND DIVISIONAL EQUITY
Current Liabilities
Accounts payable - trade................................. $  34,320  $  34,968
Accrued expenses.........................................   102,470     92,704
Product warranty.........................................     7,608      7,173
Advance payments from customers..........................     5,180      9,214
                                                          ---------  ---------
Total Current Liabilities................................   149,578    144,059
Long-Term Accrued Expenses...............................     6,862      6,245
Deferred Taxes...........................................     4,192      4,306
                                                          ---------  ---------
Total Liabilities........................................   160,632    154,610
                                                          ---------  ---------
Commitments and Contingencies (Notes 9 and 10)
Divisional Equity........................................   243,467    203,296
                                                          ---------  ---------
Total Liabilities and Divisional Equity.................. $ 404,099  $ 357,906
                                                          =========  =========


See accompanying Notes to the Combined Financial Statements.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

                    Combined Statements of Divisional Equity

                                                                       (Dollars
                                                                             in
                                                                     thousands)
Balance, Fiscal Year-End, 1995......................................   $150,813
Net earnings for the year...........................................      6,170
Net transfers (to) from Varian Associates, Inc......................     (2,090)
                                                                       --------
Balance, Fiscal Year-End, 1996......................................    154,893
Net earnings for the year...........................................     14,205
Net transfers (to) from Varian Associates, Inc......................     34,198
                                                                       --------
Balance, Fiscal Year-End, 1997......................................    203,296
Net earnings for the year...........................................     23,428
Net transfers (to) from Varian Associates, Inc......................     16,743
                                                                       --------
Balance, Fiscal Year-End, 1998......................................   $243,467
                                                                       ========




See accompanying Notes to the Combined Financial Statements.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

                       Combined Statements of Cash Flows

                                                          Fiscal Years
                                                   ----------------------------
                                                       1998      1997      1996
                                                   --------  --------  --------
                                                     (Dollars in thousands)
Operating Activities
Net Cash Provided by Operating Activities........  $ 36,856  $ 16,627  $ 22,779
                                                   --------  --------  --------
Investing Activities
Purchase of property, plant, and equipment.......   (19,358)  (20,803)  (17,915)
Purchase of businesses, net of cash acquired.....   (34,707)  (30,998)   (4,396)
                                                   --------  --------  --------
Net Cash Used in Investing Activities............   (54,065)  (51,801)  (22,311)
                                                   --------  --------  --------
Financing Activities
Net transfers (to) from Varian Associates, Inc...    16,743    34,198    (2,090)
                                                   --------  --------  --------
Net Cash Provided by (Used in) Financing
 Activities......................................    16,743    34,198    (2,090)
                                                   --------  --------  --------
Effects of Exchange Rate Changes on Cash.........       466       976     1,622
                                                   --------  --------  --------
Net Increase (Decrease) in Cash and Cash
 Equivalents.....................................        --        --        --
Cash and Cash Equivalents at Beginning of Fiscal
 Year............................................        --        --        --
                                                   --------  --------  --------
Cash and Cash Equivalents at End of Fiscal Year..  $     --  $     --  $     --
                                                   ========  ========  ========
Detail of Net Cash Provided by Operating
 Activities
Net Earnings.....................................  $ 23,428  $ 14,205  $  6,170
Adjustments to reconcile net earnings to net cash
 provided by operating activities
Depreciation.....................................    17,541    19,449    15,975
Deferred taxes...................................    (2,225)     (811)     (458)
Changes in assets and liabilities
Accounts receivable..............................     2,063   (15,201)  (12,997)
Inventories......................................    (1,269)   (6,172)   (3,942)
Other current assets.............................        98      (125)    1,689
Accounts payable--trade..........................    (9,012)    7,531     2,884
Accrued expenses.................................       958     3,893      (750)
Product warranty.................................       637     1,578       714
Advance payments from customers..................    (4,511)   (3,384)    6,425
Long-term accrued expenses.......................       617       284     5,961
Other............................................     8,531    (4,620)    1,108
                                                   --------  --------  --------
Net Cash Provided by Operating Activities........  $ 36,856  $ 16,627  $ 22,779
                                                   ========  ========  ========

See accompanying Notes to the Combined Financial Statements.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

                     Notes to Combined Financial Statements


Note 1. Basis of Presentation

On August 21, 1998, the Board of Directors of Varian Associates, Inc. ("VAI") announced a plan to reorganize into three publicly traded independent companies by spinning off two of its businesses to stockholders in a tax-free distribution (the "Distribution"). The Distribution is subject to final approval by VAI's Board of Directors. Among other things, this approval is conditioned upon the receipt of a ruling from the Internal Revenue Service that the spin-off of the two businesses will be a tax free transaction for VAI stockholders, VAI, the Semiconductor Equipment Business of VAI ("VSEA"), and the Instruments Business of VAI (the "Company") and upon the approval of the plan for the Distribution by VAI stockholders.

Under the plan for the Distribution, the Company and VSEA will be incorporated as Varian, Inc. and Varian Semiconductor Equipment Associates, Inc., respectively, and will become publicly traded companies. Also under the plan for the Distribution, each of VAI and the Company will have between $50 and $100 million of outstanding indebtedness under VAI's term loans and notes payable, and VAI will contribute cash to VSEA so that at the Distribution, VSEA will have approximately $100 million in cash and cash equivalents and consolidated debt not exceeding $5 million. The Company will include VAI's business units that manufacture and sell analytical and research instrumentation and related equipment for studying the chemical composition of substances. Significant products of the VAI business units that will comprise the Company include nuclear magnetic resonance instruments, chromatography systems, optical spectroscopy instruments, vacuum products, and printed wiring assemblies. The Company will be incorporated in Delaware in December 1998, with 99,000,000 shares of common stock and 1,000,000 shares of preferred stock authorized. Upon incorporation, all outstanding shares of the Company's common stock will be owned by VAI. For purposes of these financial statements and notes to these financial statements, the Company includes the assets, liabilities, operating results and cash flows of the VAI business units described above that will comprise the Company under the plan for the Distribution.

The combined financial statements of the Company have been prepared using VAI's historical bases in the assets and liabilities and historical results of operations of the Company's businesses, except for the accounting for income taxes (see Note 2).

The combined financial statements of the Company include the accounts of the Company's businesses after elimination of inter-business balances and transactions.

The Company's fiscal years reported are the 52- or 53-week period ended on the Friday nearest September 30. Fiscal year 1998 comprises the 53-week period ended on October 2, 1998. Fiscal years 1997 and 1996 comprise the 52-week periods ended on September 26, 1997 and September 27, 1996, respectively.

The combined financial statements generally reflect the financial position, operating results, and cash flows of the Company as if it were a separate entity for all periods presented. Where it was practicable to identify specifically VAI corporate amounts with the activities of the Company, such amounts have been included in the accounts of the Company. The combined financial statements also include allocations of certain VAI corporate assets (including pension assets), liabilities (including profit sharing and pension benefits), and expenses (including legal, accounting, employee benefits, insurance services, information technology services, treasury, and other VAI corporate overhead) to the Company. These amounts have been allocated to the Company on the basis that is considered by management to reflect most fairly or reasonably the utilization of the services provided to or the benefit obtained by the Company. Typical measures and activity indicators used for allocation purposes include headcount, sales revenue, and payroll expense. Management believes that the methods used to allocate these amounts are reasonable. However, these allocations are not necessarily indicative of the amounts that would have been or that will be recorded by the Company on a stand-alone basis.

For purposes of governing certain of the ongoing relationships between the Company, VAI, and VSEA after the Distribution and to provide for an orderly transition, the Company, VAI, and VSEA have entered or will enter

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

into various agreements including a distribution agreement, tax sharing agreement, employee benefits allocation agreement, intellectual property agreement, and transition services agreement (collectively, the "Distribution Related Agreements").

Note 2. Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Foreign Currency Translation

For non-U.S. operations, the U.S. dollar is the functional currency. Monetary assets and liabilities of foreign subsidiaries are translated into U.S. dollars at current exchange rates. Nonmonetary assets such as inventories and property, plant, and equipment are translated at historical rates. Income and expense items are translated at effective rates of exchange prevailing during each year, except that inventories and depreciation charged to operations are translated at historical rates. The aggregate exchange loss included in general and administrative expenses for fiscal years 1998, 1997, and 1996 was $2.0 million, $2.6 million, and $.3 million, respectively.

Revenue Recognition

Sales and related costs of sales are recognized upon shipment of products.The Company's products are generally subject to warranty, and the Company provides for the estimated future costs of repair, replacement, or customer accommodation in costs of sales. Sales and related costs of sales under long-term contracts to commercial customers and the U.S. Government are recognized as units are delivered. Service revenue is recognized ratably over the period of the related contract.

Legal Expenses

The Company accrues estimated amounts for legal fees expected to be incurred in connection with loss contingencies.

Financial Instruments

The Company considers currency on hand, demand deposits, and all highly liquid debt securities with an original maturity of three months or less to be cash and cash equivalents.

Financial instruments that potentially subject the Company to concentrations of credit risk comprise trade accounts receivable and forward exchange contracts. The Company sells its products and extends trade credit to a large number of customers, who are dispersed across many different industries and geographies. The Company performs ongoing credit evaluations of these customers and generally does not require collateral from them. Trade accounts receivable are stated net of allowances for doubtful accounts of $713,000 at the end of fiscal year 1998 and $321,000 at the end of fiscal year 1997.

The Company enters into forward exchange contracts to mitigate the effects of operational (sales orders and purchase commitments) and balance sheet exposures to fluctuations in foreign currency exchange rates. The Company does not enter into forward exchange contracts for trading purposes. When the Company's foreign exchange contracts hedge operational exposure, the effects of movements in currency exchange rates on these instruments are recognized in

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

income when the related revenues and expenses are recognized. All forward exchange contracts hedging operational exposure are designated and highly effective as hedges. The critical terms of all forward exchange contracts hedging operational exposure and of the forecasted transactions being hedged are substantially identical. Accordingly, the Company expects that changes in the fair value or cash flows of the hedging instruments and the hedged transactions (for the risk that is being hedged) will completely offset at the hedge's inception and on an ongoing basis. When foreign exchange contracts hedge balance sheet exposure, such effects are recognized in income when the exchange rate changes in accordance with the requirements for other foreign currency transactions. Gains and losses on hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and are ultimately recognized in income as part of those carrying amounts. Gains and losses related to qualifying hedges of firm commitments also are deferred and are recognized in income or as adjustments of carrying amounts when the hedged transaction occurs. Any deferred gains or losses are included in accrued expenses in the balance sheet. If a hedging instrument is sold or terminated prior to maturity, gains and losses continue to be deferred until the hedged item is recognized in income. If a hedging instrument ceases to qualify as a hedge, any subsequent gains and losses are recognized currently in income. The Company's forward exchange contracts generally range from one to three months in original maturity.

Because the impact of movements in currency exchange rates on foreign exchange contracts generally offsets the related impact on the underlying items being hedged, forward exchange contracts do not subject the Company to risk that would otherwise result from changes in currency exchange rates. The Company's forward exchange contracts contain credit risk in that its banking counter-parties may be unable to meet the terms of the agreements. The Company seeks to minimize such risk by limiting its counter-parties to major financial institutions. Also, the potential risk of loss with any one party resulting from this type of credit risk is monitored by management of the Company. The fair value of forward exchange contracts generally reflects the estimated amounts that the Company would receive or pay to terminate the contracts at the reporting date, thereby taking into account and approximating the current unrealized and realized gains or losses of open contracts. The notional amounts of forward exchange contracts are not a measure of the Company's exposure.

Pro Forma Net Earnings per Share

The computation of pro forma net earnings per share for fiscal years 1998, 1997, and 1996 is based on the weighted average number of shares of VAI common stock outstanding during the respective periods, reflecting the anticipated ratio of one share of Company common stock for each share of VAI common stock at the time of Distribution.

Divisional Equity

Divisional equity includes historical investments and advances from VAI, including net transfers to/from VAI, third party liabilities paid on behalf of the Company by VAI, amounts due from affiliates related to sales, amounts due to/from VAI for services and other charges, and current period net earnings of the Company.

Interim Financial Statements (Unaudited)

The unaudited condensed combined interim financial information reflects all adjustments, which consist of only normal, recurring adjustments, necessary to present fairly the results of operations of the Company for each fiscal quarter during fiscal years 1998 and 1997.

Inventories

Inventories are valued at the lower of cost or market (realizable value) using last-in, first-out (LIFO) cost for the U.S. inventories. All other inventories are valued principally at average cost. If the first-in, first-out (FIFO) method had been used for those operations valuing inventories on a LIFO basis, inventories would have been higher than reported by $13.7 million in fiscal 1998, $14.0 million in fiscal 1997, and $12.7 million in fiscal 1996.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Property, Plant, and Equipment

Property, plant, and equipment are stated at cost. Major improvements are capitalized, while maintenance and repairs are expensed currently. Plant and equipment are depreciated over their estimated useful lives using the straight-line method for financial reporting purposes and accelerated methods for tax purposes. Machinery and equipment lives vary from 1 to 40 years, and buildings are depreciated from 3 to 40 years. Leasehold improvements are amortized using the straight-line method over their estimated useful lives, or the remaining term of the lease, whichever is less. When assets are retired or otherwise disposed of, the assets and related accumulated depreciation are removed from the accounts. Gains or losses resulting from retirements or disposals are included in earnings from operations.

Other Assets

Goodwill, which is the excess of the cost of acquired businesses over the sum of the amounts assigned to identifiable assets acquired less liabilities assumed, is amortized on a straight-line basis over periods ranging from 3 to 40 years. Investments in affiliated companies over whose operations the Company has significant influence but not control are accounted for under the equity method.

Impairment of Long-Lived Assets

Whenever events or changes in circumstances indicate that the carrying amounts of long-lived assets and goodwill related to those assets may not be recoverable, the Company estimates the future cash flows, undiscounted and without interest charges, expected to result from the use of those assets and their eventual disposition. If the sum of the future cash flows is less than the carrying amount of those assets, the Company recognizes an impairment loss based on the excess of the carrying amount over the fair value of the assets.

Research and Development

Company-sponsored research and development costs related to both present and future products are expensed currently. Costs related to research and development contracts are included in inventory and charged to cost of sales upon recognition of related revenue. Total expenditures on research and development for fiscal years 1998, 1997, and 1996, were $31.2 million, $33.1 million, and $31.2 million, respectively, of which $1.6 million, $1.1 million, and $1.3 million, respectively, were funded by customers.

Taxes on Earnings

The Company's operating results historically have been included in VAI's consolidated U.S. and state income tax returns and in tax returns of certain VAI foreign subsidiaries. Except for the utilization of foreign tax credits, the provision for income taxes in the Company's combined financial statements has been determined on a separate-return basis, under which the Company's provision for income taxes comprises its estimated tax liability and the change in its deferred income taxes. Foreign tax credits are benefited to the extent they were utilized in VAI's consolidated tax returns. Deferred tax assets and liabilities are recognized for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Income taxes paid on behalf of the Company by VAI are included in divisional equity.

Effective after the Distribution, the Company will file separate income tax returns.

Recent Accounting Pronouncements

In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. It is effective for the Company's fiscal year 1999. The impact of the implementation of SFAS No. 130 on the combined financial statements of the Company has not yet been determined.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 changes current practice under SFAS No. 14 by establishing a new framework on which to base segment reporting (referred to as the "management" approach) and also requires interim reporting of segment information. It is effective for the Company's fiscal year 1999. The Company has not determined the impact of its implementation on the reporting of the Company's segment information.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and is effective for the Company's fiscal year 2000. The impact of the implementation of SFAS No. 133 on the combined financial statements of the Company has not yet been determined.

Note 3. Balance Sheet Detail

Inventories

                                                                    1998   1997
                                                                  ------ ------
                                                                   (Dollars in
                                                                    millions)
Raw materials and parts.......................................... $ 42.6 $ 54.3
Work in process..................................................    8.9    6.4
Finished goods...................................................   20.1    4.1
                                                                  ------ ------
  Total Inventories.............................................. $ 71.6 $ 64.8
                                                                  ====== ======

Property, Plant, and Equipment

                                                                    1998   1997
                                                                  ------ ------
                                                                   (Dollars in
                                                                    millions)
Land and land improvements....................................... $  5.3 $  5.1
Buildings........................................................   76.8   65.0
Machinery and equipment..........................................  135.4  127.3
Construction in progress.........................................    1.9    4.0
                                                                  ------ ------
  Total Property, Plant, and Equipment........................... $219.4 $201.4
                                                                  ====== ======

Other Assets

                                                                    1998   1997
                                                                  ------ ------
                                                                   (Dollars in
                                                                    millions)
Goodwill......................................................... $ 66.1 $ 44.7
Less accumulated amortization....................................    6.5    5.1
                                                                  ------ ------
Net goodwill.....................................................   59.6   39.6
                                                                  ------ ------
Other............................................................    8.1   10.2
                                                                  ------ ------
  Total Other Assets............................................. $ 67.7 $ 49.8
                                                                  ====== ======

Amortization expense for goodwill was $1.4 million, $1.0 million, and $0.5 million for fiscal years 1998, 1997, and 1996, respectively.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Accrued Expenses

                                                                     1998  1997
                                                                   ------ -----
                                                                   (Dollars in
                                                                    millions)
Payroll and employee benefits..................................... $ 33.1 $35.1
Foreign income taxes payable......................................   19.2  13.6
Deferred income...................................................   14.7  13.1
Group and risk insurance..........................................    7.7   7.8
Other.............................................................   27.8  23.1
                                                                   ------ -----
  Total Accrued Expenses.......................................... $102.5 $92.7
                                                                   ====== =====

Note 4. Acquisitions

In July 1998, the Company acquired all of the outstanding common stock of Chrompack International B.V. ("Chrompack") for approximately $28.9 million in cash and the extinguishment of debt. Chrompack is a manufacturer of chromatography products and analytical instruments used by scientific and industrial laboratories. This acquisition has been accounted for under the purchase method; accordingly, the Company's combined operating results include 100% of the operating results of Chrompack subsequent to the acquisition date. The Company is amortizing acquired goodwill of $20.9 million over 40 years.

In June 1998, the Company acquired the outstanding minority ownership interest of Varian Iberica, S.L. ("Iberica") for approximately $6.7 million in cash. Iberica is engaged in the business of buying and selling scientific apparatuses, products for laboratories, and chemical and medical products in general. The acquisition of the minority ownership interest has been accounted for using the purchase method; accordingly, the Company's combined operating results include the operating results of Iberica subsequent to the acquisition date. The Company is amortizing acquired goodwill of $0.8 million over 13 years.

In October 1996, the Company acquired the principal assets and properties of the high pressure liquid chromatography and columns business of Rainin Instrument Company, Inc. ("Rainin") for approximately $24.0 million in cash and the extinguishment of debt. This acquisition has been accounted for under the purchase method; accordingly, the Company's combined operating results include 100% of the operating results of Rainin subsequent to the acquisition date. The Company is amortizing acquired goodwill of $21.7 million over 40 years.

Pro forma sales, earnings from operations, net earnings, and net earnings per share have not been presented because the effects of these acquisitions were not material on either an individual or an aggregated basis.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Note 5. Forward Exchange Contracts

Forward exchange contracts outstanding and their unrealized gains and losses as of fiscal year-end 1998 are summarized as follows:

                                           Notional Notional
                                              Value    Value Unrealized   Fair
                                          Purchased     Sold Gain/(Loss) Value
                                          --------- -------- ----------  -----
                                                (Dollars in thousands)
Japanese yen.............................   $    -   $ 1,637       $  5  $  31
French francs............................        -    11,550         -    (467)
Canadian dollars.........................        -     7,042        206    260
British pounds...........................    12,044    4,050        537    515
Italian lira.............................        -     4,196         -    (217)
German marks.............................        -     1,955         -    (100)
Spanish pesetas..........................        -       691         -     (38)
Korean won...............................        -       283         -       1
Australian dollars.......................     6,396       -          -      23
Swiss francs.............................       246       -          -      10
Swedish kronor...........................     4,789       -          -      (5)
                                            -------  -------       ----  -----
  Total..................................   $23,475  $31,404       $748  $  13
                                            =======  =======       ====  =====

Note 6. Employee Stock Plans

Under VAI's Omnibus Stock and Employee Stock Purchase Plans, certain employees of the Company are eligible for the grant of stock options and restricted stock and are eligible to purchase VAI common stock. The exercise price for incentive and non-qualified stock options granted under the Omnibus Stock Plan may not be less than 100% of the fair market value of VAI common stock at the date of grant. Options granted are exercisable at such times and are subject to such restrictions and conditions as determined by the Organization and Compensation Committee of the Board of Directors of VAI, but no option shall be exercisable later than ten years from the date of grant. Options granted are generally exercisable in cumulative installments of one-third each year, commencing one year following the date of grant, and expire if not exercised within seven or ten years from the date of grant. Restricted stock grants may be awarded at prices ranging from 0% to 50% of the fair market value of VAI common stock and may be subject to restrictions on transferability and continued employment as determined by the Organization and Compensation Committee. Participants in the Employee Stock Purchase Plan are eligible to purchase VAI common stock at the lower of 85% of the closing market price of VAI common stock on the first trading day of the VAI fiscal quarter of the first trading day of the next VAI fiscal quarter. This discount is treated as equivalent to the cost of issuing common stock for financial reporting purposes. VAI intends to suspend the Employee Stock Purchase Plan prior to the Distribution.

At fiscal year-end 1998, outstanding options for VAI common stock held by Company employees totaled approximately 958,000, of which approximately 506,000 had vested and were exercisable. At fiscal year-end 1998, the exercise prices of outstanding options range from $10.91 to $61.31.

At fiscal year-end 1997, outstanding options for VAI common stock held by Company employees totaled approximately 740,000, of which approximately 332,000 had vested and were exercisable. At fiscal year-end 1997, the exercise prices of outstanding options range from $10.91 to $61.31.

At fiscal year-end 1996, outstanding options for VAI common stock held by Company employees totaled approximately 748,000, of which approximately 327,000 had vested and were exercisable. At fiscal year-end 1996, the exercise prices of outstanding options range from $10.60 to $61.31.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Immediately following the Distribution, it is anticipated that the majority of outstanding awards under the VAI Omnibus Stock Plan held by Company employees will be replaced by substitute awards under the IB Omnibus Stock Plan. The substitute awards will have the same ratio of the exercise price per share to the market value per share, the same aggregate difference between market value and exercise price, and the same vesting provisions, option periods, and other terms and conditions as the awards they replace.

The Company will comply with the pro forma disclosure requirements set forth in SFAS No. 123, "Accounting for Stock-Based Compensation," once the number of shares and related exercise prices under substitute awards are determined. These determinations cannot be made until subsequent to the Distribution.

Note 7. Retirement Plans

Certain employees of the Company in the United States and Canada are eligible to participate in the VAI-sponsored defined contribution plan. The Company's major obligation is to contribute an amount based on a percentage of each participant's base pay. The Company also contributes 5% of its combined operating earnings, as adjusted for discretionary items, as retirement plan profit sharing. Participants are entitled, upon termination or retirement, to their portion of the retirement fund assets, which are held by a third-party trustee. Included in the accompanying combined statements of earnings is an allocation of total pension expense for Company employees under the VAI-sponsored defined contribution plan of $5.9 million, $5.6 million, and $6.6 million, for fiscal years 1998, 1997, and 1996, respectively.

At the Distribution, the Company will assume responsibility for pension and postretirement benefits for active employees of the Company; the responsibility for all others, principally retirees of VAI, will remain with VAI. An allocation of assets and liabilities for foreign defined benefit pension, postemployment, and postretirement benefits, which are not material to the Company's financial statements, has been included in these combined financial statements.

Note 8. Taxes on Earnings

Taxes on earnings from operations are as follows:

                                                            1998   1997   1996
                                                           -----  -----  -----
                                                              (Dollars in
                                                               millions)
Current
  U.S. federal............................................ $  --  $ 0.4  $  --
  Non-U.S.................................................  16.7   11.4    9.8
  State and local.........................................   1.5    1.6    0.5
                                                           -----  -----  -----
    Total current.........................................  18.2   13.4   10.3
                                                           -----  -----  -----
Deferred
  U.S. federal............................................  (2.7)  (1.1)  (4.6)
  Non-U.S.................................................   0.2    0.3   (0.4)
                                                           -----  -----  -----
    Total deferred........................................  (2.5)  (0.8)  (5.0)
                                                           -----  -----  -----
Taxes on Earnings......................................... $15.7  $12.6  $ 5.3
                                                           =====  =====  =====

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Significant items making up deferred tax assets and liabilities are as follows:

                                                                     1998  1997
                                                                    ----- -----
                                                                    (Dollars in
                                                                     millions)
Assets:
  Product warranty................................................. $ 1.9 $ 1.5
  Deferred compensation............................................   1.3   2.5
  Inventory adjustments............................................   8.6   5.2
  Deferred income..................................................   3.7   3.6
  Other............................................................   4.0   5.2
                                                                    ----- -----
                                                                     19.5  18.0
                                                                    ----- -----
Liabilities:
  Accelerated depreciation.........................................   3.1   3.2
  Other............................................................   1.1   1.1
                                                                    ----- -----
                                                                      4.2   4.3
                                                                    ----- -----
    Net deferred tax asset......................................... $15.3 $13.7
                                                                    ===== =====

The classification of the net deferred tax asset on the combined balance sheets is as follows:

                                                                   1998   1997
                                                                  -----  -----
                                                                  (Dollars in
                                                                   millions)
Net current deferred tax asset (included in other current
 assets)......................................................... $19.5  $18.0
Net long-term deferred tax liability.............................  (4.2)  (4.3)
                                                                  -----  -----
  Net deferred tax asset......................................... $15.3  $13.7
                                                                  =====  =====

Operating earnings before taxes consist of the following:

                                                           1998   1997    1996
                                                         ---------------------
                                                         (Dollars in millions)
U.S.....................................................  $ 5.0  $ 7.9  $(14.2)
Foreign.................................................   34.2   18.9    25.6
                                                         ------ ------ -------
                                                          $39.2  $26.8   $11.4
                                                         ====== ====== =======

The effective tax rate on earnings from operations differs from the U.S. federal statutory tax rate as a result of the following:

                                                               1998  1997  1996
                                                               ----  ----  ----
Federal statutory income tax rate............................. 35.0% 35.0% 35.0%
State and local taxes, net of federal tax benefit.............  2.6   3.9   2.7
Foreign taxes in excess of U.S. statutory rate, net...........  5.3  13.9   7.8
Foreign sales corporation..................................... (1.2) (2.4) (3.6)
Other......................................................... (1.5) (3.4)  4.2
                                                               ----  ----  ----
  Effective tax rate.......................................... 40.2% 47.0% 46.1%
                                                               ====  ====  ====

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Note 9. Lease Commitments

At fiscal year-end 1998, the Company was committed to minimum rentals under non-cancellable operating leases for fiscal years 1999 through 2003 and thereafter, as follows, in millions: $4.7, $3.7, $2.6, $2.1, $1.6, and $10.1, respectively. Rental expense for fiscal years 1998, 1997, and 1996, in millions, was $7.6, $8.6, and $8.4, respectively.

Prior to the Distribution, the Company will enter into certain lease or sublease agreements with VAI, an affiliate, or third parties for certain lease facilities and other equipment, which agreements principally are a continuation of existing lease commitments at market rates. These commitments are included in the amounts above.

Note 10. Contingencies

Environmental Remediation

VAI has been named by the U.S. Environmental Protection Agency or third parties as a potentially responsible party under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, at eight sites where the Company is alleged to have shipped manufacturing waste for recycling or disposal. VAI is also involved in various stages of environmental investigation and/or remediation under the direction of, or in consultation with, federal, state, and/or local agencies at certain current or former VAI facilities (including facilities disposed of in connection with VAI's sale of its Electron Devices Business during fiscal 1995, and the sale of the Thin Film Systems business of VSEA during fiscal 1997). VAI's expenditures for environmental investigation and remediation amounted to $4.9 million in fiscal 1998, compared with $2.3 million in fiscal 1997 and with $5.2 million in fiscal 1996.

For certain of these sites and facilities, various uncertainties make it difficult to assess the likelihood and scope of further investigation or remediation activities or to estimate the future costs of such activities if undertaken. As of October 2, 1998, VAI nonetheless estimated that the future exposure for environmental related investigation and remediation costs for these sites ranged in the aggregate from $21.6 million to $48.9 million. The time frame over which these costs are expected to be incurred varies with each site and facility, ranging up to approximately 30 years as of October 2, 1998. VAI management believes that no amount in the foregoing range of estimated future costs is more probable of being incurred than any other amount in such range, and therefore, VAI has accrued $21.6 million in estimated environmental costs as of October 2, 1998. This amount accrued by VAI has not been discounted to present value.

As to other sites and facilities, VAI has gained sufficient knowledge to be able to better estimate the scope and costs of future environmental activities. As of October 2, 1998, VAI estimated that the future exposure for environmental related investigation and remediation costs for these sites ranged in the aggregate from $39.7 million to $73.7 million. The time frame over which these costs are expected to be incurred varies with each site, ranging up to approximately 30 years as of October 2, 1998. As to each of these sites and facilities, VAI management has determined that a particular amount within the range of estimated costs was a better estimate of the future environmental liability than any other amount within the range and that the amount and timing of these future costs were reliably determinable. Together, these amounts totaled $51.1 million at October 2, 1998. VAI accordingly has accrued $22.3 million, which represents this best estimate of the future costs discounted at 4%, net of inflation. This VAI reserve is in addition to the $21.6 million described above.

Under the Distribution Related Agreements, the Company has agreed to indemnify VAI and VSEA for one-third of these environmental investigation and remediation costs, as adjusted for insurance proceeds in respect of these environmental costs and for the tax benefits expected to be realized by VAI upon the payment of the Company's portion of these environmental costs (Note 11). As of October 2, 1998, the Company's reserve for

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

its portion of environmental liabilities, based upon future environmental related costs estimated by VAI as of that date and included in long-term and current accrued expenses, is calculated as follows:

                                                                         Total
                                          Recurring Non-recurring  Anticipated
Year                                          Costs         Costs Future Costs
----                                      --------- ------------- ------------
                                                 (Dollars in millions)
1999.....................................     $ 0.4          $0.7      $   1.1
2000.....................................       0.5           0.2          0.7
2001.....................................       0.5           0.1          0.6
2002.....................................       0.5           0.0          0.5
2003.....................................       0.5           0.0          0.5
Thereafter...............................       9.6           0.8         10.4
                                              -----          ----      -------
  Total costs............................     $12.0          $1.8         13.8
                                              =====          ====      -------
Imputed interest.........................                                 (6.0)
                                                                       -------
  Total reserve..........................                              $   7.8
                                                                       =======

The amounts set forth in the foregoing table are only estimates of anticipated future environmental related costs, and the amounts actually spent in the years indicated may be greater or less than such estimates. The aggregate range of cost estimates reflects various uncertainties inherent in many environmental investigation and remediation activities and the large number of sites where VAI is undertaking such investigation and remediation activities. VAI believes that most of these cost ranges will narrow as investigation and remediation activities progress. The Company believes that its reserves are adequate, but as the scope of the obligations becomes more clearly defined, these reserves may be modified and related charges against earnings may be made.

Although any ultimate liability arising from environmental related matters described herein could result in significant expenditures that, if aggregated and assumed to occur within a single fiscal year, would be material to the Company's financial statements, the likelihood of such occurrence is considered remote. Based on information currently available to management and its best assessment of the ultimate amount and timing of environmental related events, the Company's management believes that the costs of these environmental related matters are not reasonably likely to have a material adverse effect on the combined financial statements of the Company.

Legal Proceedings

Under the Distribution Related Agreements, the Company has agreed to reimburse VAI for one-third of the costs and expenses, adjusted for any tax benefits recognized or realized by VAI from the incurrence or payment of these amounts, with respect to certain legal proceedings relating to discontinued operations of VAI (Note 11).

Also, from time to time, the Company is involved in a number of legal actions and could incur an uninsured liability in one or more of them. While the ultimate outcome of all of the above legal matters is not determinable, management believes the resolution of these matters will not have a material adverse effect on the financial condition, results of operations, or cash flows of the Company.

Note 11. Other Transactions with Affiliates

Sales to VAI and VSEA for fiscal years 1998, 1997, and 1996 totaled $14.6 million, $14.8 million, and $23.3 million, respectively.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

VAI uses a centralized cash management system to finance its operations. Cash deposits from most of the Company's businesses are transferred to VAI on a daily basis, and VAI funds the Company's required disbursements. No interest has been charged or credited to the Company for these transactions.

VAI provided certain centralized services (see Note 1 to the combined financial statements) to the Company. Cost allocations relating to these centralized services were $26.5 million, $27.1 million, and $25.9 million in fiscal years 1998, 1997, and 1996, respectively, and are included in operating costs in the combined statements of earnings. Amounts due to VAI for these expenses are included in Divisional Equity.

Net transfers to or from VAI, included in Divisional Equity, include advances and loans from affiliates, net cash transfers to or from VAI, third party liabilities paid on behalf of the Company by VAI, amounts due from affiliates related to sales, amounts due to or from VAI for services and other charges, and income taxes paid on behalf of the Company by VAI. The weighted average balance due to VAI was $213 million, $200 million, and $140 million for fiscal years 1998, 1997 and 1996, respectively.

The activity in net transfers (to) from VAI for fiscal years 1998, 1997, and 1996 included in divisional equity in the combined statements of divisional equity is summarized as follows:

                                                            1998   1997   1996
                                                           -----  ----- ------
                                                              (Dollars in
                                                               millions)
VAI services and other charges............................ $26.5  $27.1 $ 25.9
Cash transfers, net.......................................  (9.8)   7.1  (28.0)
                                                           -----  ----- ------
  Net transfers (to) from VAI............................. $16.7  $34.2 $ (2.1)
                                                           =====  ===== ======

The Distribution Related Agreements provide that, from, and after the Distribution, VAI, VSEA, and the Company will indemnify each and their respective subsidiaries, directors, officers, employees and agents against all losses arising in connection with shared liabilities (including certain environmental and legal liabilities). All shared liabilities will be managed and administered by VAI and expenses and losses, net of proceeds and other receivables, will be borne one-third each by VAI, VSEA, and the Company; the Distribution Related Agreements also provide that the Company shall assume all Company liabilities, other than shared liabilities (including accounts payable, accrued payroll, and pension liabilities) in accordance with their terms.

Note 12. Industry and Geographic Segments

The Company operates in one industry segment: instrumentation, equipment and accessories for analytical, research, industrial, and scientific applications. Company products are used in biological and biochemical research; in independent test labs; in quality control and research in industries such as pharmaceuticals, foods, metals, chemicals, and petroleum; for environmental monitoring and analysis; in semiconductor and automotive manufacturing; in high-energy physics; in surface analysis, space research and petrochemical refining.

The Company operates various manufacturing and marketing operations outside the United States. Inter-business sales between geographic areas are accounted for at cost plus prevailing markups arrived at through negotiations between otherwise independent profit centers (Note 1).

No customer accounted for more than 10% of total sales in fiscal years 1998, 1997, and 1996.

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.

Included in the total of United States sales are export sales of $30 million in fiscal 1998, $36 million in fiscal 1997, and $32 million in fiscal 1996. Sales under prime contracts from the U.S. Government were approximately $7 million in fiscal 1998, $9 million in fiscal 1997, and $8 million in fiscal 1996.

                            Sales to     Intergeographic
                          Unaffiliated      Sales to                                 Pre-tax         Identifiable
                         Customers(/1/)    Affiliates           Total Sales          Earnings           Assets
                         -------------- -------------------  -------------------  ----------------  --------------
                         1998 1997 1996  1998   1997   1996   1998   1997   1996  1998  1997  1996  1998 1997 1996
                         ---- ---- ---- -----  -----  -----  -----  -----  -----  ----  ----  ----  ---- ---- ----
                                                      (Dollars in millions)
United States..........  $327 $325 $284 $ 116  $ 114  $ 109  $ 443  $ 439  $ 393  $ 39  $ 43  $ 32  $214 $193 $140
International..........   223  216  219   112     97     98    335    313    317    34    23    25   159  130  144
                         ---- ---- ---- -----  -----  -----  -----  -----  -----  ----  ----  ----  ---- ---- ----
 Total geographic
  segments.............   550  541  503   228    211    207    778    752    710    73    66    57   373  323  284
Eliminations, corporate
 & other...............     8    1    1  (228)  (211)  (207)  (220)  (210)  (206)  (34)  (39)  (46)   31   35   17
                         ---- ---- ---- -----  -----  -----  -----  -----  -----  ----  ----  ----  ---- ---- ----
 Total Company.........  $558 $542 $504 $  -   $  -   $  -   $ 558  $ 542  $ 504  $ 39  $ 27  $ 11  $404 $358 $301
                         ==== ==== ==== =====  =====  =====  =====  =====  =====  ====  ====  ====  ==== ==== ====

-------
(1) Includes sales to VAI and VSEA (Note 11).

Total sales is based on the location of the operation furnishing goods and services. International sales based on final destination of products sold are $261 million in fiscal 1998, $253 million in fiscal 1997, and $250 million in fiscal 1996.

Note 13. Quarterly Financial Data (Unaudited)

                                      1998                            1997
                         ------------------------------- -------------------------------
                           First  Second   Third  Fourth   First  Second   Third  Fourth
                         Quarter Quarter Quarter Quarter Quarter Quarter Quarter Quarter
                         ------- ------- ------- ------- ------- ------- ------- -------
                                 (Dollars in millions, except per share amounts)
Sales...................  $141.0  $141.0  $129.9  $145.9  $124.9  $134.9  $137.5  $144.6
                          ------  ------  ------  ------  ------  ------  ------  ------
Gross profit............    54.5    55.8    53.9    57.2    49.8    52.0    53.7    55.6
                          ------  ------  ------  ------  ------  ------  ------  ------
Net Earnings............     5.8     6.4     5.2     6.0     3.5     3.5     3.7     3.5
                          ======  ======  ======  ======  ======  ======  ======  ======
Pro forma net earnings
 per share..............  $ 0.19  $ 0.22  $ 0.17  $ 0.20  $ 0.12  $ 0.11  $ 0.13  $ 0.11
                          ======  ======  ======  ======  ======  ======  ======  ======

                      REPORT OF INDEPENDENT ACCOUNTANTS ON
                          FINANCIAL STATEMENT SCHEDULE

To the Board of Directors and Stockholders of Varian Associates, Inc.:

  Our report on the combined financial statements of the Instruments Business of Varian Associates, Inc. is included on page F-2 of this Form 10. In connection with our audits of such financial statements, we have also audited the related financial statement schedule listed in the index on page F-1 of this Form 10.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                       /s/  PricewaterhouseCoopers LLP
                                        ---------------------------------------
                                       PricewaterhouseCoopers LLP

San Jose, California
October 31, 1998

                                                                     SCHEDULE II

                INSTRUMENTS BUSINESS OF VARIAN ASSOCIATES, INC.
                       VALUATION AND QUALIFYING ACCOUNTS

                   for the fiscal years 1998, 1997, and 1996

                             (Dollars in Thousands)

                          Balance at Charged to                                        Balance atDeductions
                           Beginning  Costs and -------------------------------------      End of
Description                of Period   Expenses                    Description Amount      Period
-----------               ---------- ---------- ------------------------------ ------  ----------
ALLOWANCE FOR DOUBTFUL
 ACCOUNTS RECEIVABLE:
Fiscal Year Ended 1998..      $  321     $  295 Write-offs & Adjustments...... $  (97)     $  713
                              ======     ======                                ======      ======
Fiscal Year Ended 1997..      $  642     $  151 Write-offs & Adjustments...... $  472      $  321
                              ======     ======                                ======      ======
Fiscal Year Ended 1996..      $  652     $  601 Write-offs & Adjustments...... $  611      $  642
                              ======     ======                                ======      ======
ESTIMATED LIABILITY FOR
 PRODUCT WARRANTY:
Fiscal Year Ended 1998..      $7,173     $9,641 Actual Warranty Expenditures.. $9,206      $7,608
                              ======     ======                                ======      ======
Fiscal Year Ended 1997..      $5,688     $9,764 Actual Warranty Expenditures.. $8,279      $7,173
                              ======     ======                                ======      ======
Fiscal Year Ended 1996..      $4,919     $9,077 Actual Warranty Expenditures.. $8,308      $5,688
                              ======     ======                                ======      ======

                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       Varian, Inc.

                                                  /s/ Arthur W. Homan
                                       By______________________________________
                                        Name: Arthur W. Homan
                                        Title: Secretary

Date: February 12, 1999

                                 EXHIBIT INDEX

 Exhibit
 No.    Description
 ------------------
 2.1     Distribution Agreement among Varian Associates, Inc., Varian Semiconductor
         Equipment Associates, Inc. and Varian, Inc. dated as of January 14, 1999.
 3.1     Form of Restated Certificate of Incorporation of Varian, Inc. to be in
         effect upon the effectiveness of the Distribution.
 3.2     Form of By-Laws of Varian, Inc. to be in effect upon the effectiveness of the Distribution.
 4.1     Specimen Common Stock Certificate.*
 4.2     Form of Rights Agreement.*
 10.1    Form of Employee Benefits Allocation Agreement among Varian Associates,
         Inc., Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.2    Form of Intellectual Property Agreement among Varian Associates, Inc.,
         Varian Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.3    Form of Tax Sharing Agreement among Varian Associates, Inc., Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.4    Form of Transition Services Agreement among Varian Associates, Inc.,
         Varian
         Semiconductor Equipment Associates, Inc. and Varian, Inc.
 10.5    Form of Change in Control Agreement for CEO and Senior Executives.*
 10.6    Form of Indemnity Agreement with Directors and Executive Officers.*
 10.7    Varian, Inc. Omnibus Stock Plan.
 10.8    Varian, Inc. Management Incentive Plan.
 21      Subsidiaries of the Registrant.
 27      Financial Data Schedule.

-------
* To be filed by amendment.